ASSET PURCHASE AGREEMENT

among

GLOBAL SOFTWARE, INC.,

TIMELINE ACQUISITION LLC,

TIMELINE, INC.

and

WORKWISE SOFTWARE, INC.

effective as of

July 20, 2005
ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of July 20, 2005 by and among Global Software, Inc., a North Carolina corporation (“Global”), Timeline Acquisition LLC, a North Carolina limited liability company and wholly-owned subsidiary of Global (the “Buyer”), Timeline, Inc., a Washington corporation (“Timeline”) and WorkWise Software, Inc., a Delaware corporation (“WorkWise”). Global, the Buyer, Timeline and WorkWise are sometimes referred to collectively herein as the “Parties” and each individually as a “Party.”

Timeline and its subsidiaries engage in, among other things, the development, marketing, licensing, installation, supporting and maintaining of financial reporting, budgeting, and consolidations software, and event-based notification, application integration, and process automation software applications that streamline key business activities for workplace efficiency, including the Timeline® Analyst product line (including Analyst Reporting, Analyst Budgeting and Analyst Consolidation products) and related services (the “Acquired Analyst Business”), the Infinium product line and related services and the WorkWise® product line (including WorkWise® Business Alerts and WorkWise® Data Agent Server™ products) and related services (collectively (including the Acquired Analyst Business), the “Acquired Business”).

This Agreement contemplates two transactions in which Timeline and WorkWise will transfer to the Buyer the Acquired Business through the sale of certain assets, including all of the outstanding shares of Analyst Financials Limited, a United Kingdom private limited company and wholly-owned subsidiary of Timeline (the “UK Subsidiary”) and substantially all of the assets of Timeline and WorkWise other than certain patents and patent rights, and the license of certain rights with respect to such patents in exchange for the payment to Timeline of the consideration described herein. In consideration of the representations, warranties and covenants herein contained, the Parties agree as follows:

ARTICLE I
THE ACQUISITIONS

1.1.	First Acquisition.

(a) Purchase and Sale of UK Subsidiary. Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from Timeline, and Timeline shall sell, transfer, convey, assign and deliver to the Buyer, at the First Closing (as defined in Section 1.1(f)), in consideration of the payment by the Buyer of consideration as provided in Section 1.1(d), all of its rights, title and interest in and to the following:

(i) all of the issued shares in the capital of the UK Subsidiary and any other equity interests of the UK Subsidiary (the “Shares”);

(ii) to the extent not owned by the UK Subsidiary, all customer lists, customer contracts, goodwill, contracts and contract rights with regard to the UK Subsidiary’s customers, whether in the United States or overseas;

(iii) to the extent not owned by the UK Subsidiary, all customer lists, customer contracts, goodwill, contracts and contract rights with regard to all maintenance and support contracts related to the Infinium product line (the “Infinium Maintenance Contracts”);

(iv) that certain account receivable of Timeline from the UK Subsidiary with a current outstanding balance of £490,480.07; and

(v) all books and records related to the foregoing

(collectively, such shares and other assets, the “First Acquisition Acquired Assets”).

(b) Source Code License. Effective as of the First Closing, Timeline and the Buyer will enter into a Source Code License in the form attached hereto as Exhibit B (the “Source Code License”).

(c) Excluded Liabilities. Pursuant to that Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the “Timeline Assignment and Assumption Agreement”), effective as of or prior to the First Closing, UK Subsidiary shall assign, and Timeline shall assume and indemnifty the UK Subsidiary against all liabilities and obligations, whether direct or indirect and whether contingent or otherwise, of the UK Subsidiary accruing, occurring or arising on or prior to the First Closing Date other than the following:

(i) Ongoing obligations with respect to all prepaid maintenance fees paid to Timeline or the UK Subsidiary as of the First Closing with respect to the First Acquisition Acquired Assets, including the Infinium Maintenance Contracts (on or prior to the First Closing, Timeline or the UK Subsidiary will provide Buyer with a detailed list and amount of all such prepaid maintenance fees as of the First Closing);

(ii) Obligations arising after the date of the First Closing under that License for Use of Office Facilities at Centre 500 (the “UK Lease”) between the UK Subsidiary and Centre 500 Ltd (the “UK Landlord”);

(iii) Obligations with respect to accrued vacation time for the employees of the UK Subsidiary (the “UK Employees”) as of the First Closing;

(iv) Outstanding payables and other obligations in the amount of £73,686.99, as set forth on Schedule 1.1(c)(iv) (“Outstanding Payables”).

The liabilities and obligations described in (i) through (iv) above are referred to as the “Continuing UK Subsidiary Liabilities” and all other liabilities and obligations of the UK Subsidiary (whether direct or indirect, contingent or certain) accruing, occurring or arising on or prior to the First Closing Date are referred to as the “Excluded UK Subsidiary Liabilities.”

(d) Consideration. As consideration for the First Acquisition Acquired Assets, the Source Code License, and the covenants set forth in this Agreement (including the non-competition and non-solicitation provisions in Section 5 hereof), the Buyer shall:

(i) Pay, by wire or check as directed by Timeline, the sum of (A) $620,000, less (B) all amounts of principal and interest outstanding under that certain Secured Promissory Note issued by Timeline to Global, dated as of June 1, 2005 (the “Bridge Note)”, plus (C) £79,778.70 (the amount by which the U.K. Subsidiary’s cash, accounts receivable and deposits at Closing exceed the Outstanding Payables, as set forth on Schedule 1.1(c)(iv)), all as adjusted pursuant to Section 1.3 below (such cash payment, as so adjusted, the “First Acquisition Cash Consideration”); and

(ii) Issue to Timeline that promissory note in the form attached hereto as Exhibit D, having an initial principal amount of $480,000 (the “First Acquisition Note”), of which (a) $240,000, plus accrued and unpaid interest, shall be due and payable on the 18-month anniversary of the First Closing and (b) $240,000, plus accrued and unpaid interest, shall be due and payable on the 36-month anniversary of the First Closing, subject to reduction by $20,000 if Timeline exercise the Timeline Second Closing Extension Option (as defined below).

(e) Allocation of Purchase Price. The Parties agree to the allocation of purchase price for the First Acquisition Acquired Assets as indicated on Schedule 1.1(e) hereto.

(f) The Closing. The closing of the transactions contemplated by this Section 1.1 of this Agreement and the agreements and documents referred to in this Section 1.1 (the “First Closing”) shall take place at the offices of Global in Raleigh, North Carolina, by mail, courier and/or fax, commencing at 4:00 p.m. local time on July 15, 2005 or at such other date and time as may be agreed upon by Global and Timeline (the “First Closing Date”). At the First Closing:

(i) Timeline shall execute and deliver to the Buyer a bill of sale in the form attached hereto as Exhibit A-1 (the “First Acquisition Bill of Sale”), transfers of the Shares in favor of the Buyer, or a nominee specified by the Buyer for the purpose, in the form attached hereto as Exhibit A-2 (the “Share Transfers”), and such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the First Acquisition Acquired Assets;

(ii) Timeline shall deliver to the Buyer, or otherwise shall put the Buyer in possession and control of, all of the First Acquisition Acquired Assets of a tangible nature;

(iii) Timeline shall execute and deliver to the Buyer, and the Buyer shall execute and deliver to Timeline, the Source Code License;

(iv) The Buyer shall deliver to Timeline the First Acquisition Cash Consideration;

(v) The Buyer shall execute and deliver to Timeline the First Acquisition Note;

(vi) Global shall execute and deliver to Timeline the Guaranty in the form attached hereto as Exhibit E (the “Global First Acquisition Guaranty”);

(vii) Counsel to Timeline shall execute and deliver to the Buyer a legal opinion in form and substance reasonably acceptable to Buyer and Timeline (the “First Closing Legal Opinion”);

(viii) Timeline and the UK Subsidiary shall deliver to the Buyer, and the Buyer and Global shall deliver to Timeline, the various other certificates, instruments and documents referred to in Section 6.1;

(ix) Timeline shall deliver to the Buyer the share certificates representing the Shares, or affidavits of lost certificates;

(x) Timeline shall deliver to the Buyer the resignation of the officers and directors of the U.K. Subsidiary;

(xi) Timeline shall deliver to the Buyer all consents and waivers needed pursuant to the UK Subsidiary’s articles of association or otherwise for the valid sale of the Shares to the Buyer and the registration of the Buyer as the holder of the Shares in accordance with this Agreement;

(xii) Timeline shall deliver to the Buyer a power of attorney in favor of the Buyer in the form attached hereto (together with the form of share transfers) as Exhibit A-2, duly executed by Timeline as a deed;

(xiii) Timeline shall deliver to the Buyer validly adopted resolutions of itself as the sole shareholder and member of the UK Subsidiary approving the election of an additional director to the UK Subsidiary’s Board of Directors (the “Additional Timeline-Designated Director”), and waivers or consents necessary to allow the transfer of the Shares in a manner not in conflict with the articles of association or other governing documents of the UK Subsidiary;

(xiv) If required by Buyer, Timeline shall deliver to the Buyer a completed and executed Form 288A for the Additional Timeline-Designated Director;

(xv) Timeline shall deliver to the Buyer validly adopted resolutions of the directors of the UK Subsidiary approving the entering into of the Timeline Assignment and Assumption Agreement;

(xvi) That certain Security Agreement dated June 1, 2005 executed by Timeline in favor of Global shall be terminated, and the Bridge Note shall be cancelled, and Global shall authorize Timeline to take all necessary action to terminate the security interests granted thereby, including filing termination statements with the appropriate filing offices.

The First Acquisition Bill of Sale, the Share Transfers, the Source Code License, the First Acquisition Note, the Global First Acquisition Guaranty and any other documents executed or delivered by any Party pursuant to this Agreement in connection with the First Closing or in connection with the transactions contemplated by this Agreement with respect to the First Closing shall be referred to as the “First Acquisition Ancillary Documents.”

1.2.	Second Acquisition.

(a) Purchase and Sale of Assets. Upon and subject to the terms and conditions of this Agreement, the Buyer shall purchase from Timeline and WorkWise, and Timeline and WorkWise shall sell, transfer, convey, assign and deliver to the Buyer, at the Second Closing (as defined in Section 1.2(h)), in consideration of the assumption by the Buyer of certain liabilities as set forth in Section 1.2(d) and payment by the Buyer of consideration as provided in Section 1.2(f), all right, title and interest in and to the all assets of Timeline and WorkWise other than the “Second Acquisition Excluded Assets” (as defined below) (the “Second Acquisition Acquired Assets” and, collectively with the First Acquisition Acquired Assets, the “Acquired Assets”), including the following:

(i) The product known as “Analyst Financials” (also known as “Analyst Suite”), including all source code and object code, all prior versions, versions under development, documentation, including installation, implementation and help manuals and guides for users and programmers/developers, and all trademarks, trade names, service marks, copyrights and goodwill and other intellectual property, whether registered or not, associated therewith, whether in the United States or overseas (all of the foregoing, the “Software-Related Assets”) other than the “Excluded Assets” (as defined below);

(ii) The product known as “WorkWise” and all Software-Related Assets associated therewith, whether in the United States or overseas, other than the Excluded Assets;

(iii) all customer lists, customer contracts, goodwill, contracts and contract rights with regard to customers, whether in the United States or overseas (other than the Excluded Assets), including those contracts set forth on Schedule 1.2(a)(iii) attached hereto (the “Customer Contracts”), and all of Timeline’s and WorkWise’s right, title and interest in the names “WorkWise” and “Analyst Financials” and any trademarks or stylized marks derivative thereof;

(iv) the equipment, inventory, fixtures and capitalized software described on Schedule 1.2(a)(iv) attached hereto (other than the Excluded Assets);

(v) all goodwill and intangible property rights other than with respect to the Excluded Assets, including but not limited to inventions, discoveries, trade secrets, processes, formulas, know-how, trade names or any derivation thereof, trademarks, trademark registrations, applications for trademark registrations, copyrights, copyright registrations, including but not limited to the name “Timeline” (other than “Timeline, Inc.” and “TMLN”), and all trade name, trademark and “doing business as” rights thereto, and all licenses and other agreements to which Timeline or WorkWise is a party (as licensor or licensee) or by which Timeline or WorkWise is bound relating to any of the foregoing kinds of property or rights to any “know-how” or disclosure or use of ideas (to the extent such licenses or agreements are assignable);

(vi) the domain names www.timeline.com, www.analystfinancials.com, www.analyst-financials.com and www.workwise.com; and

(vii) all books and records related to the foregoing.

(b) Patent License. Effective as of the Second Closing, Timeline, WorkWise and the Buyer will enter into a License Agreement in the form attached hereto as Exhibit H (the “Patent License”).

(c) Excluded Assets. The foregoing notwithstanding, the Buyer shall not purchase from Timeline and WorkWise, and Timeline and WorkWise shall not transfer to the Buyer, Timeline’s or WorkWise’s right, title and interest in and to the following (the “Excluded Assets”):

(i) All cash and cash equivalent items on hand or on deposit as of the Second Closing (as defined below);

(ii) Timeline’s and WorkWise’s rights under this Agreement and the Ancillary Agreements, including any consideration delivered at the First Closing or Second Closing or rights to consideration to be delivered thereafter;

(iii) Timeline’s and WorkWise’s corporate and Tax records;

(iv) Life insurance policies and rights thereunder owned by Timeline or WorkWise at the time of the Second Closing;

(v) Timeline’s or WorkWise’s accounts receivables to the extent such accounts receivable arise out of goods sold, services performed and licenses provided by Timeline or WorkWise prior to the Second Closing (the “Excluded Receivables”);

(vi) Accounts receivable for maintenance services provided by Timeline or WorkWise whose due date is prior to the Second Closing Date;

(vii) Prepaid expenses, including any prepaid expenses relating to service or consulting work to the extent incurred prior to the Second Closing;

(viii) All rights with respect to all patents (including those listed on Schedule 1.2(c)(viii), patent applications and rights thereunder, including all license, royalty or other agreements related thereto, and all claims, rights, recoveries, choses in action and other rights (known or unknown, matured or unmatured, accrued or contingent), with respect thereto;

(ix) All permits, licenses and other authorizations relating to the Acquired Business to the extent they are not assignable or transferable (such as the “Gold Certified Partner” designation from Microsoft Corporation);

(x) The equipment and other items of personal property listed on Schedule 1.2(c)(x);

(xi) All rights to or claims for refunds, overpayments or rebates of any Taxes and other governmental charges for periods ending on or prior to the Second Closing Date; and

(xii) The domain name “www.TMLN.com”; and

(xiii) All books and records related to the foregoing and all books and records of Timeline and WorkWise that are not listed in Section 1.2(a)(vi) above.

(d) Assumption of Liabilities. Upon and subject to the terms and conditions of this Agreement, Timeline shall assign to the Buyer and the Buyer shall assume from Timeline, the following (the “Second Acquisition Assumed Liabilities” and, collectively with the Continuing UK Subsidiary Liabilities, the “Assumed Liabilities”):

(i) All liabilities and obligations arising after the Second Closing under all agreements and contracts included in the Acquired Assets, including, but not limited to, vendor agreements, leases for personal property, customer agreements and software licenses listed on the attached Schedule 1.2(a)(iii) other than liabilities caused by breach or violation thereof by Timeline;

(ii) Ongoing obligations with respect to all prepaid maintenance fees paid to Timeline or WorkWise as of the Second Closing (on or prior to the Second Closing, Timeline will provide Buyer with a detailed list and amount of all such prepaid maintenance fees as of the Second Closing), provided that the prepaid maintenance fees for which Timeline is assuming the obligations hereunder and for which the UK Subsidiary is retaining the obligations under Section 1.1(c)(i) shall not exceed, in the aggregate, $800,000;

(iii) Obligations arising after the date of the Second Closing under that Office Lease dated as of September 8, 1995, by and between Timeline and G&W Investment Partners, as amended by that Amendment of Lease Commencement Date dated as of June 27, 1996, that Amendment No. 1 of Exhibit “D” dated as of June 27, 1996, that Third Amendment to Lease dated as of March 9, 2000 by and between Timeline and MONY Life Insurance Company, that Fourth Amendment to Lease dated as of October 15, 2003 by and between Timeline and HAL Realty XII, Inc. (the “US Landlord”), that letter agreement dated as of January 25, 2005 by and between Timeline and JSH Properties, Inc. and that letter agreement dated as of June 13, 2005 by and between Timeline and JSH Properties, Inc. (such Office Lease as so amended and modified, the “US Lease”); and

(iv) obligations for accrued vacation for the Key US Employees (as defined below) as of the Second Closing.

(e) Hiring of Employees. The Buyer will offer employment to certain employees of Timeline set forth on Schedule 1.2(e) hereto (the “Key US Employees”) according to the Buyer’s standard offer letter. Other than obligations to the Key US Employees under the arrangements in the Key US Employee Offer Letters (as defined below) and for accrued vacation time pursuant to Section 1.2(d)(iv), the Buyer shall have no obligations to or with respect to any employees or consultants of Timeline or WorkWise.

(f) Consideration. As consideration for the Second Acquisition Acquired Assets, the Patent License and the covenants set forth in this Agreement (including the non-competition and non-solicitation provisions in Section 5 hereof), the Buyer shall :

(i) assume the Assumed Liabilities as set forth above;

(ii) Pay, by wire or check as directed by Timeline, the amount of $380,000, as adjusted pursuant to Section 1.3 below (the “Second Acquisition Cash Consideration”);

(iii) Issue to Timeline that promissory note in the form attached hereto as Exhibit I, having an initial principal amount of $520,000 (the “Second Acquisition Note” and, collectively with the First Acquisition Note, the “Buyer Notes”) of which (a) $260,000, plus accrued and unpaid interest, shall be due and payable on the 18-month anniversary of the Second Closing and (b) $260,000, plus accrued and unpaid interest, shall be due and payable on the 36-month anniversary of the Second Closing.

(g) Allocation of Purchase Price. The Parties agree to the allocation of purchase price paid for the Second Acquisition Acquired Assets as indicated on Schedule 1.2(g) hereto.

(h) The Closing. The closing of the transactions contemplated by this Section 1.2 of this Agreement and the agreements and documents referred to in this Section 1.2 (the “Second Closing,” and each of the First Closing and the Second Closing may be referred to as a “Closing”) shall take place at the offices of Global in Raleigh, North Carolina, by mail, courier and/or fax, commencing at 10:00 a.m. local time on August 31, 2005, unless Timeline has not then obtained the Requisite Shareholder Approval (as defined in Section 5.2(a) below), in which case, at Timeline’s option, the Second Closing shall commence at 10:00 a.m. local time on September 30, 2005 (the “Timeline Second Closing Extension Option” and the applicable date of the Second Closing, the “Second Closing Date,” and each of the First Closing Date and the Second Closing Date may be referred to as a “Closing Date”) or at such other date and time as may be agreed upon by Global and Timeline. At the Second Closing:

(i) Timeline and WorkWise shall execute and deliver to the Buyer a bill of sale in the form attached hereto as Exhibit G (the “Second Acquisition Bill of Sale”) and such other instruments of conveyance as the Buyer may reasonably request in order to effect the sale, transfer, conveyance and assignment to the Buyer of valid ownership of the Second Acquisition Acquired Assets;

(ii) Timeline and WorkWise shall deliver to the Buyer, or otherwise shall put the Buyer in possession and control of, all of the Second Acquisition Acquired Assets of a tangible nature;

(iii) Timeline and WorkWise shall execute and deliver to the Buyer, and Buyer shall execute and deliver to Timeline and WorkWise, the Patent License;

(iv) The Buyer shall deliver to Timeline the Second Acquisition Cash Consideration;

(v) The Buyer shall execute and deliver to Timeline the Second Acquisition Note;

(vi) Global shall execute and deliver to Timeline the Guaranty in the form attached hereto as Exhibit I (the “Global Second Acquisition Guaranty” and, collectively with the Global First Acquisition Guaranty, the “Global Guaranties”);

(vii) The Key US Employees will execute and deliver to Global the offer letters for their employment by Global or the Buyer (the “Key US Employee Offer Letters”);

(viii) Counsel to Timeline shall execute and deliver to the Buyer a legal opinion in form and substance reasonably acceptable to Buyer and Timeline (the “Second Closing Legal Opinion”); and

(ix) Timeline and WorkWise shall deliver to the Buyer, and the Buyer and Global shall deliver to Timeline, the various other certificates, instruments and documents referred to in Section 6.2.

The Second Acquisition Bill of Sale, the Patent License, the Second Acquisition Note, the Global Second Acquisition Guaranty, the Key US Employee Offer Letters and any other documents executed or delivered by any Party pursuant to this Agreement in connection with the Second Closing or in connection with the transactions contemplated by this Agreement with respect to the Second Closing shall be referred to as the “Second Acquisition Ancillary Documents,” and the First Acquisition Ancillary Documents and the Second Acquisition Ancillary Documents may be referred to collectively as “Ancillary Documents.”

1.3. Apportionment; Other Adjustments.

(a) Apportionment.

(i) The consideration set forth in Section 1.1(d)(i) with respect to the First Closing and Section 1.2(f)(ii) with respect to the Second Closing shall be subject to further adjustment as set forth in this Section 1.3. In the event that any of the adjustments provided for in this Section 1.3 cannot be calculated as of the applicable Closing Date, the appropriate payment shall be made by the Buyer or Timeline, as the case may be, to the other as promptly following the applicable Closing Date as is practicable and, if further payments hereunder shall be owing from the Buyer to Timeline and at the time of such payment, Timeline has not yet paid any such adjustment, the Buyer may reduce such further payment by the amount of outstanding adjustments hereunder or under the Buyer Notes, which shall constitute payment by Timeline of such adjustments.

(ii) For each contract constituting Assumed Liabilities (including leases of equipment and insurance policies) for which rent or other payments have been made in advance by Timeline covering a payment period that includes time after the applicable Closing Date, the consideration with respect to the applicable Closing shall be increased by the amount determined by multiplying such advance payment by a fraction, the numerator of which is the number of days remaining in the payment period after the applicable Closing Date and the denominator of which is the total number of days in the payment period.

(iii) For each contract constituting Assumed Liabilities (including leases of equipment and insurance policies) for which rent or other payments are to be made in arrears by the Buyer covering a payment period that includes time on or before the applicable Closing Date, the consideration with respect to the applicable Closing shall be decreased by the amount determined by multiplying such payment by a fraction, the numerator of which is the number of days in the payment period through and including the applicable Closing Date and the denominator of which is the total number of days in the payment period.

(iv) For each Tax payable by the UK Subsidiary with respect to any period that includes time on or before the First Closing Date and time following the First Closing Date (including, by way of example, VAT, income, sales or use taxes), to the extent that any such Tax exceeds the amount accrued therefor on Schedule 1.1(c)(iv), Timeline shall reimburse the Buyer to the extent Taxes paid by the UK Subsidiary for such period arise out of income or sales prior to the First Closing Date. To the extent that Timeline has not yet so reimbursed the Buyer, the Buyer shall be entitled to set off such amounts against the Second Acquisition Cash Consideration or the Buyer Notes, and such set off shall constitute payment thereunder by the Buyer to the extent of the amount so set off. In the event that the amount of such Taxes arising out of income or sales prior to the First Closing Date does not exceed the amounts accrued therefor on Schedule 1.1(c)(iv), Buyer will reimburse Timeline the additional amount so accrued.

(v) With respect to assets of Timeline or WorkWise being transferred which are subject to ad valorem, property or similar taxes, to the extent that the Buyer pays ad valorem taxes with respect to such assets, Timeline shall reimburse the Buyer for its portion of such ad valorem taxes determined by dividing the number of days between the most recent “tax date” for such ad valorem taxes and the applicable Closing Date (inclusive of the applicable Closing Date) by 365. To the extent that Timeline has not yet reimbursed the Buyer for such taxes, the Buyer shall be entitled to set off such amounts against the Second Acquisition Cash Consideration or the Buyer Notes, and such set off shall constitute payment thereunder by the Buyer to the extent of the amount so set off.

(vi) If the consideration for a Closing is adjusted pursuant to this Section 1.3, the allocation of the consideration among the Acquired Assets as set forth in Schedule 1.1(f) or Schedule 1.2(g), as applicable, shall be appropriately modified to reflect such adjustment.

(b) Transfer Tax Matters.

(i) The Buyer and Timeline shall each bear half of the actual amount of the documentary or stamp tax payable in the United Kingdom as a result of the transfer of Shares. The Parties shall prepare a good faith estimate of the full amount of such tax, based upon the allocation set forth on Schedule 1.1(f), and the consideration payable under Section 1.1(d)(i) shall be increased by half of such good faith estimate. If the actual amount of the tax is less than such estimate, Timeline shall promptly deliver to the Buyer half of the difference between the actual tax and the estimated tax. If the actual amount of the tax is more than such estimate, the Buyer shall promptly deliver to Timeline half of the difference between the actual tax and the estimated tax. The Buyer shall be responsible for timely payment of such tax to the proper authorities, and to the extent that the Buyer fails to make such payment, Timeline may make such payment, together with any penalties or fees, and the Buyer shall promptly reimburse Timeline for such payments, provided, that, Timeline shall provide the Buyer with evidence of payment of such taxes (and penalties or fees).

(ii) The Buyer and Timeline shall each bear half of the actual amount of the transfer tax payable in the State of Washington a result of the transfer of the Acquired Assets hereunder. The parties shall prepare a good faith estimate of the full amount of such tax for each Closing, based upon the allocation set forth on Schedule 1.1(f) or Schedule 1.2(g), as applicable, and the consideration payable under Section 1.1(d)(i) or Section 1.2(f)(ii), as applicable, shall be increased by half of such good faith estimate. If the actual amount of the tax is less than such estimate, Timeline shall promptly deliver to the Buyer half of the difference between the actual tax and the estimated tax. If the actual amount of the tax is more than such estimate, the Buyer shall promptly deliver to Timeline half of the difference between the actual tax and the estimated tax. Timeline shall be responsible for timely payment of such tax to the proper authorities, and to the extent that Timeline fails to make such payment, the Buyer may make such payment, together with any penalties or fees, and may set such amount off against any payment to be made by the Buyer to Timeline hereunder or under any Buyer Note, provided, that, the Buyer shall provide Timeline with evidence of payment of such taxes (and penalties or fees).

(c) UK Accounts Receivable. To the extent that the UK Subsidiary, using commercially reasonable efforts to collect such accounts receivable, is unable to collect the accounts receivable included in the calculations set forth on Schedule 1.1(c)(iv) (after giving effect to the bad debt reserve set forth on such Schedule) (the “UK Accounts Receivable”), within 120 days following the First Closing Date, then Timeline shall pay to the Buyer an amount equal to the amount that the UK Accounts Receivable set forth on Schedule 1.1(c)(iv) exceed the amount actually collected with regard to such accounts receivable. Timeline shall pay such amounts within ten (10) days of notice by the Buyer that such UK Accounts Receivable were not fully collected. Thereafter, if any of such UK Accounts Receivable for which the Buyer has been paid by Timeline are collected, the Buyer shall promptly pay an amount to Timeline equal to the amount of any such accounts receivable collected. In the event that the actual amount of uncollectible UK Accounts Receivable is less than the bad debt reserve set forth on Schedule 1.1(c)(iv), Buyer shall reimburse Timeline the amount of such difference.

(d) Allocation of Risk of Liability for Certain Matters. Timeline shall reimburse the Buyer for all any and all claims, loss, liability, damages, costs or expense (including reasonable attorneys’ and accountants’ fees, costs and expenses) of any kind or nature whatsoever to Global, the Buyer or the UK Subsidiary with respect to or arising out of: (i) the employment of, appointment as an officer or director of the UK Subsidiary of, or the termination, removal or resignation of, any officer or director of the UK Subsidiary prior to the First Closing, including the failure of Timeline or, prior to the First Closing, the UK Subsidiary to fulfill any legal or contractual obligations or requirements in connection with, or upon, such termination, removal or resignation other than as accrued and set forth on Schedule 1.1(c)(iv) or (ii) the audit of the UK Subsidiary prior to the First Closing and assessments, penalties, fines or taxes assessed as a result thereof.

1.4. Further Assurances. At any time and from time to time after the First Closing, at the request of another Party and without further consideration, each Party shall execute and deliver such other instruments of sale, transfer, conveyance and assignment or assumption and take such action as another Party may reasonably determine is necessary to carry out the intent of this Agreement.

2.	REPRESENTATIONS OF TIMELINE WITH RESPECT TO THE FIRST CLOSING

Timeline represents and warrants to the Buyer and Global that the following representations and warranties are true and correct as of the date hereof except as set forth in the Disclosure Schedule attached hereto and incorporated herein by reference:

2.1. Organization.

(a) Timeline is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to execute and deliver this Agreement and the First Acquisition Ancillary Documents, and to consummate the transactions contemplated hereby and thereby.

(b) The UK Subsidiary is a private limited company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to execute and deliver the Timeline Assignment and Assumption Agreement and to consummate the transactions contemplated thereby.

2.2. Authorization; Title.

(a) The execution and delivery by Timeline of this Agreement and the First Acquisition Ancillary Documents, and the consummation by Timeline of the transactions contemplated by Section 1.1 of this Agreement and the agreements referenced therein, have been duly authorized by all necessary corporate action on the part of Timeline including approval of its directors. This Agreement and the First Acquisition Ancillary Documents to which Timeline is contemplated to be a party, when executed and delivered by Timeline constitute, or will constitute, the valid and binding obligations of Timeline, enforceable against it in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws generally affecting the enforcement of creditors’ rights, or by principles of equity. Timeline holds of record and owns legally and beneficially all of the First Acquisition Acquired Assets free and clear of any mortgages, charges, pledges, options, liens or contractual restrictions or limitations or other third party rights, interests or claims, encumbrances or security interests of any kind (“Encumbrances”) whatsoever, other than liens in favor of Global and any statutory landlord liens under UK law. At the First Closing, upon the payment of the First Closing Cash Consideration and the issuance and delivery of the First Closing Note, Timeline shall convey to the Buyer good, valid and marketable legal and beneficial title to the First Acquisition Acquired Assets, including all issued shares and other equity interests in the UK Subsidiary, free and clear of all Encumbrances whatsoever. Other than the shares of the stock of the UK Subsidiary being transferred by Timeline to the Buyer pursuant to this Agreement, there are no other outstanding shares and there are no securities, rights, agreements, obligations or other instruments which are directly or indirectly exercisable, exchangeable or convertible for or into shares or other equity rights with respect to the UK Subsidiary.

(b) The execution and delivery by the UK Subsidiary of the Timeline Assignment and Assumption Agreement and the consummation by the UK Subsidiary of the transactions contemplated thereby, have been duly authorized by all necessary corporate action on the part of the UK Subsidiary including approval of its directors and shareholders. The Timeline Assignment and Assumption Agreement, when executed and delivered by the UK Subsidiary constitutes, or will constitute, the valid and binding obligations of the UK Subsidiary, enforceable against it in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws generally affecting the enforcement of creditors’ rights, or by principles of equity.

2.3. Noncontravention.

(a) The execution and delivery by Timeline of this Agreement and the First Acquisition Ancillary Documents and the consummation by it of the transactions contemplated by Section 1.1 of this Agreement will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to Timeline; (b) violate the provisions of the charter or bylaws of Timeline; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Timeline; or (d) result in the breach of, or constitute a default under, any agreement or instrument to which Timeline is a party that would materially adversely affect its ability to perform its obligations hereunder.

(b) The execution and delivery by the UK Subsidiary of the Timeline Assignment and Assumption Agreement and the consummation by it of the transactions contemplated thereby will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to the UK Subsidiary; (b) violate the provisions of the articles or memorandum of association of the UK Subsidiary; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the UK Subsidiary; or (d) result in the breach of, or constitute a default under, any agreement or instrument to which the UK Subsidiary is a party that would materially adversely affect its ability to perform its obligations hereunder.

2.4. Governmental Consents.

(a) No consent, permit, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (each of the foregoing is hereafter referred to as a “Governmental Entity”) is required on the part of Timeline in connection with the execution and delivery of this Agreement or the First Acquisition Ancillary Documents, the sale and delivery of the First Acquisition Acquired Assets, or the consummation of the transactions to be consummated at the First Closing, as contemplated by this Agreement and the First Acquisition Ancillary Documents.

(b) No consent, permit, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the UK Subsidiary in connection with the execution and delivery of the Timeline Assignment and Assumption Agreement or the consummation of the transactions contemplated thereby.

2.5. Ownership of the UK Subsidiary; Voting Rights; Subsidiaries. Section 2.5 of the Disclosure Schedule sets forth the total number of shares in the authorized capital stock of each series or class of the UK Subsidiary’s shares, the total number of such shares that are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of the UK Subsidiary as so set forth (i) have been duly authorized and validly issued in accordance with all applicable governmental requirements and the UK Subsidiary’s governing documents and (ii) are fully paid and nonassessable. The UK Subsidiary has not issued or sold any of its shares in breach or violation of any applicable statutory or contractual preemptive rights, or any other rights of any kind (including any rights of first offer or refusal), of any individual, corporation, partnership, limited liability company, trust, association or any other entity or organization (a “Person”). No Person has, other than solely by reason of that Person’s right, if any, to exercise voting rights in respect of shares in the capital stock of the UK Subsidiary such Person holds (to the extent those shares afford the holder thereof any voting rights), any right to vote on any matter with the shareholders of the UK Subsidiary. The UK Subsidiary owns no subsidiary corporations, nor does the UK Subsidiary own, directly or indirectly, any equity or other ownership interest in any Person. The UK Subsidiary is not subject to any obligation or requirement to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any Person.

2.6. Financial Statements; Disclosure.

(a) The financial statements (including in each case the related notes) included by Timeline in its most recently filed report on 10-KSB (the “Financial Statements”) present fairly, in all material respects, the financial position of Timeline, the UK Subsidiary and WorkWise, on a consolidated basis, at the respective dates of the balance sheets included therein and the results of operations and accumulated earnings or deficit and cash flows of Timeline, the UK Subsidiary and WorkWise, on a consolidated basis, for the respective periods set forth therein and have been prepared in accordance with GAAP. As of the date of each balance sheet those financial statements include, Timeline, the UK Subsidiary and WorkWise did not then have any outstanding indebtedness to any Person or any liabilities or obligations of any kind (including contingent obligations, tax assessments or unusual forward or long term commitments), or any unrealized or anticipated loss, which in the aggregate then were material to Timeline and its subsidiaries (or material to the UK Subsidiary) or otherwise required to be reflected on that balance sheet or in the notes related thereto in order to present fairly the financial positions of Timeline, the UK Subsidiary and WorkWise on a consolidated basis which were not so reflected. Since March 31, 2005 (the “Current Balance Sheet Date”) and except as set forth in the Disclosure Schedules to this Agreement, no change has occurred in the business, operations, properties or other assets, liabilities, prospects, condition (financial or other) or results of operations of Timeline, WorkWise or the UK Subsidiary that could reasonably be expected, either alone or together with all other such changes, to have a material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of the UK Subsidiary, the Acquired Analyst Business or the Infinium Maintenance Contracts (a “First Acquisition Material Adverse Change”).

(b) The balance sheet for the UK Subsidiary attached hereto as Schedule 2.6(b) (the “Stand-Alone Balance Sheet”) presents fairly in all material respects the financial position of the UK Subsidiary as of July 15, 2005. The UK Subsidiary does not have any outstanding indebtedness to any Person or any liabilities or obligations of any kind (including contingent obligations, tax assessments or unusual forward or long term commitments), or any unrealized or anticipated loss, which in the aggregate is material to the UK Subsidiary or would otherwise be required to be reflected on the Stand-Alone Balance Sheet in order to present fairly the financial position of the UK Subsidiary.

2.7. Liabilities and Obligations. Section 2.7 of the Disclosure Schedule lists or describes all present liabilities, of every kind, character and description and whether accrued, absolute, fixed, contingent or otherwise, of the UK Subsidiary which (i) individually exceed or reasonably could be expected to exceed $2,500 and (ii) (A) had been incurred prior to the Current Balance Sheet Date, but are not reflected on the balance sheet dated March 31, 2005 (the “Balance Sheet”), or (B) were incurred after the Current Balance Sheet Date. That section of the Disclosure Schedule also lists and describes: (i) each of the UK Subsidiary’s outstanding secured and unsecured guaranties not constituting its indebtedness and, for each of those guaranties, whether any stockholder or affiliate of any stockholder is a Person whose obligation is covered by that guaranty, and (ii) for each of the items listed under clause (i) of this sentence, (A) if that item is secured by any property or other asset of the UK Subsidiary or any asset of Timeline constituting a First Acquisition Acquired Asset, the nature of that security, and (B) if that item is covered in whole or in part by a guaranty of any stockholder or any affiliate of any stockholder, the name of the guarantor. The UK Subsidiary has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise) except for (i) those reflected or reserved against in the Stand-Alone Balance Sheet (including the notes thereto) and not previously paid or discharged, (ii) current liabilities incurred in the ordinary course of business since the Current Balance Sheet Date and not previously paid or discharged, (iii) expenses incurred in connection with the transactions contemplated by this Agreement or other agreements that do not have liabilities potentially in excess of $2,500 in the aggregate and were entered into by the UK Subsidiary in the ordinary course of its business, consistent with its past practices.

2.8. Absence of Changes. Since the Current Balance Sheet Date, except as Section 2.8 of the Disclosure Schedule sets forth, none of the following has occurred through the date hereof:

(a) to the knowledge of Timeline or the UK Subsidiary, any circumstance, condition, event or state of facts (either singly or in the aggregate), other than conditions affecting the industry or economy generally, which has caused or is likely to cause a First Acquisition Material Adverse Change;

(b) any change in its authorized or issued share capital of the UK Subsidiary;

(c) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, that will have a First Acquisition Material Adverse Change following the First Closing Date;

(d) any distribution, sale or transfer of, or any commitment to distribute, sell or transfer, any of its properties or other assets of any kind which singly is or in the aggregate are material to the UK Subsidiary, the Acquired Analyst Business or the Infinium Maintenance Contracts, other than: (i) the transfer of the First Acquisition Acquired Assets and the Excluded UK Subsidiary Assets pursuant to this Agreement and (ii) distributions, sales or transfers in the ordinary course of its business and consistent with its past practices to Persons other than the stockholders and their affiliates;

(e) any waiver of any of Timeline’s or the UK Subsidiary’s rights or claims that singly is or in the aggregate are material to the UK Subsidiary, the Acquired Analyst Business or the Infinium Maintenance Contracts;

(f) to Timeline’s or the UK Subsidiary’s knowledge, any development with respect to a customer of the UK Subsidiary or the Acquired Analyst Business or under the Infinium Maintenance Contracts which could involve significant cost overruns, a claim against the UK Subsidiary, the Buyer or Global or threatened cancellation by a customer;

(g) any material change in the terms of payment by the UK Subsidiary’s customers for any products or services the UK Subsidiary sells, or change in the terms of payment by Timeline’s customers with respect to the Acquired Analyst Business or the Infinium Maintenance Contracts, the effect of which is to enable the UK Subsidiary or Timeline to collect revenues for any period ending on or before the First Closing Date which, but for that change, the Buyer would collect after the First Closing Date;

(h) any material change in the UK Subsidiary’s practices, not in the ordinary course of business, with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties or any material change in Timeline’s practices, not in the ordinary course of business with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties to the extent such changes relate to the Acquired Analyst Business or the Infinium Maintenance Contracts;

(i) any material change in the UK Subsidiary’s methods of management, operation or accounting that in the aggregate are material to the UK Subsidiary;

(j) any cancellation or termination of a material agreement of the UK Subsidiary or a material agreement of Timeline relating to the Acquired Analyst Business or the Infinium Maintenance Contracts;

(k) any material transaction by the UK Subsidiary, or by Timeline with respect to the Acquired Analyst Business or the Infinium Maintenance Contracts, outside the ordinary course of its business or not consistent with its past practices (other than the transactions to be effected by this Agreement); or

(l) any material change in insurance coverage or insurance policy limits.

2.9. Material Contracts. All of the “Material Contracts” (as defined in this Section 2.9 below) are listed in Section 2.9 of the Disclosure Schedule. With respect to each Material Contract, and except as listed in Section 2.9 of the Disclosure Schedule: (a) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to the UK Subsidiary and, to the UK Subsidiary’s knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (b) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the First Closing in accordance with its terms as in effect prior to the First Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (c) neither the UK Subsidiary nor, to the UK Subsidiary’s knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by the UK Subsidiary or, to the UK Subsidiary’s knowledge, by any such other party, or permit termination, modification or acceleration, or a right to a refund, rebate, discount or a material reimbursement by such other party under such Material Contract. The UK Subsidiary is not a party to any oral contract, agreement or other arrangement. With respect to Section 2 of this Agreement, “Material Contract” means any contract, agreement or commitment: (a) to which the UK Subsidiary is a party (i) for the sale or license of, or maintenance services in connection with, its products or services, (ii) with expected receipts or expenditures in excess of $2,500; (iii) required to be listed on the Disclosure Schedule pursuant to Section 2.15 or 2.16 below; (iv) requiring the UK Subsidiary to indemnify any Person; (v) granting any exclusive rights to any party; (vi) evidencing indebtedness for borrowed or loaned money of $2,500 or more, including guarantees of such indebtedness; or (vii) that could reasonably be expected to have a First Acquisition Material Adverse Change if breached by the UK Subsidiary or Timeline in such a manner as would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time); (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from the UK Subsidiary; or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under such Material Contract; (b) which is an Infinium Maintenance Contract.

2.10. No Defaults. To the best of Timeline’s and the UK Subsidiary’s knowledge, no condition or state of facts exists, or, with the giving of notice or the lapse of time or both, would exist, which entitles any party to any contracts or agreements constituting First Acquisition Acquired Assets or to which the UK Subsidiary is a party or to which its property or the Acquired Analyst Business is subject, to accelerate the maturity, or require a mandatory prepayment, of any obligations thereunder, or gives such other party the right to terminate or declare a default, breach or violation of such contract or agreement, or to charge any fee, charge, penalty or other cost in excess of the regularly scheduled payments clearly set out therein; and the transfer, assignment or assumption of such contract or agreement as contemplated herein would not entitle any such party to any such right.

2.11. Accounts Receivable. Subject to any reserves set forth therein, the accounts receivable shown or reflected on the Stand-Alone Balance Sheet are valid and genuine, have arisen solely out of bona fide sales and deliveries of goods, performance of services, and other business transactions in the ordinary course of business consistent with past practices in each case with persons other than affiliates, are not subject to any prior assignment, lien or security interest, and are not subject to valid defenses, set-offs or counter-claims. The accounts receivable are collectible in accordance with their terms at their recorded amounts, subject only to the reserve for doubtful accounts on the Stand-Alone Balance Sheet.

2.12. Customers and Suppliers. As of the date hereof, no customer that individually accounted for more than 5% of the UK Subsidiary’s gross revenues during the 12-month period preceding the date hereof and no supplier of the UK Subsidiary that individually accounted for more than 5% of the UK Subsidiary’s purchases during the 12-month period preceding the date hereof has canceled or, to the UK Subsidiary’s knowledge, otherwise terminated or made any written threat to the UK Subsidiary to cancel or otherwise terminate its relationship with the UK Subsidiary or has at any time on or after the Current Balance Sheet Date, decreased materially its services or supplies to the UK Subsidiary in the case of any such supplier, or its usage of the services or products of the UK Subsidiary in the case of such customer, and to the UK Subsidiary’s knowledge no such supplier or customer has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with the UK Subsidiary or to decrease materially its services or supplies to the UK Subsidiary or its usage of the services or products of the UK Subsidiary, as the case may be. The UK Subsidiary has not knowingly breached, so as to provide a benefit to the UK Subsidiary that was not intended by the Parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of the UK Subsidiary.

2.13. Real Properties.

(a) Timeline has provided the Buyer with true, correct and complete copies of the lease agreements, and all amendments, modifications and waivers thereto or thereunder, with respect to the UK Lease. The UK Lease is in full force and effect and neither Timeline nor the UK Subsidiary has received notice and are not otherwise aware of any claim by the UK Landlord under the UK Lease or its agent that the UK Subsidiary is in violation of the UK Lease. The UK Subsidiary is not a party to, or subject to, any other lease or license with respect to real property or real property interests other than the UK Lease. There is no damage to the property subject to the UK Lease or maintenance to be performed on such property for which the UK Landlord may charge the UK Subsidiary upon termination of the UK Lease or otherwise (ordinary wear and tear excepted).

(b) The fixed assets of the UK Subsidiary that are affixed to real property are affixed only to the property covered by the UK Lease and are adequate for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

2.14. Other Tangible Assets.

(a) Except as Section 2.14 of the Disclosure Schedule sets forth, and except for equipment held for use as sources of spare parts, to the best of Timeline’s and the UK Subsidiary’s knowledge, all of the UK Subsidiary’s property, plant and equipment are in good working order and condition, ordinary wear and tear excepted, and adequate (i) for the purposes for which they presently are being used or held for use and (ii) to maintain the types and levels of products and services the UK Subsidiary presently provides and anticipates providing during the year ending December 31, 2005.

(b) In each case, free and clear of all liens, the UK Subsidiary has good and valid title to, or holds under a lease that is valid and binding on the lessor party thereto, all tangible personal properties and assets that individually or in the aggregate are material to the UK Subsidiary’s business and the UK Subsidiary has not entered into any lease agreement for personal property, or committed to enter into any such lease agreement, since the Current Balance Sheet Date.

2.15. Intellectual Property Rights.

(a) The UK Subsidiary has sufficient title and ownership of or is licensed under all patents, trademarks, service marks, trade names, copyrights, and all registrations and applications for registration of any of the foregoing (such registrations and applications for registration being listed on Section 2.15 of the Disclosure Schedule), and all trade secrets, information, inventions, computer programs owned or licensed by the UK Subsidiary, documentation, proprietary rights and processes (collectively, the “UK Subsidiary Intellectual Property”) necessary for its business as now conducted without any conflict with and without infringement of the rights of others. Except as listed on Section 2.15 of the Disclosure Schedule, there are no outstanding options, licenses or agreements relating to the foregoing nor is the UK Subsidiary bound by or a party to any options, licenses or agreements with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights or processes of any other person or entity. The UK Subsidiary has not received any written communications alleging that it has violated or, by conducting its business as currently conducted, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The UK Subsidiary does not believe it is or will be necessary to use any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by the UK Subsidiary (unless under an agreement providing ownership of such invention to the UK Subsidiary).

(b) Timeline has sufficient title and ownership of or is licensed under all patents, trademarks, service marks, trade names, copyrights, and all registrations and applications for registration of any of the foregoing (such registrations and applications for registration being listed on Section 2.15 of the Disclosure Schedule), and all trade secrets, information, inventions, computer programs owned or licensed by Timeline, documentation, proprietary rights and processes necessary for the Acquired Analyst Business as now conducted and to provide services under the Infinium Maintenance Contracts without any conflict with and without infringement of the rights of others (other than the UK Subsidiary). Except as listed on Section 2.15 of the Disclosure Schedule, there are no outstanding options, licenses or agreements relating to the foregoing nor is Timeline bound by or a party to any options, licenses or agreements with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights or processes of any other person or entity as the foregoing relates to the Acquired Analyst Business or the Infinium Maintenance Contracts. Timeline has not received any written communications alleging that it has violated or, by conducting the Acquired Analyst Business as currently conducted or by licensing or selling the products or services related to the Infinium Maintenance Contracts, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. Timeline does not believe it is or will be necessary for the conducting of the Acquired Analyst Business or sell or license the products and services related to the Infinium Maintenance Contracts to use any inventions of any of its employees (or people it currently intends to hire) made prior to their employment by Timeline (unless under an agreement providing ownership of such invention to Timeline).

(c) The First Acquisition Acquired Assets and the rights licensed to the Buyer under the Source Code License will be sufficient to allow the Buyer to conduct the business of the UK Subsidiary in accordance with its past practices, to provide services under the Infinium Maintenance Contracts and fulfill its obligations under the First Acquisition Assumed Liabilities without violating or infringing any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

2.16. Software and Hardware.

(a) Section 2.16 of the Disclosure Schedule sets forth a true and complete list of all software owned by or licensed to the UK Subsidiary in connection with the business of the UK Subsidiary other than off-the-shelf software acquired for less than $1,000 per user license (the “UK Software”). The UK Subsidiary has all technical and descriptive materials for the UK Software as is necessary to run its business in accordance with its historical practices, except as would not have a First Acquisition Material Adverse Change.

(b) The use of the UK Software by the UK Subsidiary as it has conducted its business for the prior twelve months does not breach any terms of any contract or agreement to which the UK Subsidiary is a party. The UK Subsidiary either owns or has been granted under license agreements relating to the UK Software (the “UK License Agreements”) valid and subsisting rights with respect to all software comprising the UK Software. The UK Subsidiary is in compliance with each of the terms and conditions of each of the UK License Agreements except to the extent failure to so comply, individually or in the aggregate, would not have a First Acquisition Material Adverse Change. In the case of any commercially available “shrink-wrap” software programs (such as Microsoft Office), the UK Subsidiary has not made and is not using any unauthorized copies of any such software programs and, to the knowledge of the UK Subsidiary, none of the employees, agents or representatives of the UK Subsidiary have made or are using any such unauthorized copies in the conduct of the UK Subsidiary’s business, except as would not have a First Acquisition Material Adverse Change.

(c) The UK Software and the related computer hardware used by in its operations (the “UK Hardware”) are adequate in all material respects, when taken together with the other assets, resources and personnel of the UK Subsidiary, to run the business of the UK Subsidiary in the same manner as such business has been operated for the prior twelve months. The Disclosure Schedule contains a summary description of any unusual problems experienced by the UK Subsidiary in the past twelve months with respect to the UK Software or the UK Hardware that would result in an adverse effect on the UK Subsidiary.

(d) Proprietary Information; Noncompetition Covenants. The UK Subsidiary has done nothing to materially compromise the secrecy, confidentiality or value of any of its trade secrets, know-how, inventions, prototypes, designs, processes or technical data required to conduct its business as now conducted. The UK Subsidiary has taken in the past reasonable security measures to protect the secrecy, confidentiality and value of all its trade secrets, know-how, inventions, prototypes, designs, processes, and technical data important to the conduct of its business. To the UK Subsidiary’s knowledge, no current or former employee or consultant has any rights to any of the UK Subsidiary Intellectual Property (except with respect to in-licensed components of such products set forth in Section 2.24 of the Disclosure Schedule) and including any rights to use, license, market or sale such UK Subsidiary Intellectual Property and any rights to receive royalties, license fees or other payments upon the UK Subsidiary’s use, sale or license thereof.

2.17. Employee Matters. Section 2.17 of the Disclosure Schedule contains a complete list of all employees of the UK Subsidiary as of the date of this Agreement, including their title, full-time or part-time status, current annual compensation, bonuses, severance terms, and any accrued benefits (such as accrued vacation, sick or other leave or personal benefits time, and the full amount of potential monetary compensation payable therefor). The UK Subsidiary is in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws, except as would not have a First Acquisition Material Adverse Change. There are no proceedings pending or, to the UK Subsidiary’s knowledge, reasonably expected or threatened, between the UK Subsidiary, on the one hand, and any or all of its current or former employees, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. There are no claims pending, or, to the UK Subsidiary’s knowledge, reasonably expected or threatened, against the UK Subsidiary under any workers’ compensation or long-term disability plan or policy. The UK Subsidiary has no material unsatisfied obligations to any employees, former employees, or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing health care coverage extension or continuation. The UK Subsidiary is not a party to any collective bargaining agreement or other labor union contract, nor does the UK Subsidiary know of any activities or proceedings of any labor union to organize its employees. The UK Subsidiary has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

2.18. Employee Benefit Plans.

(a) Section 2.18 of the Disclosure Schedule contains a complete and accurate list of each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, loans, severance, separation, relocation, repatriation, expatriation, visas, work permits, termination pay, performance awards, bonus, incentive, stock option, stock purchase, stock bonus, phantom stock, stock appreciation right, supplemental retirement, fringe benefits, cafeteria benefits or other benefits, whether written or unwritten, which is or has been sponsored, maintained, contributed to, or required to be contributed to by the UK Subsidiary for the benefit of any person who performs or who has performed services for the UK Subsidiary or with respect to which the UK Subsidiary or any Affiliate has or may have any liability (including contingent liability) or obligation (collectively, the “UK Subsidiary Employee Plans”).

(b) The UK Subsidiary has furnished to the Buyer true and complete copies of documents embodying each of the UK Subsidiary Employee Plans and related plan documents, including trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, compliance and nondiscrimination tests for the last three plan years, standard forms and related notices, registration statements and prospectuses and, to the extent still in its possession, any material employee communications relating thereto. With respect to each UK Subsidiary Employee Plan that is subject to reporting or filing requirements with a Governmental Entity, the UK Subsidiary has provided copies of the Form reports filed for the last five plan years.

(c) Each UK Subsidiary Employee Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations, except as could not reasonably be expected to have, individually or in the aggregate, a First Acquisition Material Adverse Change; and the UK Subsidiary and each Affiliate have performed all material obligations required to be performed by them under, are not in material respect in default under or violation of and have no knowledge of any material default or violation by any other party to, any of the UK Subsidiary Employee Plans; (ii) none of the UK Subsidiary Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person; (iii) all contributions required to be made by the UK Subsidiary or any Affiliate to any UK Subsidiary Employee Plan have been paid or accrued; (iv) each UK Subsidiary Employee Plan subject to reporting or filing requirements with any Governmental Entity has prepared in good faith and timely filed or made all requisite reports or filings, which were true and correct as of the date made or filed, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such UK Subsidiary Employee Plan; (ix) no suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Timeline or the UK Subsidiary is threatened, against or with respect to any such UK Subsidiary Employee Plan, including any audit or inquiry by the IRS, the Department of Labor, HM Revenue and Customs or the UK Department of Labor; and (x) there has been no amendment to, written interpretation or announcement by the UK Subsidiary or any Affiliate that would materially increase the expense of maintaining any UK Subsidiary Employee Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Financial Statements.

(d) The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of the UK Subsidiary to severance benefits or any other payment (including unemployment compensation, golden parachute, bonus or benefits under any UK Subsidiary Employee Plan), except as expressly provided in this Agreement; or (ii) accelerate the time of payment or vesting of any such benefits or increase the amount of compensation due any such employee or service provider.

2.19. Compliance. The UK Subsidiary has, in all material respects, complied with all laws, regulations and orders applicable to its business and has all material permits and licenses required thereby, except as would not have a First Acquisition Material Adverse Change. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which the UK Subsidiary is a party or by which it is bound, or, to the best of Timeline’s or the UK Subsidiary’s knowledge, any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon the UK Subsidiary, which now has resulted or, so far as Timeline may now foresee, in the future is reasonably likely to result in or have a First Acquisition Material Adverse Change. To Timeline’s and the UK Subsidiary’s knowledge, none of the UK Subsidiary’s employees is or has been in violation of any term of any contract or covenant with any person or entity relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition or non-solicitation, which violation would interfere with such person’s ability to perform his or her duties for the UK Subsidiary or which is reasonably likely to have a First Acquisition Material Adverse Change.

2.20. Permits. The Disclosure Schedule sets forth a list of all permits, licenses, registrations, certificates, orders or approvals from any Governmental Entity (“Permits”) issued to or held by the UK Subsidiary or issued to or held by Timeline in connection with the First Acquisition Acquired Assets. To Timeline’s and the UK Subsidiary’s knowledge, such listed Permits are the only Permits that are required for the UK Subsidiary to conduct its business as presently conducted and for Timeline to provide services under the Infinium Maintenance Contracts, except for those the absence of which would not have a First Acquisition Material Adverse Change. Each such Permit is in full force and effect and, to the knowledge of Timeline and the UK Subsidiary, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration.

2.21. Environmental Matters. The UK Subsidiary has not released any substance at its facility or disposed of or arranged for the disposal of any substance that has been designated by any Governmental Entity or by applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, and all substances listed as hazardous substances pursuant to any local, state or federal environmental law that would result in liability.

2.22. Litigation.

(a) There is no action, suit or proceeding, or governmental inquiry or investigation pending or, to the knowledge of Timeline, any basis therefor or threat thereof, against Timeline relating to the First Acquisition Acquired Assets, this Agreement or the First Acquisition Ancillary Documents or the transactions to be consummated pursuant hereto or thereto.

(b) There is no action, suit or proceeding, or governmental inquiry or investigation pending or, to the knowledge of Timeline, any basis therefor or threat thereof, against the UK Subsidiary.

2.23. Insurance. The UK Subsidiary has general commercial, workmens’ compensation and other insurance policies sufficient to protect its assets and its business consistent with its practice over the prior 12 months, all of which (1) have been issued by insurers of recognized responsibility and (2) currently are in full force and effect. No insurance carried by the UK Subsidiary has been canceled by the insurer during the past five years, and the UK Subsidiary has not been denied coverage during that period. The UK Subsidiary has not received any notice or other communication from any issuer of any such insurance policy of any material increase in any deductibles, retained amounts or the premiums payable thereunder, and, to the knowledge of the UK Subsidiary, no such increase in deductibles, retainages or premiums is threatened.

2.24. Taxes, As used in this Agreement, the terms “Tax” and, collectively, “Taxes” mean any and all federal, state and local taxes of any country, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, stamp transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity;

(a) The UK Subsidiary has prepared and timely filed all returns, estimates, information statements and reports required to be filed by the UK Subsidiary with any taxing authority (“Returns”) relating to any and all Taxes concerning or attributable to the UK Subsidiary or its operations with respect to Taxes for any period ending on or before the First Closing Date and such Returns are true and correct in all material respects and have been completed in accordance with applicable law;

(b) The UK Subsidiary, as of the First Closing, (i) will have paid all Taxes shown to be payable on such Returns covered by Section 2.24(a), and (ii) will have withheld with respect to its employees all Taxes required to be withheld;

(c) There is no Tax deficiency outstanding or assessed or, to the UK Subsidiary’s knowledge, proposed against the UK Subsidiary that is not reflected as a liability on the Stand-Alone Balance Sheet, nor has the UK Subsidiary executed any agreements or waivers extending any statute of limitations on or extending the period for the assessment or collection of any Tax;

(d) The UK Subsidiary has no liabilities for unpaid Taxes that have not been accrued for or reserved on the Stand-Alone Balance Sheet, whether asserted or unasserted, contingent or otherwise and the UK Subsidiary has no knowledge of any basis for the assertion of any such liability attributable to the UK Subsidiary, its assets or operations;

(e) The UK Subsidiary is not a party to any tax-sharing agreement or similar arrangement with any other party, and the UK Subsidiary has not assumed any obligation to pay any Tax obligations of, or with respect to any transaction relating to, any other person or agreed to indemnify any other person with respect to any Tax;

(f) The UK Subsidiary’s Returns have never been audited by a government or taxing authority, nor is any such audit in process or pending, and the UK Subsidiary has not been notified of any request for such an audit or other examination;

(g) The UK Subsidiary has made available to Global copies of all Returns filed for its most recent three (3) fiscal years;

(h) The UK Subsidiary has not filed any consent agreement with any Governmental Entity to allow for auditing or examining of the UK Subsidiary’s records from prior fiscal years for the purpose of assessing additional tax or penalties for such periods; and

(i) the UK Subsidiary has not been at any time a United States Real Property Holding Corporation within the meaning of Section 897(c)(2) of the Code.

2.25. Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon the UK Subsidiary that has or, to Timeline’s knowledge, could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of the UK Subsidiary, any acquisition of property by the UK Subsidiary or the conduct of business by the UK Subsidiary as currently conducted.

2.26. No Brokers.

(a) Timeline has not, directly or indirectly, in connection with this Agreement or the transactions this Agreement contemplates (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.

(b) The UK Subsidiary has not, directly or indirectly, in connection with this Agreement or the transactions this Agreement contemplates (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.

2.27. Disclosures. As of the date hereof, with respect to all written information contained in this Agreement and the First Acquisition Ancillary Documents (including schedules and exhibits attached hereto and thereto) and all other certificates and instruments to be delivered pursuant hereto in connection with the First Closing, Timeline has not intentionally included any untrue statement of a material fact or intentionally omitted a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which those statements were made.

3.	REPRESENTATIONS OF TIMELINE AND WORKWISE WITH RESPECT TO SECOND CLOSING

Timeline and WorkWise, jointly and severally, represent and warrant to the Buyer and Global that the following representations and warranties are true and correct as of the date hereof except as set forth in the Disclosure Schedule attached hereto and incorporated herein by reference:

3.1. Organization.

(a) Timeline is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to execute and deliver this Agreement and the Second Acquisition Ancillary Documents, and to consummate the transactions contemplated hereby and thereby.

(b) WorkWise is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to execute and deliver this Agreement and the Second Acquisition Ancillary Documents, and to consummate the transactions contemplated hereby and thereby.

3.2. Authorization; Title.

(a) The execution and delivery by Timeline of this Agreement and the Second Acquisition Ancillary Documents, and the consummation by Timeline of the transactions contemplated by Section 1.2 of this Agreement and the agreements referenced therein, have been duly authorized by all necessary corporate action on the part of Timeline including approval of its directors, other than the Requisite Shareholder Approval. Subject to Requisite Shareholder Approval, this Agreement and the Second Acquisition Ancillary Documents to which Timeline is contemplated to be a party, when executed and delivered by Timeline constitute, or will constitute, the valid and binding obligations of Timeline, enforceable against it in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws generally affecting the enforcement of creditors rights, or by principles of equity.

(b) The execution and delivery by WorkWise of this Agreement and the Second Acquisition Ancillary Documents, and the consummation by WorkWise of the transactions contemplated by Section 1.2 of this Agreement and the agreements referenced therein, have been duly authorized by all necessary corporate action on the part of WorkWise including approval of its directors and shareholders. This Agreement and the Second Acquisition Ancillary Documents to which WorkWise is contemplated to be a party, when executed and delivered by WorkWise constitute, or will constitute, the valid and binding obligations of WorkWise, enforceable against it in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws generally affecting the enforcement of creditors rights, or by principles of equity.

(c) Timeline and WorkWise hold of record and own legally and beneficially all of the Second Acquisition Acquired Assets free and clear of any liens or contractual restrictions or limitations whatsoever, other than liens in favor of Global and any statutory landlord liens. At the Second Closing, upon the payment of the Second Closing Cash Consideration and the issuance and delivery of the Second Acquisition Note, Timeline and WorkWise shall convey to the Buyer good, valid and marketable title to the Second Acquisition Acquired Assets.

3.3. Noncontravention.

(a) The execution and delivery by Timeline of this Agreement and the Second Acquisition Ancillary Documents and, subject to obtaining the Requisite Shareholder Approval, the consummation by it of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to Timeline; (b) violate the provisions of the charter or bylaws of Timeline; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Timeline; or (d) result in the breach of, or constitute a default under, any agreement or instrument to which Timeline is a party that would materially adversely affect its ability to perform its obligations hereunder.

(b) The execution and delivery by WorkWise of this Agreement and the Second Acquisition Ancillary Documents and the consummation by it of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to WorkWise; (b) violate the provisions of the charter or bylaws of WorkWise; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to WorkWise; or (d) result in the breach of, or constitute a default under, any agreement or instrument to which WorkWise is a party that would materially adversely affect its ability to perform its obligations hereunder.

3.4. Governmental Consents.

(a) No consent, permit, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of Timeline in connection with the execution and delivery of this Agreement or the Second Acquisition Ancillary Documents, the sale and delivery of the Second Acquisition Acquired Assets, or the consummation of the transactions to be consummated at the Second Closing, as contemplated by this Agreement and the Second Acquisition Ancillary Documents, other than as contemplated herein in connection with soliciting the Requisite Shareholder Approval.

(b) No consent, permit, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of WorkWise in connection with the execution and delivery of this Agreement or the Second Acquisition Ancillary Documents, the sale and delivery of the Second Acquisition Acquired Assets, or the consummation of the transactions to be consummated at the Second Closing, as contemplated by this Agreement and the Second Acquisition Ancillary Documents.

3.5. Financial Statements; Disclosure. The representations and warranties of Timeline contained in Section 2.6(a) are true and correct.

3.6. Liabilities and Obligations. Section 3.6 of the Disclosure Schedule and the agreements described therein, as provided to the Buyer, set forth all liabilities and obligations, whether direct or indirect, contingent or otherwise, included in the Second Acquisition Assumed Liabilities. On or prior to the Second Closing, Timeline shall deliver to Buyer an updated Section 3.6 of the Disclosure Schedule reflecting all Second Acquisition Assumed Liabilities as of the Second Closing Date.

3.7. Absence of Changes. Since the Current Balance Sheet Date, except as Section 3.7 of the Disclosure Schedule sets forth, none of the following has occurred through the date hereof:

(a) to the knowledge of Timeline or WorkWise, any circumstance, condition, event or state of facts (either singly or in the aggregate), other than conditions affecting the industry or economy generally, which has caused or is likely to cause a material adverse change in the business, properties, operations, condition (financial or otherwise), prospects, assets or liabilities of Timeline or WorkWise, the Second Acquisition Acquired Assets, the rights to be licensed under the Patent License or the Acquired Business (other than the Analyst Acquired Business) (a “Second Acquisition Material Adverse Change” and “Material Adverse Change” shall refer to either a First Acquisition Material Adverse Change and a Second Acquisition Material Adverse Change);

(b) any change in the authorized or outstanding capital stock of WorkWise;

(c) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, that will have a Second Acquisition Material Adverse Change following the Second Closing Date;

(d) any distribution, sale or transfer of, or any commitment to distribute, sell or transfer, any of Timeline’s or WorkWise’s properties or other assets of any kind which singly is or in the aggregate are material to the Acquired Business other than: (i) the transfer of the First Acquisition Acquired Assets and the Second Acquisition Acquired Assets pursuant to this Agreement, (ii) distributions, sales or transfers in the ordinary course of its business and consistent with its past practices to Persons other than the stockholders and their affiliates, and (iii) licenses or other agreements, claims, causes of action or negotiations with respect to any of Timeline’s patents which licenses or other agreements, claims, causes of action or negotiations do not impair Timeline’s or WorkWise’s ability to consummate the transactions hereunder, including the entering into of the Source Code License and the Patent License, pursuant to the terms hereof and thereof (“Non-Relevant Patent Transactions”);

(e) any waiver of any of Timeline’s or WorkWise’s rights or claims that singly is or in the aggregate are material to the Acquired Business;

(f) to Timeline’s or WorkWise’s knowledge, any development with respect to a customer of Timeline or WorkWise which could involve significant cost overruns, a claim against Timeline, WorkWise, the Buyer or Global or threatened cancellation by a customer;

(g) any material change in the terms of payment by Timeline’s or WorkWise’s customers for any products or services, the effect of which is to enable WorkWise or Timeline to collect revenues for any period ending on or before the Second Closing Date which, but for that change, the Buyer would collect after the Second Closing Date;

(h) any material change in Timeline’s or WorkWise’s practices, not in the ordinary course of business, with respect to timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties;

(i) any material change in Timeline’s or WorkWise’s methods of management, operation or accounting that in the aggregate are material to Timeline or WorkWise;

(j) any cancellation or termination of a material agreement of Timeline or WorkWise;

(k) any material transaction by either Timeline or WorkWise outside the ordinary course of its business or not consistent with its past practices (other than the transactions to be effected by this Agreement); or

(l) any material change in insurance coverage or insurance policy limits for Timeline or WorkWise.

3.8. Material Contracts. All of the “Material Contracts” (as defined in this Section 3.8 below) are listed in Section 3.8 of the Disclosure Schedule. With respect to each Material Contract, and except as listed in Section 3.8 of the Disclosure Schedule: (a) the Material Contract is legal, valid, binding and enforceable and in full force and effect with respect to Timeline or WorkWise and, to Timeline’s and WorkWise’s knowledge, is legal, valid, binding, enforceable and in full force and effect with respect to each other party thereto, in either case subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; (b) the Material Contract will continue to be legal, valid, binding and enforceable and in full force and effect immediately following the Second Closing in accordance with its terms as in effect prior to the Second Closing, subject to the effect of bankruptcy, insolvency, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and except as the availability of equitable remedies may be limited by general principles of equity; and (c) neither WorkWise nor, to WorkWise’s knowledge, any other party is in breach or default, and no event has occurred that with notice or lapse of time would constitute a breach or default by WorkWise or, to WorkWise’s knowledge, by any such other party, or permit termination, modification or acceleration or a right to a refund, rebate, discount or a material reimbursement by such other party, under such Material Contract. The Second Acquisition Acquired Assets and the Second Acquisition Assumed Liabilities do not include any oral contract, agreement or other arrangement, except to the extent that the Parties and all terms thereof are described in Section 3.8 of the Disclosure Schedule. With respect to Section 3 of this Agreement, “Material Contract” means any contract, agreement or commitment: (a) constituting Second Acquisition Acquired Assets, (b) constituting Second Acquisition Assumed Liabilities; (c) to or by which the Second Acquisition Acquired Assets or Second Acquisition Assumed Liabilities are subject, bound or encumbered; (d) otherwise required to be listed on the Disclosure Schedule pursuant to Section 3.14 or 3.15 below; or (e) granting any rights in any Software-Related Rights to any party other than the Buyer, other than non-exclusive licenses of Timeline’s or WorkWise’s software products to customers in the ordinary course of the business of selling or licensing their products.

3.9. No Defaults. To Timeline’s and WorkWise’s knowledge, no condition or state of facts exists, or, with the giving of notice or the lapse of time or both, would exist, which entitles any party to any contracts or agreements constituting Second Acquisition Acquired Assets or Second Acquisition Assumed Liabilities or to which the Acquired Business is subject, to accelerate the maturity, or require a mandatory prepayment, of any obligations thereunder, or gives such other party the right to terminate or declare a default, breach or violation of such contract or agreement, or to charge any fee, charge, penalty or other cost in excess of the regularly scheduled payments clearly set out therein; and the transfer, assignment or assumption of such contract or agreement as contemplated herein would not entitle any such party to any such right.

3.10. [intentionally deleted]

3.11. Customers and Suppliers. As of the date hereof, no customer that individually accounted for more than 5% of Timeline’s and WorkWise’s gross revenues during the 12-month period preceding the date hereof and no supplier that individually accounted for more than 5% of Timeline’s and WorkWise’s purchases during the 12-month period preceding the date hereof has canceled or otherwise terminated, or made any written threat to Timeline or WorkWise to cancel or otherwise terminate its relationship with Timeline or WorkWise or has at any time on or after the Current Balance Sheet Date, decreased materially its services or supplies to Timeline or WorkWise in the case of any such supplier, or its usage of the services or products of Timeline or WorkWise in the case of such customer, and to Timeline’s or WorkWise’s knowledge no such supplier or customer has indicated either orally or in writing that it intends to cancel or otherwise terminate its relationship with Timeline or WorkWise or to decrease materially its services or supplies to Timeline or WorkWise or its usage of the services or products of Timeline or WorkWise, as the case may be. Neither Timeline nor WorkWise has knowingly breached, so as to provide a benefit to Timeline or WorkWise that was not intended by the parties, any agreement with, or engaged in any fraudulent conduct with respect to, any customer or supplier of Timeline or WorkWise.

3.12. Real Properties.

(a) Timeline has provided the Buyer with true, correct and complete copies of the lease agreements, and all amendments, modifications and waivers thereto or thereunder, with respect to the US Lease. The US Lease is in full force and effect and neither Timeline nor WorkWise has received notice and are not otherwise aware of any claim by the US Landlord under the US Lease or its agent that Timeline or WorkWise is in violation of the US Lease. Neither Timeline nor WorkWise is a party to, or subject to, any other lease or license with respect to real property or real property interests other than the US Lease. There is no damage to the property subject to the US Lease or maintenance to be performed on such property for which the US Landlord may charge the Buyer or Global upon termination of the US Lease or otherwise, ordinary wear and tear excepted, and the US Landlord may not charge the Buyer or Global for the removal of the raised floor constructed by or on behalf of a prior tenant of the property covered by the US Lease, and the US Landlord does not have the right to require that the Buyer or Global otherwise be responsible for removing or modifying such raised floor.

(b) The fixed assets constituting Second Acquisition Acquired Assets that are affixed to real property are affixed only to the property covered by the US Lease and are adequate for the purposes for which they presently are being used or held for use, ordinary wear and tear excepted.

3.13. Other Tangible Assets. Section 3.13 of the Disclosure Schedule is a list of all property, plants and equipment included in the Second Acquisition Acquired Assets. Except as Section 3.13 of the Disclosure Schedule sets forth, and except for equipment held for use as sources of spare parts, to the best of Timeline’s and WorkWise’s knowledge, all of such property, plant and equipment are in good working order and condition, ordinary wear and tear excepted, and adequate (i) for the purposes for which they presently are being used or held for use and (ii) to maintain the types and levels of products and services Timeline and WorkWise have provided for the prior twelve months.

3.14. Intellectual Property Rights.

(a) Timeline and WorkWise have sufficient title and ownership of or are licensed under all patents, trademarks, service marks, trade names, copyrights, and all registrations and applications for registration of any of the foregoing (such registrations and applications for registration being listed on Section 3.14 of the Disclosure Schedule), and all trade secrets, information, inventions, computer programs owned or licensed by Timeline, documentation, proprietary rights and processes necessary for the Acquired Business as now conducted without any conflict with and without infringement of the rights of others. Except as listed on Section 3.14 of the Disclosure Schedule, there are no outstanding options, licenses or agreements relating to the foregoing nor is Timeline or WorkWise bound by or a party to any options, licenses or agreements with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights or processes of any other person or entity. Neither Timeline nor WorkWise has received any written communications alleging that it has violated or, by conducting the Acquired Business, would violate any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity. The Second Acquisition Acquired Assets do not contain or infringe on any inventions of any of Timeline’s or WorkWise’s employees made prior to their employment by Timeline or WorkWise (unless under an agreement providing ownership of such invention to Timeline or WorkWise).

(b) The Second Acquisition Acquired Assets and the rights licensed to the Buyer under the Patent License will be sufficient to allow the Buyer to conduct the Acquired Business and fulfill its obligations under the Second Acquisition Assumed Liabilities without violating or infringing any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or other proprietary rights of any other person or entity.

3.15. Software and Hardware.

(a) Section 3.15 of the Disclosure Schedule sets forth a true and complete list of all software owned by or licensed to Timeline or WorkWise in connection with the Acquired Business other than off-the-shelf software acquired for less than $1,000 per user license (the “Acquired Software”). Timeline or WorkWise has all technical and descriptive materials for the Acquired Software as is necessary to run its business in accordance with its historical practices, except as would not have a Second Acquisition Material Adverse Change.

(b) The use of the Acquired Software by Timeline or WorkWise as they have conducted their business for the prior twelve months does not breach any terms of any contract or agreement to which Timeline or WorkWise is a party. Each of Timeline and WorkWise either owns or has been granted under license agreements relating to the Acquired Software (the “Acquired License Agreements”) valid and subsisting rights with respect to all software comprising the Acquired Software and is transferring all such rights to the Buyer as part of the Second Acquisition Acquired Assets. WorkWise is in compliance with each of the terms and conditions of each of the Acquired License Agreements except to the extent failure to so comply, individually or in the aggregate, would not have a Second Acquisition Material Adverse Change. In the case of any commercially available “shrink-wrap” software programs (such as Microsoft Office), the Second Acquisition Acquired Assets do not include any unauthorized copies of any such software programs.

(c) The computer hardware included in the Second Acquisition Acquired Assets (the “Acquired Hardware”) are adequate in all material respects, when taken together with the other assets and resources being transferred to the Buyer and the Key Employees to run the Acquired Business in the same manner as such business has been operated for the prior twelve months. The Disclosure Schedule contains a summary description of any unusual problems experienced by Timeline or WorkWise in the past twelve months with respect to the Acquired Software or the Acquired Hardware that would result in an adverse effect on Timeline or WorkWise.

(d) Neither Timeline nor WorkWise has done anything to materially compromise the secrecy, confidentiality or value of any trade secrets, know-how, inventions, prototypes, designs, processes or technical data included in the Second Acquisition Acquired Assets or to be licensed to the Buyer under the Patent License. Each of Timeline and WorkWise has taken in the past reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets, know-how, inventions, prototypes, designs, processes, and technical data included in the Second Acquisition Acquired Assets or to be licensed to the Buyer under the Patent License. To Timeline’s knowledge, no current or former employee or consultant has rights with respect to the Software-Related Assets included in the Second Acquisition Acquired Assets (except with respect to in-licensed components of such products set forth in Section 3.15 of the Disclosure Schedule) and including any rights to use, license, market or sale such and any rights to receive royalties, license fees or other payments upon Timeline’s or WorkWise’s use, sale or license thereof.

3.16. Employee Matters. Section 3.16 of the Disclosure Schedule contains a list of the title, full-time or part-time status, current annual compensation, bonuses, severance terms, and any accrued benefits (such as accrued vacation, sick or other leave or personal benefits time, and the full amount of potential monetary compensation payable therefor) for all Key US Employees as of the date of this Agreement. Timeline and WorkWise are in compliance with all currently applicable laws and regulations respecting terms and conditions of employment, including applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws with respect to the Key US Employees, except as would not have a Second Acquisition Material Adverse Change. There are no proceedings pending or, to WorkWise’s knowledge, reasonably expected or threatened, between Timeline or WorkWise, on the one hand, and any Key US Employees, on the other hand, including any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with contract or interference with actual or prospective economic disadvantage. Neither Timeline nor WorkWise has any material unsatisfied obligations to any of the Key US Employees. Neither Timeline nor WorkWise knows of any activities or proceedings of any labor union to organize any of the Key US Employees. Either Timeline or WorkWise has provided all Key Employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement.

3.17. Compliance. Each of Timeline and WorkWise has, in all material respects, complied with all laws, regulations and orders applicable to its business and has all material permits and licenses required thereby, except as would not have a Second Acquisition Material Adverse Change. There is no term or provision of any mortgage, indenture, contract, agreement or instrument to which Timeline or WorkWise is a party or by which it is bound, or, to Timeline’s or WorkWise’s knowledge, any provision of any state or federal judgment, decree, order, statute, rule or regulation applicable to or binding upon Timeline or WorkWise, which now has resulted or, so far as Timeline may now foresee, in the future is reasonably likely to result in or have a Second Acquisition Material Adverse Change. To Timeline’s and WorkWise’s knowledge, none of the Key US Employees is or has been in violation of any term of any contract or covenant with any person or entity (including Timeline or WorkWise) relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition or non-solicitation, which violation would interfere with such person’s ability to perform his or her duties for the Buyer.

3.18. Permits. The Disclosure Schedule sets forth a list of all Permits issued to or held by Timeline or WorkWise relating to the Acquired Business. To Timeline’s and WorkWise’s knowledge, such listed Permits are the only Permits that are required for Timeline and WorkWise to conduct their business as presently conducted, except for those the absence of which would not have a Second Acquisition Material Adverse Change. Each such Permit is in full force and effect and, to the best of the knowledge of Timeline and WorkWise, no suspension or cancellation of such Permit is threatened and there is no basis for believing that such Permit will not be renewable upon expiration. Section 3.18 of the Disclosure Schedule specifically discloses if any such Permit is non-transferable to the Buyer in connection with the transfer of the Second Acquisition Acquired Assets pursuant to this Agreement.

3.19. Environmental Matters. WorkWise has not released any substance at its facility or disposed of or arranged for the disposal of any substance that has been designated by any Governmental Entity or by applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, and all substances listed as hazardous substances pursuant to any local, state or federal environmental law that would result in liability.

3.20. Litigation. There is no action, suit or proceeding, or governmental inquiry or investigation pending or, to the knowledge of Timeline, any basis therefor or threat thereof, against Timeline or WorkWise relating to the Second Acquisition Acquired Assets, the Second Acquisition Assumed Liabilities, this Agreement or the Second Acquisition Ancillary Documents or the transactions to be consummated pursuant hereto or thereto.

3.21. Insurance. Each of Timeline and WorkWise has general commercial, workmens’ compensation and other insurance policies covering the products and services it has sold or delivered in the course of the Acquired Business, the Second Acquisition Acquired Assets and the Key US Employees sufficient to protect such assets and business and at a level which is consistent with its practice over the prior 12 months, all of which (1) have been issued by insurers of recognized responsibility and (2) currently are in full force and effect.

3.22. Taxes, Each of Timeline and WorkWise has prepared and timely filed all Returns relating to any and all Taxes concerning or attributable to Timeline or WorkWise or its operations with respect to Taxes for any period ending on or before the date hereof and such Returns are true and correct in all material respects and have been completed in accordance with applicable law. Neither Timeline nor WorkWise is currently undergoing or has received notice from any Governmental Entity of any inquiry, audit or investigation of any matters related to Taxes which could: (i) have a Second Acquisition Material Adverse Change or (ii) give rise to a right of any Governmental Entity to place a lien on the Second Acquisition Acquired Assets or the rights licensed to the Buyer pursuant to the Patent License.

3.23. Restrictions on Business Activities. There is no agreement, judgment, injunction, order or decree binding upon Timeline or WorkWise that has or, to Timeline’s knowledge, could reasonably be expected to have the effect of prohibiting or materially impairing the conducting of the Acquired Business.

3.24. No Brokers.

(a) Timeline has not, directly or indirectly, in connection with this Agreement or the transactions this Agreement contemplates (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.

(b) WorkWise has not, directly or indirectly, in connection with this Agreement or the transactions this Agreement contemplates (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.

3.25. Disclosures. As of the date hereof, with respect to all written information contained in this Agreement and, as of the date of the Second Closing, the Second Acquisition Ancillary Documents (including schedules and exhibits attached hereto and thereto) and all other certificates and instruments to be delivered pursuant hereto in connection with the Second Closing, Timeline has not intentionally included any untrue statement of a material fact or intentionally omitted a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which those statements were made.

4.	REPRESENTATIONS OF GLOBAL AND THE BUYER

Global and the Buyer, jointly and severally, represent and warrant to Timeline that the following representations and warranties are true and correct as of the date hereof:

4.1. Organization.

(a) Global is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents, and to consummate the transactions contemplated hereby and thereby.

(b) The Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all requisite power and authority to execute and deliver this Agreement and the Ancillary Documents, and to consummate the transactions contemplated hereby and thereby.

4.2. Authorization.

(a) The execution and delivery by Global of this Agreement and the Ancillary Documents, and the consummation by Global of the transactions contemplated by Section 1.1 and Section 1.2 of this Agreement and the agreements referenced therein, have been duly authorized by all necessary corporate action on the part of Global including approval of its directors and, to the extent necessary, its shareholders. This Agreement and the Ancillary Documents to which Global is contemplated to be a party including, but not limited to, the Global Guaranties, when executed and delivered by Global constitute, or will constitute, the valid and binding obligations of Global, enforceable against it in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws generally affecting the enforcement of creditors rights, or by principles of equity.

(b) The execution and delivery by the Buyer of this Agreement and the Ancillary Documents, and the consummation by the Buyer of the transactions contemplated by Section 1.1 and Section 1.2 of this Agreement and the agreements referenced therein, have been duly authorized by all necessary corporate action on the part of the Buyer including approval of its sole member and manager. This Agreement and the Ancillary Documents to which the Buyer is contemplated to be a party including, but not limited to, the Buyer Notes, when executed and delivered by the Buyer constitute, or will constitute, the valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium and other laws generally affecting the enforcement of creditors rights, or by principles of equity.

4.3. Noncontravention.

(a) The execution and delivery by Global of this Agreement and the Ancillary Documents and the consummation by it of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to Global; (b) violate the provisions of the charter or bylaws of Global; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to Global; or (d) result in the breach of, or constitute a default under, any agreement or instrument to which Global is a party that would materially adversely affect its ability to perform its obligations hereunder.

(b) The execution and delivery by the Buyer of this Agreement and the Ancillary Documents and the consummation by it of the transactions contemplated hereby and thereby will not, with or without the giving of notice or the passage of time or both: (a) violate the provisions of any law, rule or regulation applicable to the Buyer; (b) violate the provisions of the articles of organization or operating agreement of the Buyer; (c) violate any judgment, decree, order or award of any court, governmental body or arbitrator applicable to the Buyer; or (d) result in the breach of, or constitute a default under, any agreement or instrument to which the Buyer is a party that would materially adversely affect its ability to perform its obligations hereunder.

4.4. Governmental Consents.

(a) No consent, permit, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of Global in connection with the execution and delivery of this Agreement or the Ancillary Documents or the consummation of the transactions to be consummated at the Closings, as contemplated by this Agreement and the Ancillary Documents.

(b) No consent, permit, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Entity is required on the part of the Buyer in connection with the execution and delivery of this Agreement or the Ancillary Documents or the consummation of the transactions to be consummated at the Closings, as contemplated by this Agreement and the Ancillary Documents.

4.5. No Brokers.

(a) Global has not, directly or indirectly, in connection with this Agreement or the transactions this Agreement contemplates (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.

(b) The Buyer has not, directly or indirectly, in connection with this Agreement or the transactions this Agreement contemplates (i) employed any broker, finder or agent or (ii) agreed to pay or incurred any obligation to pay any broker’s or finder’s fee, any sales commission or any similar form of compensation.

4.6. Available Funds: Buyer and/or Global has sufficient cash on hand or available without restriction under its existing credit facilities to pay the First Acquisition Cash Consideration and the Second Acquisition Cash Consideration, and so far as Global may now foresee, in the future will have sufficient cash on hand or available without restriction for (a) Buyer to pay in full its obligations under the First Acquisition Note and Second Acquisition Note, and (b) Global to satisfy in full its obligations under the Global First Acquisition Guaranty and the Global Second Acquisition Guaranty.

4.7. Disclosures. As of the date hereof, all written information contained in this Agreement, the First Acquisition Ancillary Documents and, as of the date of the Second Closing, the Second Acquisition Ancillary Documents (including schedules and exhibits attached hereto and thereto) and all other certificates and instruments to be delivered pursuant hereto in connection with the First Closing and, as of the date of the Second Closing, the Second Closing are true and correct in all material respects and neither Global nor the Buyer has intentionally included any untrue statement of a material fact or intentionally omitted a material fact necessary in order to make the statements contained herein and therein not misleading in light of the circumstances in which those statements were made.

4.8 No Knowledge of Certain Conditions. Except as set forth on Schedule 4.8 attached hereto, neither Buyer nor Global is aware of any condition or event that could or may constitute a breach of any representation or warranty made by Timeline in this Agreement and is not aware of any condition or circumstance that would excuse Buyer or Global from its timely performance of its obligations under this Agreement. Each of Global and Buyer acknowledges that, except as expressly provided in Articles 2 and 3, Timeline makes no representations or warranties (express, implied, at common law, statutory or otherwise), including but not limited to with respect to the condition and suitability of the business, assets, liabilities, real and personal properties, results of operations, condition (financial or otherwise) and prospects of the Acquired Business.

5. COVENANTS AND ADDITIONAL AGREEMENTS

5.1. Best Efforts. Each of the Parties shall use its reasonable best efforts to take all actions and to do all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement and to provide for a smooth transition of the Acquired Business to the Buyer. Specifically, each of Timeline and WorkWise, as appropriate, shall at the request of the Buyer or Global, introduce the Buyer or Global to certain of Timeline’s, WorkWise’s or the UK Subsidiary’s principal customers and employees in order to facilitate discussions between such Persons and the Buyer or Global in regard to the Buyer’s conduct of the Acquired Business following the applicable Closing. Additionally, each of Timeline and WorkWise shall use its reasonable best efforts to provide for the assignment of all customer contracts at the time of the Second Closing, including the obtaining of any necessary consents prior to such time. If, at the time of a Closing, any agreement, permit or certification to be included in the Acquired Assets with respect to such Closing (including without limitation any of the Infinium Maintenance Contracts) is not assignable or transferable as contemplated hereby without violating or breaching such contract (or the terms of such permit or certification) or otherwise causing the loss of significant benefits, or the incurrence of material obligations or liabilities, thereunder (“Non-Transferable Contracts”) and the Buyer, in its sole discretion, waives such assignability or transferability as a condition of the First Closing, the Parties hereto shall use commercially reasonable best efforts to: (i) cooperate with each other and with other parties to (or granting or administering) such Non-Transferable Contracts and government agencies whose consent or approval is necessary for the assignment or transfer of such Non-Transferable Contracts as required hereunder as soon as possible following the applicable Closing, (ii) cooperate with each other in providing that the obligations under such Non-Transferable Contracts and the benefits thereunder are performed by and provided to, respectively, the Party who would otherwise be obligated to perform such obligations or receive such benefits if such Non-Transferable Contract were assigned or transferred as contemplated hereunder; provided, that, if the benefit of such Non-Transferable Contracts cannot or otherwise is not provided to the Buyer, then the Buyer shall not be required to perform obligations thereunder without being compensated by any other Party receiving such benefits and (iii) after proper approvals or consents have been obtained, or conditions met, the Parties shall promptly transfer and assign such contracts to the Buyer. If any Non-Transferable Contract which provides for revenue to the Party which is party thereto (including without limitation the Infinium Maintenance Contracts) cannot be so transferred or assigned within 120 days following the applicable Closing and the Parties cannot provide otherwise for the benefits under such Non-Transferable Contract to accrue to the Buyer in a manner reasonably satisfactory to the Buyer, then (unless the failure of any such Non-Transferable Contract to be transferred or assigned is due to Buyer’s inability to satisfy any financial or other qualifications to such transfer) the Buyer may set off against any subsequent payments under a Buyer Note in an amount equal to the revenue that would be paid to the Buyer pursuant to such Non-Transferable Contract if such Non-Transferable Contract were assigned to the Buyer at the time of the applicable Closing, less a reasonable estimate by the Buyer of the expenses and costs that would be incurred in performing its obligations under such Non-Transferable Contract (including a reasonable amount of allocated and unallocated overhead expenses).

5.2. Notices and Consents. Each of the Parties shall use its reasonable best efforts to obtain all such waivers, permits, consents, approvals or other authorizations from third parties, and to effect all such registrations, filings and notices with or to third parties as may be necessary or desirable in connection with the transactions contemplated by this Agreement.

(a) Solicitation Statement. Without limiting the generality of the foregoing, Timeline shall prepare, with the cooperation of Global, a solicitation statement and related proxy for the solicitation of approval of the shareholders of Timeline of this Agreement and the transactions contemplated hereby, including the transfer of the Second Acquisition Acquired Assets and the Patent License to the extent required under applicable corporate law in the State of Washington and pursuant to Timeline’s Articles of Incorporation (the “Requisite Shareholder Approval”). Global shall provide such information about Global as Timeline shall reasonably request or as required by the SEC and as necessary for completion of the solicitation statement. The solicitation statement shall contain the recommendation of the Board of Directors of Timeline that the Timeline shareholders approve this Agreement and the transfer of the Second Acquisition Acquired Assets and other transactions to be consummated at the Second Closing and the conclusion of the Board of Directors that the terms and conditions of this Agreement and such transactions are fair and reasonable to the shareholders of Timeline. Anything to the contrary contained herein notwithstanding, Timeline shall not include in the solicitation statement any information with respect to Global or its affiliates or associates, the form and content of which information shall not have been approved by Global prior to such inclusion;

(b) Timeline shall have filed, or shall file as soon as practicable following the date hereof, such solicitation statement and proxy with the U.S. Securities and Exchange Commission (the “SEC”) to be distributed to its shareholders for the purpose of recommending and soliciting the Requisite Shareholder Approval;

(c) Timeline shall timely respond to all SEC requests for further information or revisions to the proxy statement in order to have it approved by the SEC for distribution to its shareholders;

(d) Timeline shall keep Global informed as to discussions with, or comments from, the SEC promptly after their occurrence and, upon request, shall deliver to Global any written comments or determinations from the SEC regarding the proxy statement;

(e) Upon approval by the SEC, Timeline shall immediately circulate to its shareholders the proxy statement and supporting information;

(f) Timeline shall regularly keep Global informed as to discussions with shareholders generally and any specific concerns which may arise from any specific shareholders or group(s) of shareholders;

(g) Timeline shall use its reasonable best efforts to respond to shareholder concerns or requests as permitted by applicable law in an effort to obtain Requisite Shareholder Approval as quickly as possible;

(h) If any amendments, supplements or modifications to the proxy statement become necessary during the period prior to the Second Closing, Timeline shall promptly inform Global and shall use its reasonable best efforts to file any such amendments, supplements or modifications promptly; and

(i) Timeline shall inform Global promptly when the Requisite Shareholder Approval is obtained.

5.3. Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement (pursuant to either 7.1 or 7.2) or the Second Closing, each of Timeline and WorkWise agrees (except to the extent expressly contemplated by this Agreement or as consented to in writing by the Buyer): (a) to carry on its business in the usual regular and ordinary course in substantially the same manner as heretofore conducted; (b) to pay its debts and Taxes when due subject (i) to good faith disputes over such debts or Taxes; and (ii) to the Buyer’s consent to the filing of material Tax Returns, if applicable; (c) to pay or perform other obligations when due; and (d) to use all reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Second Closing. Each of Timeline and WorkWise agrees to promptly notify the Buyer of any material event or occurrence not in the ordinary course of Timeline’s, WorkWise’s or, prior to the First Closing, the UK Subsidiary’s business, and of any event which could reasonably be expected to have a Second Acquisition Material Adverse Change or, prior to the First Closing, a First Acquisition Material Adverse Change. Without limiting the foregoing, except as expressly contemplated by this Agreement, neither Timeline nor WorkWise shall do, cause or permit any of the following, without the prior written consent of the Buyer, which shall not be unreasonably withheld, delayed or conditioned:

(a) Charter Documents. Cause or permit any amendments to its Articles of Incorporation or Bylaws;

(b) Intellectual Property. Transfer to any person or entity any rights to its Intellectual Property other than in the ordinary course of business consistent with past practice (which ordinary course of business includes entering into Non-Relevant Patent Transactions);

(c) Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or other exclusive rights of any type or scope with respect to any of the Patents, Software-Related Rights or Intellectual Property;

(d) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its properties or assets that are material, individually or in the aggregate, to its business, taken as a whole;

(e) Agreements. Enter into, terminate or amend, in a manner that will adversely affect the Acquired Business or Acquired Assets, (i) any agreement involving the obligation to pay or the right to receive $2,500 or more, (ii) any agreement relating to the license, transfer or other disposition or acquisition of Software-Related Rights or other Intellectual Property rights or rights to market or sell products or services in the Acquired Business (but not including any Non-Relevant Patent Transactions, which shall not require Global’s consent)or (iii) any other agreement material to the business or prospects of Timeline or WorkWise that is or would be a part of the Acquired Business;

(f) Insurance. Materially reduce the amount of any material insurance coverage provided by existing insurance policies providing coverage for the Acquired Assets, the Acquired Business or with respect to the UK Employees or Key Employees;

(g) Termination or Waiver. Terminate or waive any right of substantial value relating to or constituting Acquired Assets or the Acquired Business, other than in the ordinary course of business;

(h) Employee Benefit Plans; New Hires; Pay Increases. Amend any Employee Plan relating to the UK Employees or Key US Employees or adopt any plan that would constitute a Employee Plan relating to the UK Employees or Key US Employees, or increase the benefits, salaries or wage rates of any UK Employees;

(i) Lawsuits. Commence a lawsuit relating to the Acquired Business or the Acquired Assets other than (i) for the routine collection of bills, (ii) in such cases where Timeline or WorkWise, as applicable, in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of Timeline’s or WorkWise’s business, provided that it consults with the Buyer prior to the filing of such a suit or (iii) for a breach of this Agreement, or (iv) with respect to Timeline’s patents;

(j) Acquisitions. Acquire or agree to acquire by merging with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets that are material individually or in the aggregate, to its business, taken as a whole;

(k) Taxes. Other than in the ordinary course of business, make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any material tax Return or any amendment to a material tax Return, enter into any closing agreement, settle any material claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any material claim or assessment in respect of Taxes;

(l) Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or as required by changes in generally accepted accounting principles; or

(m) Other. Take or agree in writing or otherwise to take, any of the actions described in Sections 5.3(a) through (m) above, or any action that would cause a material breach of its representations or warranties contained in this Agreement or prevent it from materially performing or cause it not to materially perform its covenants hereunder.

5.4. Proprietary Information. From and after the Closing, each of the Parties shall hold in confidence all knowledge, information and documents of a confidential nature or not generally known to the public with respect to the other Parties and the business of each Party. No Party shall disclose or make use of the same (except for accounting and tax purposes) without the written consent of the other Parties, except to the extent that (a) such knowledge, information or documents shall have become public knowledge other than through a breach of this Agreement by a Party or (b) a Party is required to disclose such knowledge, information or documents of a confidential nature pursuant to law or order of court; provided, that such Party shall provide the other Party as much notice as possible of such requirement and shall make reasonable efforts to protect the confidentiality of the information so disclosed. Each Party agrees that the remedy at law for any breach of this Section 5.3 would be inadequate and that the other Party shall be entitled to injunctive relief in addition to any other remedy it may have upon breach of any provision of this Section 5.3.

5.5. Use of Name. Following the Second Closing, Timeline will not use the name “Timeline” or any of the other names, trademarks, trade names or other intellectual property being transferred hereunder (other than “Timeline, Inc.” and “TMLN” which it will not use in the business of designing, producing, marketing, selling, licensing, distributing, installing or maintaining software) and will cooperate with the Buyer to assign such rights as a matter of applicable record to the Buyer or Global, as requested by the Buyer or Global from time to time.

5.6. Non-Competition and Non-Solicitation Agreements.

(a) First Closing Noncompetition Agreement.

(i) In consideration of $10,000 per month of the anticipated duration of the First Closing Non-Compete Period, which amount is included in the consideration paid to Timeline as part of the First Closing Cash Consideration (which amount, for tax and accounting purposes, shall be allocated in equal monthly allocations over the First Closing Non-Compete Period) each of Timeline and WorkWise hereby agrees on its behalf that, for the period commencing as of the First Closing and ending on the date on the earlier of the date on which the Second Closing occurs or is terminated (the “First Closing Non-Compete Period”), each of Timeline and WorkWise shall not, directly or indirectly or through others:

(A) participate in, manage or administer, provide consulting services to, or, except in connection with any Non-Relevant Patent Transactions, have an ownership interest in or financial relationship with, any business or enterprise directly or indirectly engaged anywhere in United Kingdom, Europe, Africa and the Middle East with respect to the Acquired Analyst Business, or

(B) recruit or otherwise solicit or induce any Person who is or becomes an employee or consultant of the Buyer, the UK Subsidiary and/or Global to terminate his or her employment with, or otherwise cease his or her relationship with, the Buyer, the UK Subsidiary and/or Global.

(ii) The foregoing notwithstanding, during the First Closing Non-Competition Period, each of Timeline and WorkWise may continue conducting business with its existing customers as set forth on Schedule 1.2(a)(iii) attached hereto anywhere in the world.

(b) Second Closing Non-Competition Agreement. In consideration of $10,000 per month for the duration of the Second Closing Non-Compete Period which is included in the consideration paid to Timeline as part of the Second Closing Cash Consideration (which amount, for tax and accounting purposes, shall be allocated in equal monthly allocations over the Second Closing Non-Compete Period), each of Timeline and WorkWise hereby agrees on its behalf and on behalf of its officers and directors that, for the period commencing as of the Second Closing and ending on the date which is four years from the date of the Second Closing (the “Second Closing Non-Compete Period” and each of the First Closing Non-Compete Period and the Second Closing Non-Compete Period, a “Non-Compete Period”), each of Timeline and WorkWise shall not, directly or indirectly or through others:

(i) participate in, manage or administer, provide consulting services to, or, except in connection with any Non-Relevant Patent Transactions, have an ownership interest in or financial relationship with, any business or enterprise directly or indirectly engaged anywhere in the Noncompetition Area in the Acquired Business as it is conducted as of the First Closing Date, or

(ii) recruit or otherwise solicit or induce any Person who is or becomes an employee or consultant of the Buyer, the UK Subsidiary and/or Global to terminate his or her employment with, or otherwise cease his or her relationship with, the Buyer, the UK Subsidiary and/or Global.

(c) Each of Timeline and WorkWise hereby acknowledges and agrees that the restrictions on its activities contained in this Section 5.6 are necessary for the reasonable protection of the Buyer and Global and are a material inducement to them entering into this Agreement. For the reasonable protection of Global’s and the Buyer’s legitimate business interest in the assets purchased or licenses under this Agreement and which it has otherwise developed, the Parties agree that “Noncompetition Area” shall mean (i) the entire world; (ii) United Kingdom, Europe, Africa and the Middle East; (iii) each country or other jurisdiction in which Timeline, WorkWise or the UK Subsidiary conducted the Acquired Business at any point during the 12 months prior to the Second Closing; (iv) the United Kingdom and the United States of America; (v) the United Kingdom and each state in which Timeline, WorkWise or the UK Subsidiary conducted the Acquired Business at any point during the 12 months prior to the Second Closing; (vi) the United Kingdom and the States of Washington, Oregon, California, New York, Texas, Virginia, North Carolina and South Carolina; (vii) the States of Washington, Virginia, North Carolina and South Carolina; (viii) the State of Washington; and (ix) anywhere within a 100-mile radius of the current principal offices of Timeline. If a court of competent jurisdiction determines that the Noncompetition Area described above in subparagraph (i) is too restrictive, then the Parties agree that the Noncompetition Area shall be the area specified in subparagraph (ii). If a court of competent jurisdiction determines that the Noncompetition Area as set forth in subparagraphs (i) and (ii) above are too restrictive, then the Parties agree the Noncompetition Area shall be reduced to the area specified in each of the following subsections and in the following order until the court determines an acceptable geographic area: subparagraphs (iii), (iv), (v) or (vi). If the court determines that all of the areas mentioned above are too restrictive, then the Parties agree that the court may reduce or limit the area to enable the intent of this Section to be enforced in the largest acceptable area.

(d) Timeline further acknowledges that a breach of any such provisions would cause irreparable harm to the Buyer and Global for which there is no adequate remedy at law. Each of Timeline and WorkWise agrees that in the event of any breach of any provision contained in this Section 5.6, Global or the Buyer shall have the right, in addition to any other rights or remedies it may have, (a) to a temporary, preliminary or permanent injunction or injunctions and temporary restraining order or orders to prevent breaches of such provisions and to specifically enforce the terms and provisions thereof without having to post bond or other security and without having to prove special damages or the inadequacy of the available remedies at law, and (b) to require Timeline to account for and pay over to Global all compensation, profits, monies, accruals, increments or other benefits derived or received by it as a result of any transaction constituting as breach of any of the provisions of this Section 5.6 (the “Benefits”) and each of Timeline and WorkWise agrees to account for and pay over to Global any such Benefits. The Parties acknowledge that (a) the time, scope, geographic area and other provisions contained in this Section 5.6 are reasonable and necessary to protect the goodwill and business of the Buyer and Global and (b) the customers of Global may be serviced from any location and accordingly it is reasonable that the covenants set forth herein are not limited by narrow geographic area. If any covenant contained in this Section 5.6 is held to be unenforceable by reason of the time, scope or geographic area covered thereby, such covenant shall be interpreted to extend to the maximum time, scope or geographic area for which it may be enforced as determined by a court making such determination, and such covenant shall only apply in its reduced form to the operation of such covenant in the particular jurisdiction in which such adjudication is made.

5.7. Royalty Payments. If at any time following the Second Closing, Timeline requests that Buyer and/or any of the Key Employees assist Timeline with respect to the prosecution of any infringement claim regarding the Patents, then the Buyer, the UK Employees, the Key US Employees and/or employees hired by the Buyer or Global pursuant to Section 5.10 (collectively, all such employees, the “Key Employees”) shall render such assistance and Timeline will pay to the Buyer, within thirty (30) days following the final determination or settlement with respect to such infringement claim, an amount equal to three percent (3%) of all amounts received by Timeline as a result of such infringement claim, including three percent (3%) of ongoing payments arising out of a settlement, license or similar agreement promptly upon receipt thereof (the “Royalty Payments”). Notwithstanding the foregoing, in the event that any Key Employee is subpoenaed or otherwise called as a witness in any litigation, arbitration or proceeding regarding the Patents, such Key Employee’s appearance and testimony as a result of being so subpoenaed or called as a witness shall not be considered to be assistance hereunder and Timeline shall have no obligation to pay Buyer any amounts hereunder for any Royalty Payments therefor.

5.8. Contingent Service and Support. In the event the Requisite Shareholder Approval is not obtained and the Second Closing is terminated or otherwise does not occur, Timeline and WorkWise shall provide: (i) Global and its employees, agents and representatives with the equivalent of eight (8) man-hour weeks (each man-hour week consisting of 40 hours) of technical training over a four (4) month period, at no additional cost to the Buyer or Global, (ii) Global with service packs and releases for a period of at least eighteen (18) months, at no additional cost to the Buyer or Global, (iii) after such eighteen (18) month period, Global with service packs and releases at Timeline’s or WorkWise’s, as applicable, standard maintenance rate charged to other customers of Timeline or WorkWise, as applicable and (iv) provide Global with a right of first refusal to enter into an outsourcing arrangement with Timeline and WorkWise to market, sell or service their customers, prior to accepting any third party offer to effectuate a similar outsourcing arrangement, provided however that the terms of any outsourcing arrangement shall be on terms acceptable to Timeline, including as to price and quality of service, as determined by Timeline in its reasonable sole discretion. Notwithstanding the foregoing, Timeline’s and WorkWise’s obligations pursuant to clauses (ii) and (iii) of the foregoing sentence shall terminate in the event Timeline is acquired by a third party or sells all or substantially all of its assets.

5.9. Right to Hire Two Employees. Global or the Buyer may solicit, discuss employment with and hire up to two (2) employees of its choosing from Timeline or WorkWise after the date hereof, exclusive of the Key US Employees to be hired in connection with the Second Closing. Each of Timeline and WorkWise will waive any non-competition or non-solicitation provisions in agreements with Global, the Buyer or the employees with which Global or the Buyer is discussing employment which would otherwise prohibit Global, the Buyer or such employees from discussing such employment or entering into employment with, and performing services for, Global or the Buyer, which are the same or substantially similar to those previously performed for Timeline or WorkWise, as applicable. The Parties will cooperate in connection with transitioning any such employees to the employ of Global or the Buyer as contemplated hereby, provided that Global and Buyer agree and acknowledge that for a period of up to 60 days following Closing such employees shall be permitted to provide certain continuing training and other obligations to customers of Timeline, as reasonable requested by Timeline.

5.10. Exclusivity. From June 25, 2005 through the earlier of: (i) the Second Closing Date or (ii) the termination of this Agreement pursuant to Section 7.1 or 7.2, neither Timeline nor WorkWise shall: (A) directly or indirectly through any other party engage in any negotiations with or provide any information to any other Person with respect to an acquisition or license transaction involving Timeline, WorkWise, the UK Subsidiary or any substantial portion of their assets (collectively or each individually), except to the extent legally required for the discharge by each of their respective board of directors of its fiduciary duties as advised in writing by legal counsel, (B) directly or indirectly through any other party solicit any proposal relating to the acquisition of, or other major transaction involving Timeline, WorkWise or the UK Subsidiary or any substantial portion of their assets (collectively or each individually) or (C) sell, transfer, assign, license or otherwise dispose of any assets that would constitute a part of the Acquired Assets or the rights licensed under the Source Code License, or the Patent License if the Closings contemplated hereunder were consummated, other than the sale or license of products in the ordinary course of business (including any Non-Relevant Patent Transactions). Timeline and WorkWise shall promptly notify Global upon receipt of any unsolicited offer to engage in any of the foregoing or to discuss the possibility of any transaction or transactions which would be prohibited by the foregoing sentence if engaged in by Timeline or WorkWise.

5.11. Waiver of Dividends. Timeline hereby, on behalf of itself, its successors and assigns, waives any and all rights it may have to any past or present dividends from the UK Subsidiary, whether or not accrued, declared or payable now or in the future, and Timeline represents and warrants that, except for the obligation to transfer the Shares to the Buyer pursuant hereto, it has not transferred or assigned any interest in any such dividends.

6.	CONDITIONS TO CLOSINGS

6.1. Conditions to the First Closing.

(a) Conditions to Obligations of the Buyer and Global. The obligation of the Buyer and Global to consummate the transactions contemplated by Section 1.1 of this Agreement is subject to the satisfaction or waiver of the following conditions on or before the First Closing:

(i) Timeline shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the First Closing and shall deliver a certificate of its President to that effect;

(ii) The representations and warranties of Timeline in Section 2 of this Agreement shall be (A) true and correct in all respects, with respect to any representation and warranty qualified by materiality, and (B) true and correct in all material respects with respect to any other representation and warranty, on and as of the date of this Agreement and on and as of the First Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date) and Timeline shall deliver a certificate of its President to that effect;

(iii) There shall have been no First Acquisition Material Adverse Change occurring, discovered or disclosed to the Buyer following the date hereof;

(iv) The Parties shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices necessary or appropriate to consummate the transactions to occur at the First Closing in form and substance reasonably satisfactory to the Buyer;

(v) Timeline shall have executed and delivered the First Closing Ancillary Documents to which it is contemplated to be a party;

(vi) Timeline shall have delivered to the Buyer a certificate, as of the most recent practicable date, as to the corporate good standing of Timeline in Washington;

(vii) Timeline shall have delivered to the Buyer resolutions of its Board of Directors authorizing and approving all matters in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of Timeline as of the First Closing Date;

(viii) Legal counsel to Timeline shall have executed and delivered to the Buyer the First Closing Legal Opinion;

(ix) The UK Subsidiary shall have validly assigned, and Timeline shall have validly assumed, all Excluded UK Subsidiary Liabilities;

(x) The UK Landlord shall have consented, to the extent necessary to maintain the UK Lease in full force and effect without default or violation, to the purchase by the Buyer of the Shares;

(xi) Timeline shall have delivered to the Buyer such consents and waivers as the Buyer reasonably considers necessary to enable the Shares to be transferred to the Buyer and the Buyer to be registered as a member of the UK Subsidiary in accordance with this Agreement, for the purposes of the articles of association of the UK Subsidiary and any other applicable agreements or instruments; and

(xii) Timeline shall have delivered to the Buyer the other documents, instruments and certificates to be delivered by it pursuant to Section 1.1(f).

(b) Conditions to Obligations of Timeline. The obligation of Timeline to consummate the transactions contemplated by Section 1.1 of this Agreement is subject to the satisfaction or waiver of the following additional conditions:

(i) The Buyer shall have performed or complied with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the First Closing;

(ii) The representations and warranties of Global and the Buyer in Section 4 of this Agreement shall be (A) true and correct in all respects, with respect to any representation and warranty qualified by materiality, and (B) true and correct in all material respects with respect to any other representation and warranty, on and as of the date of this Agreement and on and as of the First Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date) and each of Global and the Buyer shall deliver a certificate of its respective President to that effect;

(iii) The Parties shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices necessary or appropriate to consummate the transactions to occur at the First Closing in form and substance reasonably satisfactory to Timeline;

(iv) All corporate and other proceedings required to be taken on the part of Global and the Buyer to authorize and approve this Agreement, the First Closing Ancillary Documents and the transactions contemplated hereby or thereby shall have been taken;

(v) Each of Global and the Buyer shall have executed and delivered the First Closing Ancillary Documents to which it is contemplated to be a party;

(vi) Each of Global and the Buyer shall have delivered to Timeline a certificate, as of the most recent practicable date, as to the corporate good standing of Global and the Buyer, as applicable, in the appropriate jurisdictions;

(vii) Global shall have delivered to Timeline resolutions of the Board of Directors of Global authorizing and approving all matters in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of Global as of the First Closing Date; and

(viii) The Buyer shall have delivered to Timeline resolutions of the Manager(s) of the Buyer authorizing and approving all matters in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of the Buyer as of the First Closing Date.

6.2. Conditions to the Second Closing.

(a) Conditions to Obligations of the Buyer and Global. The obligation of the Buyer and Global to consummate the transactions contemplated by Section 1.2 of this Agreement is subject to the satisfaction or waiver of the following conditions on or before the Second Closing:

(i) The First Closing shall have occurred;

(ii) Each of Timeline and WorkWise shall have performed or complied with its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Second Closing and each shall deliver a certificate of its respective President to that effect;

(iii) The representations and warranties of Timeline and WorkWise in Section 3 of this Agreement shall be (A) true and correct in all respects, with respect to any representation and warranty qualified by materiality, and (B) true and correct in all material respects with respect to any other representation and warranty, on and as of the date of this Agreement and on and as of the Second Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date) and each of Timeline and WorkWise shall deliver a certificate of its President to that effect;

(iv) There shall have been no Second Acquisition Material Adverse Change occurring, discovered or disclosed to the Buyer after the date of the First Closing;

(v) The Parties shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, including the approval of Timeline’s stockholders, necessary or appropriate to consummate the transactions to occur at the Second Closing in form and substance reasonably satisfactory to the Buyer;

(vi) Each of Timeline and WorkWise shall have executed and delivered the Second Closing Ancillary Documents to which it is contemplated to be a party;

(vii) Each of Timeline and WorkWise shall have delivered to the Buyer a certificate, as of the most recent practicable date, as to the corporate good standing of Timeline and WorkWise, as applicable, in the appropriate jurisdictions;

(viii) Timeline shall have delivered to the Buyer resolutions of its Board of Directors and resolutions of its shareholders authorizing and approving all matters in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of Timeline as of the Second Closing Date;

(ix) WorkWise shall have delivered to the Buyer resolutions of its Board of Directors and its sole stockholder authorizing and approving all matters in connection with this Agreement, the Second Acquisition Ancillary Documents and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of the UK Subsidiary as of the Second Closing Date;

(x) Legal counsel to Timeline shall have executed and delivered to the Buyer the Second Closing Legal Opinion;

(xi) The Key US Employees shall have executed and delivered to the Buyer or Global their Key US Employee Offer Letters.

(b) Conditions to Obligations of Timeline. The obligation of Timeline to consummate the transactions contemplated by Section 1.2 of this Agreement is subject to the satisfaction or waiver of the following additional conditions:

(i) The First Closing shall have occurred.

(ii) The Buyer shall have performed or complied with the agreements and covenants required to be performed or complied with by it under this Agreement as of or prior to the Second Closing;

(iii) The representations and warranties of Global and the Buyer in Section 4 of this Agreement shall be (A) true and correct in all respects, with respect to any representation and warranty qualified by materiality, and (B) true and correct in all material respects with respect to any other representation and warranty, on and as of the date of this Agreement and on and as of the Second Closing as though such representations and warranties were made on and as of such time (except for such representations and warranties that speak specifically as of the date hereof or as of another date, which shall be true and correct as of such date) and each of Global and the Buyer shall deliver a certificate of its respective President to that effect;

(iv) The Parties shall have obtained all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices necessary or appropriate to consummate the transactions to occur at the Second Closing in form and substance reasonably satisfactory to Timeline;

(v) All corporate and other proceedings required to be taken on the part of Global and the Buyer to authorize and approve this Agreement, the Second Closing Ancillary Documents and the transactions contemplated hereby or thereby shall have been taken;

(vi) Each of Global and the Buyer shall have executed and delivered the Second Closing Ancillary Documents to which it is contemplated to be a party;

(vii) Each of Global and the Buyer shall have delivered to Timeline a certificate, as of the most recent practicable date, as to the corporate good standing of Global and the Buyer, as applicable, in the appropriate jurisdictions;

(viii) Global shall have delivered to Timeline resolutions of the Board of Directors of Global authorizing and approving all matters in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of Global as of the Second Closing Date; and

(ix) The Buyer shall have delivered to Timeline resolutions of the Manager(s) of the Buyer authorizing and approving all matters in connection with this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby, certified by the Secretary or an Assistant Secretary of the Buyer as of the Second Closing Date.

7.	TERMINATION; WAIVER; CANCELLATION FEE

7.1. Prior to the First Closing.

(a) Termination. This Agreement may be terminated at any time prior to the First Closing (with respect to Section 7.1(a)(ii) through (iv) by written notice by the Timeline or Global, whichever is the Party terminating, to the other):

(i) by the mutual written consent of Timeline and Global;

(ii) by either Timeline or Global if the First Closing shall not have occurred by July 15, 2005; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the First Closing to occur on or before such date;

(iii) by either Timeline or Global if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting any of the transactions to be consummated at the First Closing, unless the Party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement; or

(iv) by Timeline or Global, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other Party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 6.1(a) (in the case of termination by Global) or Section 6.1(b) (in the case of termination by Timeline) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching Party of written notice of such breach from the other Party.

(b) Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1(a), except as provided in Section 7.3 hereof, there shall be no liability or obligation on the part of the Parties or their respective officers, directors, or stockholders, except to the extent that such termination results from the willful breach by a Party of any of its representations, warranties or covenants set forth in this Agreement; provided, however, that the provisions of Sections 5.4 and Section 9 shall remain in full force and effect and survive any termination of this Agreement.

7.2. Prior to the Second Closing.

(a) Termination. The “Second Closing Provisions” (as defined below) of this Agreement may be terminated at any time prior to the Second Closing (with respect to Section 7.1(b)(ii) through (iv) by written notice by Timeline or Global, whichever is the Party terminating, to the other):

(i) by the mutual written consent of Timeline and Global;

(ii) by either Timeline or Global if the Second Closing shall not have occurred by August 31, 2005; provided, however, that if Timeline has exercised the Timeline Second Closing Extension Option, then the Second Closing Provisions may be terminated by either Timeline or Global if the Second Closing shall not have occurred by September 30, 2005; and provided further the right to terminate the Second Closing Provisions of this Agreement under this clause (ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Second Closing to occur on or before such date;

(iii) by either Timeline or Global if a court of competent jurisdiction or other Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting any of the transactions to be consummated at the Second Closing, unless the Party relying on such order, decree or ruling or other action has not complied in all material respects with its obligations under this Agreement; or

(iv) by Timeline or Global, if there has been a breach of any representation, warranty, covenant or agreement on the part of the other Party set forth in this Agreement, which breach (i) causes the conditions set forth in Section 6.2(a) (in the case of termination by Global) or Section 6.2(b) (in the case of termination by Timeline) not to be satisfied and (ii) shall not have been cured within ten (10) business days following receipt by the breaching Party of written notice of such breach from the other Party.

(b) Effect of Termination. In the event of termination of the Second Closing Provisions of this Agreement as provided in Section 7.2(a), except as provided in Section 7.3 hereof, there shall be no liability or obligation on the part of the Parties or their respective officers, directors, or stockholders with respect to Section 1.2, Section 5.1 to the extent such section pertains to cooperation with respect to Acquired Assets or Acquired Business other than the First Acquisition Acquired Assets and the Analyst Acquired Business, Section 5.2, Section 5.3, Section 5.5, Section 5.6(b), Section 5.8 or Section 6.2 (collectively, the “Second Closing Provisions”), except to the extent that such termination results from the willful breach by a Party of any of its representations, warranties or covenants set forth in this Agreement.

7.3. Fee Upon Termination.

(a) In addition, in the event of: (i) a breach by Timeline or WorkWise of Section 5.10, (ii) the failure of Timeline or WorkWise to diligently proceed in good faith with the consummation of the Closings or (iii) a termination by Global or the Buyer of this Agreement pursuant to a material breach of this Agreement by Timeline or WorkWise, then Timeline will pay to Global an amount equal to: (x) all amounts outstanding under that Secured Promissory Note issued by Timeline to Global and dated as of June 1, 2005 (the “Bridge Loan”), (y) reasonable attorneys’ fees, accountants’ fees and appraisers’ fees incurred by Global or the Buyer in connection with the due diligence, negotiation and documentation of the Bridge Loan, this Agreement, the Ancillary Documents and the transactions contemplated by this Agreement and the Ancillary Documents and the non-binding letters of intent dated as of May 6, 2005 and June 27, 2005 related to such transactions and (z) $200,000 in consideration of other resources and lost opportunities on the part of Global and the Buyer.

(b) In the event of: (i) the failure of Global or the Buyer to diligently proceed in good faith with the consummation of the First Closing (other than a failure to so proceed by Global or the Buyer following a Material Adverse Change or disclosure thereof since the Current Balance Sheet Date), (ii) the failure of Global or the Buyer to diligently proceed in good faith with the consummation of the Second Closing subsequent to the First Closing (other than a failure to so proceed by Global or the Buyer following a Material Adverse Change or disclosure thereof since the Current Balance Sheet Date), or (iii) a termination by Timeline of this Agreement (or of the Second Closing Provisions) pursuant to a material breach of this Agreement by Global or the Buyer, then Global will pay to Timeline an amount equal to: (y) reasonable attorneys’ fees, accountants’ fees and appraisers’ fees incurred by Timeline in connection with the due diligence, negotiation and documentation of the Bridge Loan, this Agreement, the Ancillary Documents and the transactions contemplated by this Agreement and the Ancillary Documents and the non-binding letters of intent dated as of May 6, 2005 and June 27, 2005 related to such transactions and (z) $200,000 in consideration of other resources and lost opportunities on the part of Timeline, WorkWise and the UK Subsidiary.

(c) The Parties agree that the fees upon termination set forth above are reasonable consideration for the mutual agreement to enter into this Agreement (and the letters of intent preceding this Agreement) and to incur the time and expense of further investigation and negotiation of the transactions contemplated hereby and by the Ancillary Documents.

7.4. Extension; Waiver. At any time prior to a Closing, the Parties hereto, by action taken or authorized by their respective Boards of Directors (or, in the case of the Buyer, its Manager), may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto related to such Closing; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto in connection with such Closing; and (iii) waive compliance with any of the agreements or conditions contained herein with respect to such Closing. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party.

8. INDEMNIFICATION; RIGHT OF SETOFF

8.1. Indemnification by Timeline. Subject to the terms, conditions and limitations set forth in this Section 8, Timeline and WorkWise shall indemnify, hold harmless and defend the Buyer, Global and their respective officers, members, managers, employees and agents (each, a “Buyer Indemnified Party”) from and against any and all claims, loss, liability, damages, costs or expense (including reasonable attorneys’ and accountants’ fees, costs and expenses) of any kind or nature whatsoever, excluding any incidental, consequential or punitive damages of the Buyer, Global or the applicable Buyer Indemnified Party (“Buyer Damages”) relating to or arising out of: (a) any Excluded Assets or Excluded UK Subsidiary Liabilities, including Timeline’s failure to pay or satisfy any Excluded UK Subsidiary Liabilities; (b) any liabilities or obligations of Timeline or WorkWise other than Assumed Liabilities; (c) the breach of a representation and warranty of Timeline or WorkWise contained herein or in any Ancillary Document; (d) the breach of any covenant or agreement of Timeline or WorkWise contained herein or in any Ancillary Document; and (e) the failure of Timeline to pay any Royalty Payment when due.

8.2. Indemnification by the Buyer. Subject to the terms, conditions and limitations set forth in this Section 8, the Buyer and its successors and assigns, shall indemnify, hold harmless and defend Timeline and its officers, directors, stockholders, employees and agents (each, a “Timeline Indemnified Party”), from and against any and all claims, loss, liability, damages, costs or expense (including reasonable attorneys’ and accountants’ fees, costs and expenses) of any kind or nature whatsoever, excluding any incidental, consequential or punitive damages of Timeline, WorkWise or the applicable Timeline Indemnified Party (“Timeline Damages,” and Buyer Damages and Timeline Damages, as applicable, are referred to herein as “Damages”) relating to or arising out of: (a) any Assumed Liabilities, including the Buyer’s failure to pay or satisfy any such Assumed Liability; (b) the failure by Buyer to pay any payments when due under the Buyer Notes, (c) the breach of a representation and warranty of the Buyer or Global contained herein or in any Ancillary Document; (d) the breach of any covenant or agreement of the Buyer or Global contained herein or in any Ancillary Document; and (e) ownership and operation of the Acquired Business following Closing.

8.3. Notice and Payment of Claims.

(a) Notice and Payment of Claims. A Buyer Indemnified Party or a Timeline Indemnified Party seeking to avail itself of the provisions of this Section 8 (an “Indemnified Party”) shall provide notice of any claim for indemnification hereunder setting forth in reasonable detail the basis for such claim to Timeline or the Buyer, as applicable (the “Indemnifying Party”), promptly after becoming aware of, and shall provide to the Indemnifying Party as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages that the Indemnified Party shall have determined have given rise to, or could reasonably be expected to give rise to, a claim for indemnification hereunder; provided, however, that the right of the Indemnified Party to indemnification shall be reduced in the event of its failure to give timely notice only to the extent the Indemnifying Party is prejudiced thereby. The Indemnifying Party shall be given reasonable access to all books and records in the possession or under the control of the Indemnified Party which the Indemnifying Party reasonably determines to be related to such claim. The Indemnified Party will reasonably cooperate with the Indemnifying Party in its investigation and response to any third party claim. With respect to any third-party claim, the Indemnifying Party may assume the defense thereof with counsel of its choosing, upon the delivery to the Indemnified Party of written notice of its election so to do. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of any third-party proceeding and retention of counsel by the Indemnifying Party, the Indemnifying Party will not be liable to the Indemnified Party for any fees or disbursements of legal counsel subsequently incurred by the Indemnified Party in connection therewith. The Indemnified Party shall have the right to employ its own counsel in any such third-party proceeding, but all expenses related thereto incurred after notice from the Indemnifying Party of its assumption of the defense shall be at the Indemnified Party’s sole expense. The Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to a third party claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. The Indemnifying Party may consent to a settlement or other disposition of all or any part of any third-party claim which the Indemnifying Party is defending without first obtaining the written consent of the Indemnified Party, provided that such settlement or other disposition would not impose any penalty or limitation on the Indemnified Party.

(b) Payment into Escrow. In the event that the Buyer or Global has made a claim for indemnification under this Section 8 as an Indemnified Party that has not been finally resolved, then, to the extent that any payments under the Buyer Notes or the Global Guaranty are outstanding and payable, the Buyer or Global may, at its option, rather than making such payments under the Buyer Notes or the Global Guaranty, pay any amounts so payable, up to the maximum amount of the Buyer’s or Global’s good faith claim for Damages it or they would be entitled to as a result of such claim for indemnification hereunder (the “Maximum Holdback Amount”), to US Bank or another escrow agent reasonably mutually acceptable to Global and Timeline (the “Indemnification Escrow Agent”) to hold such amounts in escrow pending resolution of the claim for indemnification hereunder. Timeline and Global and/or the Buyer, as applicable, shall enter into a reasonable escrow agreement with the Indemnification Escrow Agent providing for such escrow on terms otherwise outlined herein and such other reasonable and customary terms as the Indemnification Escrow Agent may include in its form of escrow agreement, including reasonable fees and broad indemnification by the parties thereto of the Indemnification Escrow Agent. If the claim for indemnification is resolved in favor of the Indemnified Party to any extent, then such Indemnified Party shall send a written notice to the Escrow Agent, with a copy to Timeline, instructing the Escrow Agent to pay, out of the funds then held in escrow, the amount of Damages (and other fees or expenses awarded to the Indemnified Party in the resolution of the claim for indemnification) (the “Awarded Damages”). If Timeline does not object to such written notice by written notice to the Indemnification Escrow Agent with a copy to the Indemnified Party within ten (10) business days (a “Dispute Notice”), then the Indemnification Escrow Agent shall release the funds in escrow, up to the amount of the Awarded Damages, to the Indemnified Party. If the amount of the Awarded Damages is less than the amounts in escrow, then the Indemnification Escrow Agent shall pay any escrowed funds remaining after payment of the Awarded Damages to Timeline. If the amount of the Awarded Damages is greater than the amounts in escrow, then the Buyer or Global shall have the right to set off such deficiency against any payments then owing or owing at any time in the future under the Buyer Notes or the Global Guaranty. If the claim for indemnification is not resolved to any extent in favor of the Indemnified Party hereunder, then Timeline may send a written notice to the Indemnification Escrow Agent, with a copy to Global, instructing the Indemnification Escrow Agent to release the funds then in escrow to Timeline. If Global does not object to such written notice by written notice to the Indemnification Agent (with a copy to Timeline) within ten (10) business days (also, a “Dispute Notice”), then the Indemnification Escrow Agent shall release all funds then in escrow to Timeline. In the event that either Timeline or Global delivers a Dispute Notice, then the Indemnification Escrow Agent shall continue to hold the funds in escrow and Timeline and the Indemnified Party seeking indemnification hereunder shall promptly seek to have the disagreement regarding the right to the funds in escrow determined in the manner by which other disputes under this Agreement are to be determined or in a manner otherwise reasonably acceptable to both Timeline and Global. Unless settled by mutual agreement thereafter, the prevailing party in such subsequent litigation, arbitration or other dispute resolution mechanism shall be entitled to reasonable costs and fees incurred in connection with such subsequent litigation, arbitration or other dispute resolution, including without limitation attorneys’ fees, witness or expert fees, costs of production and, if reasonably necessary, reasonable travel costs. Upon determination of such dispute, the party prevailing in such dispute shall notify the Indemnification Escrow Agent as provided above and such notification shall again be subject to the provisions outlined above. Any interest accruing on funds held in escrow shall be distributed to the parties entitled to receive funds distributed from escrow in the same proportion as the escrowed funds are to be so distributed.

8.4. Mitigation of Damages. The Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification, including using commercially reasonable efforts to effect recovery from third parties and of available insurance claims in connection with such claim, and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

8.5. Indemnification Limitations. Notwithstanding any other provisions of this Agreement, with regard to claims by any Indemnified Party, except for claims arising out of or relating to: (i) Section 1.3, 2.1, 2.2, 3.1, 3.2, 4.1 or 4.2 hereof, (ii) fraud by Timeline, WorkWise or the UK Subsidiary or any of their employees, agents or officers in connection with the entering into of this Agreement or the consummation of a Closing hereunder, (iii) fraud by the Buyer or Global or any of their employees, agents or officers in connection with the entering into of this Agreement or the consummation of a Closing hereunder and (iv) payment obligations with respect to the First Acquisition Cash Consideration, Second Acquisition Cash Consideration, payments under the Buyer Notes, the Assumed Liabilities or the Royalty Payments, such claims shall be subject to the following limitations and conditions:

(a) Claims for indemnification made under this Agreement shall be required to be made by delivering notice to the Party from whom indemnification is sought no later than the expiration of twelve months from the applicable Closing Date.

(b) No claim for indemnification may be made until the aggregate amount of all Damages incurred by such Indemnified Party exceeds an amount equal to twenty thousand dollars ($20,000) (the “Indemnification Threshold”), thereafter such Indemnified Party shall be entitled to indemnification hereunder in excess of the Indemnification Threshold.

(c) The maximum aggregate amount that the Timeline Indemnified Parties may be entitled to receive under the indemnification provisions hereof shall be amount equal to all amounts actually paid hereunder as First Acquisition Cash Consideration or Second Acquisition Cash Consideration and under the Buyer Notes or the Global Guaranty.

(d) The maximum aggregate amount that the Buyer Indemnified Parties may be entitled to receive under the indemnification provisions hereof shall be amount equal to all amounts actually paid hereunder as First Acquisition Cash Consideration or Second Acquisition Cash Consideration and under the Buyer Notes or the Global Guaranty.

(e) The indemnification rights provided in this Section 8 shall constitute the exclusive remedy with respect to breach of representations, warranties, covenants and agreements contained in this Agreement, or based directly or indirectly on any rights or obligations established in this Agreement, whether any claims or causes of action asserted with respect to such matters are brought in contract, tort or any other legal theory whatsoever; provided, that, the foregoing notwithstanding, in the event of a breach of a covenant contained in Section 5, the Parties shall be entitled to injunctive relief or specific performance in accordance with applicable law; and the foregoing notwithstanding, this provision shall not be the exclusive remedy with respect to breaches of, or causes of action arising out of or with respect to, the Source Code License, or the Patent License.

9.	MISCELLANEOUS

9.1. Press Releases and Announcements. The Parties intend to jointly approve the content of all press releases or other announcements relating to the subject matter of this Agreement, and neither Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party, which consent shall not be unreasonably withheld, except that Timeline may make such filings with the SEC and distributions to its shareholders as are necessary to solicit and obtain the Requisite Shareholder Approval.

9.2. No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

9.3. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties with respect to the subject matter hereof and, except as specifically set forth herein, supersedes any prior understandings, agreements, or representations between the Parties, written or oral, that may have related in any way to the subject matter hereof.

9.4. Succession and Assignment. This Agreement may not be transferred, assigned, pledged or hypothecated by any Party, other than by operation of law or with the consent of the other Party, except that: (i) the Buyer and/or Global may assign its rights and obligations hereunder in connection with the sale of all or substantially all of its business, in which case Buyer and Global shall remain obligated for the obligations pursuant to this Agreement and (ii) the Buyer may assign or otherwise transfer its rights and obligations to Global or another affiliate in connection with its dissolution or other distribution of substantially all of its assets. Subject to the limitations set forth in the immediately preceding sentence, this Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.

9.5. Counterparts. This Agreement and the Ancillary Documents may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

9.6. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

9.7. Notices. All notices and other communications required or permitted under this Agreement shall be given in writing and shall be deemed effectively given (a) upon personal delivery, (b) one business day after it is sent via a reputable nationwide overnight courier service, (c) three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, or (d) upon receipt if sent by confirmed telecopy or confirmed electronic mail, in each case to the intended recipient as set forth below:

If to Timeline or WorkWise:

Timeline, Inc.

3055 112th Avenue N.E., Suite 106
Bellevue, WA 98004
Attn: Charles Osenbaugh
Phone: (425) 822-3140
Fax: (425) 822-1120

with a copy to:

Cairncross & Hempelmann, P.S.

524 Second Avenue, Suite 500

Seattle, Washington 98104-2323

Phone: Fax: Attn:	(206) 587-0700 (206) 587-2308 Timothy M. Woodland, Esq.

If to the Buyer:

Timeline Acquisition LLC

c/o Global Software, Inc.

3200 Atlantic Avenue
Raleigh, N.C. 27604
Attn: Ron Kupferman
Phone: (919) 872-7800
Fax: (919) 876-8205

If to Global:

Global Software, Inc.

3200 Atlantic Avenue

Raleigh, N.C. 27604
Attn: Ron Kupferman
Phone: (919) 872-7800
Fax: (919) 876-8205

Any Party may change the address to which notices, instructions and communications are to be delivered by giving the other Party notice thereof in the manner herein set forth in this Section 9.7.

9.8. Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of North Carolina. Legal proceedings relating to this Agreement, the Ancillary Documents and the transactions contemplated hereby and thereby may be commenced in the federal or state courts of the State of North Carolina, and each of the Parties consents to the non-exclusive jurisdiction of such courts in any such action or proceeding and waives any objection to venue laid therein.

9.9. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless in writing executed by an authorized representative of the Party to be bound, and no such waiver shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

9.10. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

9.11. Expenses. Each Party shall bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby.

9.12. Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against either Party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including,” as used herein means including without limitation.

9.13. Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.14. Delivery of Possession. The right of possession and the risk of loss of the First Acquisition Acquired Assets shall accrue to the Buyer upon the First Closing. The right of possession and the risk of loss of the Second Acquisition Acquired Assets shall accrue to the Buyer upon the Second Closing. Timeline shall cooperate, prior to and after each Closing, and render such assistance as may be deemed reasonably necessary to accomplish the successful transfer of the Acquired Assets to the Buyer, including communication with suppliers, employees and customers. The Buyer shall be entitled to all receipts of the Acquired Analyst Business for the day of the First Closing and thereafter. The Buyer shall be entitled to all receipts of the remainder of the Acquired Business for the day of the Second Closing and thereafter.

(Signatures on Following Page)

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

GLOBAL SOFTWARE, INC.

By: Name: Name:	/s/ Ron Kupferman Ron Kupferman Chief Executive Officer

TIMELINE ACQUISITION LLC

By: Global Software, Inc.

Its: Manager

By:/s/ Ron Kupferman Name:Ron Kupferman Name: Chief Executive Officer

TIMELINE, INC.

By: Name: Title:	/s/ Charles R. Osenbaugh Charles R. Osenbaugh Chief Executive Officer

WORKWISE SOFTWARE, INC.

By: Name: Title:	/s/ Charles R. Osenbaugh Charles R. Osenbaugh Chief Executive Officer

EXHIBIT A-1
FORM OF FIRST ACQUISITION BILL OF SALE

1. Conveyance. In consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Timeline, Inc., a Washington corporation (“Seller”), does hereby grant, bargain, sell, convey and transfer to Timeline Acquisition LLC, a North Carolina limited liability company (“Buyer”), all of its right, title and interest, if any, in and to, all and singular, the First Acquisition Acquired Assets, as such terms are defined in that certain Asset Purchase Agreement dated July 20, 2005, among Seller, Buyer, Global Software, Inc. and WorkWise Software, Inc. (the “Purchase Agreement”).

2. Further Assurances. From time to time after the date hereof, Seller will execute and deliver to Buyer such instruments of sale, transfer and conveyance and such consents, assurances, powers of attorney and other instruments as may be requested by Buyer in order to vest in Buyer all rights, title and interest of Seller in and to the First Acquisition Acquired Assets and otherwise to carry out the purpose and intent of this Bill of Sale.

3. Purchase Agreement. This Bill of Sale is made subject to and with the benefit of the representations and warranties, agreements, covenants, terms, conditions, limitations and other provisions of the Purchase Agreement (including without limitation the Exhibits and Schedules attached thereto), which is incorporated herein by reference. In the event of a conflict between this Bill of Sale and the Purchase Agreement, the terms of the Purchase Agreement shall take precedence and control.

4. Miscellaneous. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its conflict of law doctrines. The terms of this Bill of Sale shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. This Bill of Sale and the Purchase Agreement constitute the entire contract between the parties with respect to the subject matter hereof.

Dated this 20th day of July, 2005.

TIMELINE, INC.

By:
Charles R. Osenbaugh, Chief Executive Officer

EXHIBIT A-2
FORM OF SHARE TRANSFERS

[See attached Stock Transfer Forms (3) and Power of Attorney]
EXHIBIT B
FORM OF SOURCE CODE LICENSE AGREEMENT

This Source Code License Agreement (“Agreement”) is made and entered into this 20th day of July, 2005 (“Effective Date”), by and between Timeline, Inc., a Washington corporation (“Licensor”), and Global Software, Inc., a North Carolina corporation (“Licensee”).

Article I Recital

Licensor and Licensee are parties to a certain Asset Purchase Agreement dated as of equal date hereto (the “Asset Purchase Agreement”), under which Licensor agrees, among other things, to enter into this Source Code License Agreement.

Article IAgr	eement

The parties hereby agree as follows:

1. Definitions

1.1	“Affiliate” shall mean, with respect to a party any entity that directly or indirectly controls, is controlled by or is under common control with that party.

1.2	“Derivatives” shall mean: (a) for copyrightable or copyrighted material, any translation (including translation into other computer languages), port, modification, correction, addition, extension, upgrade, improvement, compilation, abridgment or other form in which an existing work may be recast, transformed or adapted; (b) for patentable or patented material, any improvement thereon; and (c) for material which is protected by trade secret, any new material derived from such existing trade secret material, including new material which may be protected by copyright, patent and/or trade secret.

1.3	“Intellectual Property Rights” shall mean all copyrights, trademarks, service marks, trade secrets, patents, patent applications, moral rights, contractual rights of non-disclosure, and all other proprietary rights.

1.4	“Private Label Products” shall mean those privately labeled versions of the Software and any Licensee Derivatives thereof which may consist of the integration of the Software (or any Licensee Derivative) with other programs, modules or components or other systems or processes to enhance its functioning and/or create a different process or program.

1.5	The “Software” shall mean the software and associated documentation, as described in Exhibit A in source code and object code form and any updates or upgrades to the “Software” publicly released by Licensor for a period of eighteen (18) months following the Effective Date.

1.6	“Territory” shall mean United Kingdom, Europe, Africa and the Middle East.

2. License and Ownership Rights

2.1	License Grant. During the term and subject to compliance with the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, worldwide, sublicensable (except as specifically provided otherwise in Section 2.2), non-transferable (except as provided in Section 8.4), non-assignable (except as provided in Section 8.4) limited license (i) to use, copy, and modify the Software and to: (a) create Derivatives based on the Software (a “Licensee Derivative”), (b) to maintain or enhance the Software, and/or (c) to develop Private Label Products; (ii) to market, distribute and sell or license to end-users, directly or through multiple tiers, the Software, Derivatives and Private Label Products; and (iii) to sublicense its rights under subsections (i)(b) and (i)(c) hereunder, all as subject to the restrictions in Section 2.2.

2.2	License Restrictions and Licensee Covenants. Licensee shall not distribute the Software or any Derivatives thereof to those customers listed on Schedule 1.2 (a)(iii) to the Asset Purchase Agreement. Licensee shall not distribute or license the source code licensed to it hereunder anywhere other than the Territory. Licensee will not alter or remove any copyright, patent or patent pending notice which is placed on, embedded in or otherwise affixed to the Software. Licensee shall ensure that the Licensor’s proprietary notices are prominently displayed in connection with the distribution of the Software or any Derivatives thereof. No sublicense granted under this Agreement shall be broader in any respect than the sublicensable rights of Licensee specified in Section 2.1 as restricted by this Section 2.2. In addition, Licensee shall comply with any restrictions on the foregoing license included in this Agreement (including the exhibits hereto).

2.3	Ownership. Licensor retains all right, title and interest in and to the Software. Each party shall be the sole owner of any modifications or Derivatives that it creates based on the Software, including but not limited to any designs, computer code, or materials.

2.4	No Other Rights. Licensee agrees that this Agreement does not grant to it distribution rights to the Software or any Derivatives thereof, in either source or object code form, except as otherwise provided in subsection 2.1 above. Under no circumstances will the license grant set forth in Section 2.1 be construed as granting, by implication, estoppel or otherwise, a license to any Licensor technology other than the Software. Licensee agrees that, as a condition to the licenses granted above, it will not, at any time (except in the event that this Agreement is terminated pursuant to the terms of the Asset Purchase Agreement), contest anywhere in the world Licensor’s ownership of the Software, nor will Licensee, at any time (except in the event that this Agreement is terminated pursuant to the terms of the Asset Purchase Agreement), challenge the validity of Licensor’s Intellectual Property Rights in the Software. Without limiting any rights or obligations set forth in the Asset Purchase Agreement, nothing herein shall require Licensor to provide support, or any maintenance of the Software of any kind. Without limiting any rights or obligations set forth in the Asset Purchase Agreement, all rights not expressly granted herein as to the Software are expressly reserved by Licensor. In the event that , at any time (except in the event that this Agreement is terminated pursuant to the terms of the Asset Purchase Agreement), Licensee has any knowledge of any infringement of, or litigation instituted with respect to, the Software by any person, Licensee shall immediately notify Licensor. Additionally, in such event, Licensee shall immediately furnish to Licensor copies of all correspondence, notices, advertising, complaints, legal documents, and other written materials relating to any such infringement, litigation or challenge which it may have in its possession. In no event shall Licensee’s or any third party’s possession, use, modification, licensing or any other exploitation of the Software or the Derivatives as permitted by this Agreement be construed as an infringement of Licensor’s or Licensor’s Affiliates’ Intellectual Property Rights in the Software.

2.5	Indemnification of Licensor. Licensee agrees to indemnify, defend and hold Licensor harmless from any claims arising out of Licensee’s use or modification of the Software or its use or distribution of the Derivatives.

2.6	Delivery of Source Code. By the end of the business day next following the date hereof, Licensor shall deliver to the Licensee those components of the Software currently prepared for delivery (including the Software described as Analyst Suite 2.9, including service packs through current service pack (SP2)) in such manner as reasonably requested by the Licensee, Licensor shall work diligently to deliver the remaining Software (including the source code with commentary, related modules, object code and related modules and documentation)components in such manner as reasonably requested by the Licensee and will in any event deliver all such components to Licensee within fourteen (14) business days of the date hereof.

3. Confidentiality

3.1	Definition. “Confidential Information” of a party means any and all technical or non-technical information related to the past, current or proposed operations, products, technology, services and business of such party (the “Discloser”) (i) disclosed or otherwise made available in any manner by such party to the other party (the “Recipient”) which is disclosed or made available in connection with or is related to this Agreement, or (ii) to which the Recipient may gain access in the performance of this Agreement, whether disclosed orally, visually or through any tangible medium. Information and material need not be labeled or marked “confidential” or bear similar language or mark to be deemed Confidential Information hereunder, and failure to do so will not give rise to an inference that the information disclosed is not confidential. For the avoidance of doubt, Confidential Information of Licensor includes the Software source code and Intellectual Property Rights therein.

3.2	Exclusions. The term “Confidential Information” does not include, and the obligation of confidentiality hereunder will no longer attach to, information when the Recipient can document that such information: (a) was already in the Recipient’s possession, free of any obligation of confidence, as shown by the Recipient written records in existence at the time of disclosure; (b) is or becomes generally known to the public at the time the Discloser communicates such information to the Recipient, or subsequently, through no breach of this Agreement by the Recipient; (c) is received independently and without restriction by the Recipient from a third party not under an obligation to the Discloser or others to keep such information confidential; (d) is independently developed by the Recipient’s personnel without not having access, directly or indirectly, to Confidential Information of the Discloser; provided, however, that the Recipient will bear the burden of proving that such personnel did not have access to the Confidential Information.

3.3	Restrictions on Use and Disclosure. The Recipient will hold the Discloser’s Confidential Information in strict confidence, and use such care and take all precautions to protect such Confidential Information as the Recipient employs with respect to its most confidential materials, but in no case less than reasonable precautions. The Recipient must maintain the Discloser’s Confidential Information in a physically secure manner at all times and will take all necessary steps to prevent the unauthorized use of dissemination or such Confidential Information. Except as expressly permitted under this Agreement (including in connection with the license, sublicense, assignment, maintenance and support of the Software, Derivatives and Private Label Products permitted hereunder), the Recipient may not use or reproduce the Discloser’s Confidential Information for any purpose. Except as expressly permitted under this Agreement (including in connection with the license, sublicense, assignment, maintenance and support of the Software, Derivatives and Private Label Products permitted hereunder),the Recipient may not disclose any of the Discloser’s Confidential Information or any information derived therefrom to third parties or to employees of the Recipient, other than (a) to its auditors, accountants or counsel; or (b) to those employees and authorized representatives who are required to have access to such information in order to fulfill the Recipient’s obligations under this Agreement, provided, that each such party has agreed in writing to maintain such information in confidence in accordance with terms substantially similar to, and no less restrictive than, those imposed on the Recipient under this Section 3. The Recipient will notify the Discloser in writing immediately if it becomes aware of or suspects that the security of the Confidential Information has or may be compromised in any way. The Recipient agrees that it will comply with the foregoing obligations at all times and notwithstanding the termination or expiration of this Agreement. Notwithstanding the foregoing, the Recipient may disclose the Discloser’s Confidential Information to the extent required by a valid order by a court of competent jurisdiction or other governmental authority; provided, however, that the Recipient uses all reasonable efforts to notify the Discloser of such order in advance so that the Discloser has a reasonable opportunity (at its own expense) to object to the disclosure, or to seek confidential treatment or other protective measures to preserve, to the extent possible, the confidentiality of the Confidential Information, and will cooperate with Discloser in connection therewith.

3.4	Additional Procedures for Handing Source Code. Licensee may permit access to the source code in all forms only to employees or authorized representatives who are subject to obligations and written requirements obligating them to maintain the source code in confidence in accordance with terms substantially similar to, and no less restrictive than, those imposed under this Section 3 (“Authorized Users”). Licensee will provide passwords to the source code only to Authorized Users. Printouts and backup copies of the source code must be securely stored in a restricted area. Any source code sublicense permitted under this Agreement shall be subject to the same conditions.

4. Disclaimer Of Warranties

WITHOUT LIMITING THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE ASSET PURCHASE AGREEMENT, LICENSOR MAKES NO WARRANTIES REGARDING THE SOFTWARE AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESS, IMPLIED, OR STATUTORY, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF TITLE, NON-INFRINGMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND OF ALL OTHER OBLIGATIONS OR LIABILITIES ON LICENSOR’S PART. LICENSOR DOES NOT WARRANT THAT THE FUNCTIONS CONTAINED IN THE SOFTWARE WILL MEET THE LICENSEE’S REQUIREMENTS, OR THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED OR ERROR-FREE, OR THAT DEFECTS IN THE SOFTWARE CAN BE CORRECTED. FURTHERMORE, LICENSOR DOES NOT WARRANT OR MAKE ANY REPRESENTATIONS REGARDING THE USE OR THE RESULTS OF THE USE OF THE SOFTWARE OR RELATED DOCUMENTATION IN TERMS OF THEIR CORRECTNESS, ACCURACY, RELIABILITY, OR OTHERWISE. NO ORAL OR WRITTEN INFORMATION OR ADVICE GIVEN BY LICENSOR OR ITS AUTHORIZED REPRESENTATIVES SHALL CREATE A WARRANTY OR IN ANY WAY INCREASE THE SCOPE OF THIS WARRANTY.

5. Limitation Of Liability

NEITHER LICENSOR NOR ANYONE ELSE WHO HAS BEEN INVOLVED IN THE CREATION, PRODUCTION, OR DELIVERY OF ANY SOFTWARE SHALL BE LIABLE FOR ANY INDIRECT, CONSEQUENTIAL, OR INCIDENTAL DAMAGES (INCLUDING DAMAGES FOR LOSS OF BUSINESS PROFITS, BUSINESS INTERRUPTION, LOSS OF BUSINESS INFORMATION, AND THE LIKE) ARISING OUT OF THE USE OR DISTRIBUTION OR INABILITY TO USE OR DISTRIBUTE ANY PRODUCT, EVEN IF LICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT, IN NO EVENT SHALL LICENSOR OR ANY OF ITS AFFILIATES OR SUPPLIERS BE LIABLE FOR ANY CLAIM IN TORT, CONTRACT, EQUITY OR OTHERWISE EXCEEDING, DIRECT DAMAGES UP TO THE AMOUNT PAID BY LICENSEE TO LICENSOR UNDER THIS AGREEMENT.

6. Term and Termination

6.1	Term. This Agreement shall be effective from the Effective Date until termination pursuant to Section 6.2.

6.2	Termination. This Agreement may be terminated by Licensor for cause effective upon notice of termination in the event of (i) a material breach of this Agreement by Licensee; or (ii) Licensee’s making an assignment for the benefit of its creditors, the filing under any voluntary bankruptcy or insolvency law, under the reorganization or arrangement provisions of the United States Bankruptcy Code, or under the provisions of any law of like import in connection with Licensee, or the appointment of a trustee or receiver for Licensee or its property. If this Agreement is terminated with cause, Licensee shall immediately return all copies of the Software and related materials in Licensee’s possession or under its control.

6.3	Cessation of Use. Upon termination of this Agreement, Licensee shall cease using the Software and documentation and promptly return all copies of the Software, Documentation and all other Confidential Information in its possession or control. Licensee shall delete all copies of such materials residing in on or off-line computer memory, and destroy all copies of such materials to the extent such materials incorporate Licensee’s Confidential Information. Licensor shall be entitled to enter Licensee’s location(s) to repossess and remove the Software, documentation, and any other Confidential Information. Licensee shall, within five (5) days from the effective date of the termination, certify in writing by an officer or director of the party that all copies of the Software and documentation have been returned, deleted and destroyed.

6.4	Survival. The provisions of Sections 2.2, 2.3, 2.4, 2.5, 3, 4, 5, 6, 7.2, 7.3, and 8 shall survive termination of this Agreement, except as expressly provided in such Sections.

7 Trade Designations.

7.1	License Grant. During the term and subject to Licensee’s compliance with the terms and conditions of this Agreement (and, to the extent Licensor has any right or title in or to the Licensor Trade Designations (as defined herein)), Licensor hereby grants Licensee a non-exclusive, worldwide, sub-licensable (subject to the same restrictions applicable to sub-licensing of Software as set forth in Section 2.2 hereof), non-transferable (except as provided in Section 8.4), non-assignable (except as provided in Section 8.4) limited license to reproduce and use the trademarks, trade names, logos and designations approved by Licensor in writing from time to time (“Licensor’s Trade Designations”) in connection with Licensee’s marketing and distribution of the Software. Licensee’s use of such Licensor’s Trade Designations will be in accordance with Licensor’s reasonable trademark usage policies, as modified by Licensor’s from time to time. Upon prior notice to Licensee, Licensor’s may inspect Licensee’s use of the Licensor’s Trade Designations, subject to reasonable confidentiality agreements providing that Licensor will not disclose or use any such information for any purposes other than for quality assurance with respect to Licensor’s Trade Designations. The use of Licensor’s Trade Designations “Analyst Financials,” “Analyst Suite” “Analyst Reporting,” “Analyst Budgeting,” “Analyst Consolidations,” all derivatives thereof and all stylized versions incorporating such terms, to the extent if and as currently utilized in the Analyst Acquired Business (as defined in the Asset Purchase Agreement), including but not limited to, those stylized versions of “Analyst Financials” incorporated on the product documentation, splash screen and website, is hereby approved.

7.3	Private Branding. Licensee may add its trademarks, trade names, logos and other designations to marketing materials and documentation; provided, that Licensor’s Trade Designations are not removed, altered or obscured.

7.4	No Licensee Rights. All goodwill arising from Licensee’s use of the Licensor’s Trade Designations shall accrue to Licensor. At no time during or after the term of this Agreement shall Licensee challenge or assist others to challenge Licensor’s trademarks (except to the extent such restriction is expressly prohibited by applicable law) or the registration thereof or attempt to register any trademarks, marks or trade names confusingly similar to those of Licensor’s. Upon expiration or termination of this Agreement, Licensee shall immediately cease to use all Licensor’s Trade Designations.

8. General

8.1	Notices. All notices and requests in connection with this Agreement shall be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

To Licensee:		To Licensor:

Global Software, Inc.

3200 Atlantic Avenue

Raleigh, N.C. 27604

Attention:	Ron Kupferman

Phone:	(919) 872-7800

Fax:	(919) 876-8205

8.2	Governing Law/Jurisdiction/Attorneys’ Fees. This Agreement shall be construed and controlled by the laws of the State of Washington, and Licensee consents to exclusive jurisdiction and venue in the federal courts sitting in King County, Washington, unless no federal jurisdiction exists, in which case Licensee consents to exclusive jurisdiction and venue in the Superior Court of King County, Washington. Licensee waives all defenses of lack of personal jurisdiction and forum non conveniens. Process may be served on either party in the manner authorized by applicable law or court rule. If either party employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys’ fees, costs and other expenses.

8.3	No Partnership. Neither this Agreement, nor any terms and conditions contained herein, shall be construed as creating a partnership, joint venture, agency relationship or as granting a franchise.

8.4	Prohibition on Assignment by Licensee. Licensee may not assign this Agreement, nor assign any rights or delegate any obligations under this Agreement, without the prior written consent of Licensor, except that Licensee may assign this Agreement without Licensor’s prior written consent: (a) to its Affiliate; and (b) in connection with (i) a merger, consolidation, or similar transaction involving (directly or indirectly) Licensor, or (ii) a sale, lease, license, or other disposition of all or substantially all of the assets of Licensor or all or substantially all of the assets of a division or other business unit of Licensor to which this Agreement relates. Any attempted or purported assignment or delegation by Licensee in violation of this Section 8.4 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

8.5	Validity. If any part of this Agreement is held to be illegal or unenforceable, the validity or enforceability of the remainder of this Agreement shall not be affected.

8.6	Binding. This Agreement will be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

8.7	No Waiver. Failure by either party to exercise any right or remedy under this Agreement does not signify acceptance of the event giving rise to such right or remedy.

8.8	Entire Agreement. This Agreement and its Exhibit(s) together with the Asset purchase agreement comprise the entire agreement between the parties regarding the subject matter hereof and supersedes and merges all prior proposals, understandings and all other agreements, oral and written between the parties relating to the Agreement.

8.9	Equitable Relief. The parties acknowledge and agree that it is impossible to measure in money the damages that will accrue to a party hereto by reason of the other party’s breach of Sections 2 and 3, and that such a breach will cause irreparable harm to the non-breaching party. In addition to any other right or remedy available at law or in equity, and notwithstanding the provisions of Section 8.2, the non-breaching party may apply to any court of competent jurisdiction for specific performance or injunctive relief to enforce or prevent any breach of Sections 2 and 3 without posting a bond or other security.

8.10	Attorney’s Fees. In any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (“Action”), the Prevailing Party (defined below) in the Action will be entitled to recovery from the other party its reasonable attorneys’ fees and expenses, including without limitation expert witness fees, court costs and other out-of-pocket costs, incurred in connection with the Action, in addition to any other relief that may be awarded. As used herein, “Prevailing Party” means that party in whose favor any monetary or equitable award is made, regardless of settlement offers.

IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

Timeline, Inc.	Global Software, Inc.
By: /s/ Charles R. Osenbaugh	By: /s/ Ron Kupferman
Title: Chief Executive Officer	Title: Chief Executive Officer
Date: July 20, 2005	Date: July 20, 2005

EXHIBIT A

Software

Source and, where applicable, object code for:

•	Analyst Suite 2.9, including service packs through current service pack (SP2).

•	Analyst Suite 2.8, including service packs through current service pack (SP6).

•	Analyst Security module.

•	Last known version of Analyst Allocations module.

•	Last known version of Analyst Web reporting.

•	Beta source code for Analyst Suite 3.0.

•	All custom filters fore the foregoing (other than filters solely for customers listed on Schedule 1.2 (a)(iii) to the Asset Purchase Agreement), including but not limited to:

oInfinium oCedar oSage oMondas

•	Analyst Alerts (Analyst specific subset of Workwise)1

•	All PDF source for manuals, training guides, on line help, all available program documentation. PDF/source for all marketing materials.

•	List of current outstanding bugs and reported issues for the foregoing, including that in the “BITS” system.

•	Any support and debugging tools for the foregoing that have been developed to support the helpdesk and program debugging function, e.g., the TLCSI program.

•	Any demonstration, help and instructional materials and files for the foregoing.

EXHIBIT C
FORM OF TIMELINE ASSIGNMENT AND ASSUMPTION AGREEMENT

This Agreement is made and entered into effective as of the 20th day of July, 2005 (the “Effective Date”) by and between Analyst Financials Limited, a private limited company incorporated in England (“Assignor”), and Timeline, Inc., a Washington corporation (“Assignee”).

Pursuant to the terms of that certain Asset Purchase Agreement dated as of July 20, 2005 among Assignee, Timeline Acquisition LLC, Global Software, Inc. and WorkWise Software, Inc. (“Purchase Agreement”), among other things, at the First Closing (as defined in the Purchase Agreement) it has been agreed to that Assignee shall assume from Assignor certain liabilities, as more particularly set forth in the Purchase Agreement. All capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth herein, IT IS HEREBY AGREED AS FOLLOWS:

1. Assumption. From and after the Effective Date, Assignee does hereby assume Assignor’s obligations with respect to the Excluded UK Subsidiary Liabilities and shall indemnify Assignor on demand against all liabilities, losses, claims, costs and expenses which Assignor may incur arising from or in connection with any failure of Assignee to perform any such obligations. The procedures for making, determining liability with respect to and payment of claims for indemnification hereunder, shall be as provided in Section 8.3(a) of the Purchase Agreement with respect to claims thereunder, provided that the “Indemnifying Party” shall refer to Assignor, the “Indemnified Party” shall refer to Assignee and “Damages” shall refer to the liabilities, loses, claims, costs and expenses for which Assignee is indemnified pursuant to the preceding sentence.

2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina and may not be amended or modified except by written instrument signed by the parties hereto.

3. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement via telephone facsimile transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

4. Entirety. This Agreement and the documents executed in furtherance hereof or in conjunction herewith, including but not limited to the Purchase Agreement, represent the entire agreement of the parties with respect to the subject matter hereof.

5. Severability. Should any one or more of the provisions hereof be deemed to be invalid or unenforceable said determination shall not affect the validity or enforceability of the remaining terms hereof.

EXECUTED as of the day and year first set forth above by duly authorized representatives of the parties hereto intending to be bound hereby.

ASSIGNOR:

ANALYST FINANCIALS LIMITED

By:	—
Name:	—
Title:	—

ASSIGNEE:

TIMELINE, INC.

By:
Charles R. Osenbaugh, Chief Executive Officer

EXHIBIT D
FORM OF FIRST ACQUISITION NOTE

ARTICLE I PROMISSORY NOTE

$480,000	Raleigh, North Carolina

July 20, 2005

Timeline Acquisition LLC, a North Carolina limited liability company (the “Company”), for value received, hereby promises to pay to the order of Timeline, Inc., a Washington corporation or its successors and assigns (the “Holder”) in lawful money of the United States of America at the address for notices to Holder set forth below, the principal amount of Four Hundred Eighty Thousand Dollars ($480,000). This Promissory Note (this “Note”) is being given as consideration pursuant to an Asset Purchase Agreement by and among the Company, Global Software, Inc. (“Global”), Timeline, Inc., and WorkWise Software, Inc. (the “Agreement”), is the “First Acquisition Note” referred to therein, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

1. Interest. The principal amount outstanding hereunder shall bear interest at the rate of six percent (6%) per annum, simple interest.

2. Payments.

2.1 If not sooner paid, the Company shall pay all principal and accrued interest outstanding hereunder according to the following payment schedule: (a) a repayment in the principal amount of $240,000.00, plus all accrued interest thereon (the “18-Month Repayment”), shall be due on January 20, 2007; and (b) all remaining principal and all accrued interest thereon (the “36-Month Repayment”), shall be due on July 20, 2008. All payments made hereunder shall be applied first to Holder’s collection costs and attorneys fees, if any, second to accrued but unpaid interest, and then to reduce the principal balance owing on this Note.

2.2 The foregoing notwithstanding, in the event that the Timeline Second Closing Extension Option is exercised under the Agreement, the amount of principal outstanding under this Note shall be reduced by $20,000.

2.3 In addition, in the event that the Company or Global has delivered amounts to an Indemnification Escrow Agent pursuant to Section 8.3(b) of the Purchase Agreement (or has notified Holder of a claim for indemnification under the Purchase Agreement and is, in good faith, holding amounts to deliver to an Indemnification Escrow Agent as soon as one is mutually agreed upon by the parties and does, in fact, so deliver such amounts to the Indemnification Escrow Agent promptly upon mutual agreement) (such amounts, “Escrowed Payments”), then: (i) to the extent any such Escrowed Payments apply to payment on this Note, the Company may delay the amount of such payments which would otherwise be due and owing under this Note, with such amounts not being due until resolution of the claim(s) underlying the Escrowed Payments and release of the Escrowed Payments by the Indemnification Escrow Agent and (ii) to the extent that resolution (or settlement) of indemnification claims underlying Escrowed Payments applicable to this Note results in a determination that a Buyer Indemnified Party is entitled to Buyer Damages, then the amount of such Damages shall be deemed to have been paid to the Holder under this Note and then repaid by the Holder to the Company or Global, as the case may be, as indemnification under the Purchase Agreement.

3. Prepayment.

3.1 All unpaid principal and accrued interest under this Note may be prepaid without penalty, in whole or in part.

3.2 Upon payment in full of the amounts payable hereunder, this Note shall be surrendered to the Company for cancellation.

4. Default.

4.1 Events of Default. The happening or occurrence of any of the following shall constitute an event of default (each, an “Event of Default”) under this Note: (a) the failure to make when due any payment described herein, whether of principal, interest, late charges or otherwise, provided that the foregoing shall not constitute an “Event of Default” unless and until the Holder has given the Company written notice of such failure and the Company has failed to make all payments then due within fourteen (14) calendar days of the date of such notice; (b) the inability of the Global to pay its debts as they become due, or the insolvency of Global, or the application for the appointment of a receiver or custodian for Global or any of its property, or the entry of an order for relief or the filing of a petition by or against Global under the provisions of any bankruptcy or insolvency law, or any assignment for the benefit of creditors by or against Global; provided, in the case of any such proceeding instituted against Global by one or more third parties, such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in any such proceeding shall occur; or (c) an Event of Default under this Note or the Second Acquisition Note.

4.2 Remedies Upon Default; Default Interest. Upon the occurrence of any Event of Default under this Note, at the sole option of Holder, the entire principal balance of this Note and all interest and other costs, expenses and charges thereon automatically shall immediately become due and payable without notice or demand. Whether or not the Company exercises such option to accelerate, the entire principal balance, all accrued interest, and all other amounts payable under this Note shall bear interest from the date of the Event of Default until cured at a default rate equal to two percent (2%) plus the rate of interest otherwise payable under this Note. Such default interest shall be payable on demand. Lender’s failure to exercise any right or remedy shall not be a waiver of the right to exercise the same upon any subsequent Event of Default. The foregoing remedies shall be in addition to all other legal and equitable rights and remedies of Lender.

5. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Company may not assign, pledge or otherwise transfer this Note or its obligations hereunder without the prior written consent of the Holder.

6. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law thereof.

7. Notices. All notices and other communications required or permitted under this Note shall be given in writing and shall be deemed effectively given (a) upon personal delivery, (b) one day after it is sent via a reputable nationwide overnight courier service, (c) three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, or (d) upon receipt if sent by confirmed telecopy or confirmed electronic mail, in each case to the intended recipient as set forth in the Agreement.

8. Lost Documents. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and an indemnity agreement reasonably satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company, at its own expense, will make and deliver in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of the Note in lieu of which such new Note is made and delivered.

9. Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon the Company, the Holder and all future holders or transferees hereof. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note.

10. Waiver. The Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest, notice of nonpayment and notice of acceleration of intent of acceleration of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the fullest extent permitted by law, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

11. Invalidity. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. In such an event, the parties will in good faith attempt to effect the business agreement represented by such invalidated term to the fullest extent permitted by law.

12. Attorneys’ Fees. Upon any Event of Default, the Holder shall be entitled to receive and the Company (or its assignee, as well as any guarantors and endorsers of this Note) agrees to pay all costs of collection incurred by the Holder. Such fees, costs and expenses shall include, without limitation, reasonable attorneys’ fees for consultation, suit and/or settlement, including any proceedings under any present or future federal bankruptcy act or state receivership, and any post-judgment collection proceedings, plus all other reasonable expenses incurred by the Holder in exercising any of the Holder’s rights and remedies upon default. The rights and remedies of the Holder as provided in this Note shall be cumulative and may be pursued singly, successively, or together against any funds, property or security held by the Holder for payment or security, in the sole discretion of the Holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

Issued as of the date first above written.

TIMELINE ACQUISITION LLC

By: Global Software, Inc., its Manager

By:
Name:
Title:

EXHIBIT E

FORM OF GLOBAL FIRST ACQUISITION GUARANTY

This GUARANTY (this “Guaranty”), dated as of the 20th day of July, 2005, is given by Global Software, Inc., a North Carolina corporation (“Guarantor”), in favor of Timeline, Inc., a Washington corporation (“Timeline”).

WHEREAS, Timeline, Guarantor and Timeline Acquisition LLC, a North Carolina limited liability company and a wholly-owned subsidiary of Guarantor (“Buyer”), are parties to that certain Asset Purchase Agreement, dated July 20, 2005 (the “Purchase Agreement”), pursuant to which Timeline agreed to sell and assign, and Buyer agreed to purchase and assume certain assets and liabilities of Timeline; and

WHEREAS, as a condition to entering into the Purchase Agreement, Timeline required Guarantor to agree to guaranty the payment obligations of Buyer under the First Acquisition Note and the indemnification obligations of Buyer under the Purchase Agreement; and

WHEREAS, in order to facilitate the execution of the Purchase Agreement and the consummation of the transactions contemplated thereby, Guarantor desires to guaranty the payment obligations of Buyer under the First Acquisition Note and the indemnification obligations of Buyer under the Purchase Agreement, all on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Purchase Agreement;

NOW, THEREFORE, in consideration of the benefit Guarantor will derive from the consummation of the transactions contemplated by the Purchase Agreement, and to induce Timeline to execute, deliver and perform the Purchase Agreement, Guarantor hereby undertakes as follows:

1. Guaranty.

(a) Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Timeline, as primary obligor and not merely as a surety, the full and prompt payment when due of all of Buyer’s payment obligations under the First Acquisition Note and Buyer’s indemnification obligations under the Purchase Agreement, all in accordance with the respective terms and subject to the conditions thereof, including the provisions relating to any indemnification escrow account pursuant to Section 8.3(b) thereunder (all of such obligations, collectively, the “Guaranteed Obligations”). Guarantor agrees that such obligations shall forthwith become due and payable by Guarantor for the purposes of this Guaranty upon the occurrence of any event or condition giving rise to the obligation of Buyer so to pay under the Purchase Agreement. The liability of Guarantor under this Guaranty is a guaranty of payment and not of collection.

(b) Guarantor promises to pay all reasonable attorneys’ fees and other damages, costs and expenses incurred by Timeline as a result of (i) Buyer’s failure to promptly and fully perform any of the Guaranteed Obligations or (ii) Guarantor’s failure to fulfill its obligations under this Guaranty.

(c) For the avoidance of doubt, in the event that Buyer pays or has paid any amounts which would otherwise be payable under the First Acquisition Note or under the Purchase Agreement to the Indemnification Escrow Agent pursuant to the provisions of Section 8 of the Purchase Agreement, (i) such amounts shall not be Guaranteed Obligations hereunder until such time and to the extent that the indemnification claim(s) that is(are) the subject of such escrow is determined in favor of Timeline, and (ii) the attorneys’ fees and other damages, costs and expenses incurred by or on behalf of Timeline in connection with determination of such claim(s) shall not be Guaranteed Obligations (except to the extent that such fees, damages, costs and expenses qualify as “Damages” for which Timeline has the right to claim indemnification under Section 8 of the Purchase Agreement), nor shall they be considered damages, costs or expenses payable pursuant to Section 1(b) above.

2. Absolute Nature. The liability of Guarantor under this Guaranty is absolute and unconditional, irrespective of any circumstance that might otherwise constitute a legal or equitable defense or discharge of a surety or guarantor, including without limitation:

(a) any lack of validity of the Purchase Agreement that is caused by an act or failure to act of Buyer or Guarantor;

(b) the occurrence or continuance of (i) any event of bankruptcy, reorganization or insolvency with respect to Buyer or Guarantor, or any other Person, whether acting in an individual, fiduciary or other capacity, or (ii) the dissolution, liquidation or winding up of Buyer or Guarantor, or any other Person;

(c) the exercise, non-exercise or delay in exercising by Timeline or any other Person of any of its rights and remedies under this Guaranty or the Purchase Agreement;

(d) any permitted assignment or other transfer of this Guaranty by Timeline, or any permitted assignment or other transfer of the Purchase Agreement in whole or in part;

(e) any change in control of Buyer or Guarantor;

(f) any sale, transfer or other disposition by Guarantor of any direct or indirect interest it may have in Buyer; or

(g) the absence of any notice to, or knowledge by, Guarantor of the existence or occurrence of any of the circumstances or events set forth in clauses (a) through (f) of this Section 2.

3. Waiver. In addition to waiving any defenses to which clauses (a) through (g) of Section 2 may refer:

(a) Guarantor waives, and agrees that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, that may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by Timeline of, this Guaranty.

(b) Guarantor waives (i) all notices, diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in the nature or form of the Guaranteed Obligations, acceptance of security, release of security, composition or agreement arrived at as to the amount or terms of the Guaranteed Obligations, notice of adverse change in Buyer’s financial condition, or any other fact that might materially increase the risk to Guarantor hereunder) with respect to the Guaranteed Obligations that are not specifically provided for in the Purchase Agreement, and any other demands whatsoever that are not specifically provided for in the Purchase Agreement and (ii) the benefit of all provisions of law which are in conflict with the terms of this Guaranty.

4. Representations and Warranties. Guarantor represents and warrants as follows:

(a) Guarantor is a corporation duly organized and validly existing under the laws of North Carolina.

(b) Guarantor has full power and authority to enter into this Guaranty and to perform its obligations hereunder.

(c) This Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally and (ii) general principles of equity (whether considered in a suit at law or in equity).

(d) The execution and delivery by Guarantor of this Guaranty and the performance by Guarantor of its obligations hereunder will not (i) violate the provisions of Guarantor’s articles of incorporation, (ii) materially violate the provisions of any law applicable to Guarantor or the transactions contemplated hereby, or (iii) result in a breach of or constitute a default under any agreement to which Guarantor is a party or by which it or any of its assets or property is bound, which breach or default would have a material adverse effect on Guarantor’s ability to perform its obligations hereunder.

(e) There is no action, suit or proceeding at law or in equity or by or before any Governmental Entity now pending or, to the knowledge of Guarantor, threatened against Guarantor that could reasonably be expected to have a material adverse effect on Guarantor’s ability to perform its obligations under this Guaranty.

5. Continuing Nature. This Guaranty is a continuing guaranty and shall remain in full force and effect until the Guaranteed Obligations have been satisfied in full or terminated in accordance with their respective terms, at which point this Guaranty shall terminate.

6. Independent and Separate Obligations. The obligations of Guarantor hereunder are independent of the obligations of Buyer with respect to all or any part of the Guaranteed Obligations and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor whether or not any other such obligations exist, whether or not Guarantor is the alter ego of Buyer, and whether or not Buyer is joined therein or a separate action or actions are brought against Buyer, without any requirement on the part of Timeline to proceed first or exhaust its remedies against Buyer or any other Person before resorting to Guarantor for performance under this Guaranty.

7. Repayment and Reinstatement. If any claim is made prior to a date which is four (4) years] following the termination hereof upon Timeline or any Person claiming through Timeline for repayment or disgorgement of any amount or amounts received by Timeline from Buyer in payment of the Guaranteed Obligations and Timeline or such Person, as the case may be, repays or disgorges all or any part of said amount, then, notwithstanding any revocation or termination of this Guaranty, Guarantor shall be and remain liable to Timeline or such Person, as the case may be, under the terms of the Guaranty for the amount so repaid, to the same extent as if such amount had never originally been received by Timeline or such Person, as the case may be.

8. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable the affected provisions in any other jurisdiction.

9. Governing Law; Venue. The validity, interpretation and performance of this Guaranty will be determined in accordance with the laws of the state of Washington applicable to contracts made and to be performed wholly within that state.

10. Amendments; Successors and Assigns. No amendment of any provision of this Guaranty will be valid unless the same is consented to in writing by Timeline and Guarantor or their respective successors or assigns. This Guaranty will be binding upon Guarantor and its successors and assigns and inure to the benefit of Timeline and its successors and assigns.

11. Entire Agreement. This Guaranty and the Purchase Agreement contain the entire agreement between the parties hereto with respect to their subject matter and supersede all negotiations, prior discussions, agreements, arrangements and understandings, written and oral, relating to the subject matter hereof and thereof.

12. No Third Party Beneficiaries. Nothing expressed or implied in this Guaranty is intended, or will be construed, to confer upon or give any Person other than Timeline and Guarantor and their successors and assigns any rights or remedies under or by reason of this Guaranty.

EXECUTED as of the date and year first above written, by a duly authorized officer of Guarantor intending to be bound hereby.

GUARANTOR:

GLOBAL SOFTWARE, INC.

By:

Name:

Title:

EXHIBIT G
FORM OF SECOND ACQUISITION BILL OF SALE

1. Conveyance. In consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Timeline, Inc., a Washington corporation and WorkWise Software, Inc., a Washington corporation (each, a “Seller”), does hereby grant, bargain, sell, convey and transfer to Timeline Acquisition LLC, a North Carolina limited liability company (“Buyer”), all of its right, title and interest, if any, in and to, all and singular, the Second Acquisition Acquired Assets, as such terms are defined in that certain Asset Purchase Agreement dated July 20, 2005, among Sellers, Buyer, and Global Software, Inc. (the “Purchase Agreement”).

2. Further Assurances. From time to time after the date hereof, each Seller will execute and deliver to Buyer such instruments of sale, transfer and conveyance and such consents, assurances, powers of attorney and other instruments as may be requested by Buyer in order to vest in Buyer all rights, title and interest of each Seller, as applicable, in and to the Second Acquisition Acquired Assets and otherwise to carry out the purpose and intent of this Bill of Sale.

3. Purchase Agreement. This Bill of Sale is made subject to and with the benefit of the representations and warranties, agreements, covenants, terms, conditions, limitations and other provisions of the Purchase Agreement (including without limitation the Exhibits and Schedules attached thereto), which is incorporated herein by reference. In the event of a conflict between this Bill of Sale and the Purchase Agreement, the terms of the Purchase Agreement shall take precedence and control.

4. Miscellaneous. This Bill of Sale shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to its conflict of law doctrines. The terms of this Bill of Sale shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto. This Bill of Sale and the Purchase Agreement constitute the entire contract between the parties with respect to the subject matter hereof.

Dated this      day of      , 2005.

TIMELINE, INC.

By:
Charles R. Osenbaugh, Chief Executive Officer

WORKWISE SOFTWARE, INC.

By:
Charles R. Osenbaugh, Chief Executive Officer

EXHIBIT H
FORM OF PATENT LICENSE AGREEMENT

This Patent License Agreement (the “Agreement”) is entered into as of      , 2005 (the “Effective Date”) by and between Timeline, Inc., a Washington corporation (“Timeline”), WorkWise Software, Inc, a Washington corporation (“WorkWise”) (Timeline and WorkWise together “Licensor”), and Global Software, Inc, a North Carolina corporation (“Licensee”).

Article I Recital

Licensor and Licensee are parties to a certain Asset Purchase Agreement dated July 20, 2005 (the “Asset Purchase Agreement”), under which the parties agreed, among other things, upon the Second Closing (as defined therein), to enter into this Patent License Agreement.

Agreement

The parties hereby agree as follows:

1. Definitions.

“Acquired Business” shall have the meaning set forth in the Asset Purchase Agreement.

“Confidential Information” shall mean all information or materials transferred by Licensor to Licensee pursuant to this Agreement which Licensor designates as confidential or which given the nature of the information or the circumstances surrounding disclosure ought to be deemed confidential. Notwithstanding the foregoing, Confidential Information shall not include any information that Licensee can show: (i) is at the time of disclosure or subsequently becomes publicly available without Licensee’s breach of any obligations owed the disclosing party; (ii) became known to Licensee prior to Licensor’s disclosure of such information to Licensee; (iii) became known to Licensee from a source other than Licensor other than by the breach of an obligation of confidentiality owed to Licensor; or (iv) is independently developed by the receiving party without reference to the Confidential Information.

“Licensed Patent(s)” shall mean the following patents:

Number	Title
United States Patent Nos.

6,631,382	Data retrieval method and apparatus with multiple source capability

6,625,617	Modularized data retrieval method and apparatus with multiple source capability

6,026,392	Data retrieval method and apparatus with multiple source capability

6,023,694	Data retrieval method and apparatus with multiple source capability

5,802,511	Data retrieval method and apparatus with multiple source capability

6,738,757	System for database monitoring and agent implementation

5,359,729	Method for searching for a given point in regions defined by attribute ranges, then sorted by lower and upper range values and dimensions

6738757	System for database monitoring and agent implementation.

Australian Patent Nos.

729,275	Data retrieval method and apparatus with multiple source capability

772-658	Data retrieval method and apparatus with multiple source capability

Israeli Patent No.

125,129	Data retrieval method and apparatus with multiple source capability

Singapore Patent Nos.

80171	Data retrieval method and apparatus with multiple source capability

53983	Data retrieval method and apparatus with multiple source capability

Mexican Patent Nos.

212,383	Data retrieval method and apparatus with multiple source capability

218,620	Data retrieval method and apparatus with multiple source capability

Canadian Patent No.

2,240,663	Data retrieval method and apparatus with multiple source capability

Chinese Patent No.

CN 1163821C	Data retrieval method and apparatus with multiple source capability

Hong Kong Patent No.

HK 1018328	Data retrieval method and apparatus with multiple source capability

“Patent Rights” means the Licensed Patents, as well as any continuations, divisionals, provisionals, continued prosecution applications, or reissues thereof, and any foreign counterpart of any of the foregoing.

“Software” shall mean the Timeline Analyst software product line (including Analyst Reporting, Analyst Budgeting and Analyst Consolidation products) and the WorkWise software product line (including WorkWise Business Alerts and WorkWise Data Agent Server products) together with any improvements and derivative products thereto and thereof.

2. Grant of License. Licensor hereby grants Licensee a non-exclusive, non-assignable (except as provided in Section 12 below), non-transferable (except as provided in Section 12 below), fully paid, perpetual, worldwide license under Licensor’s Patent Rights to make, have made, use, import, offer to sell, sell and otherwise transfer the Software. Licensor further grants Licensee the right to sublicense the rights granted herein, subject to the terms of this Agreement. No such sublicense shall be broader in any respect at any time during the life of this Agreement than the license held at that time by Licensee.

3. Reservations and Limitations. Licensee acknowledges and agrees that except for the licenses granted in Section 2 above, nothing in this Agreement will be deemed to grant, by implication, estoppel or otherwise, a license under any of Licensor’s existing or future intellectual property rights. Licensor reserves all rights not granted to Licensee in Section 2. Without limiting the foregoing, Licensee acknowledges and agrees that the licenses granted herein are non-exclusive and, without limiting the provisions of the Asset Purchase Agreement, Licensor retains the right to license the Licensed Patents to third parties in any territory and for any purpose. Licensee agrees that, as a condition to the licenses granted herein, it will not contest anywhere in the world Licensor’s ownership of the Licensed Patents, nor will Licensee challenge the validity of Licensor’s rights in the Licensed Patents.

4. Ownership of Modifications, Enhancements or Improvements of the Licensed Patent(s). It is anticipated that Licensee and/or Licensor may develop modifications, enhancements or improvements to the Licensed Patent(s). If, and to the extent that, Licensee and/or Licensor invents, develops or otherwise creates any enhancement, modification, derivation, or other improvement to the Licensed Patent(s), ownership of such enhancement, modification, derivation or improvement shall remain and/or vest automatically in the party that invents, develops or otherwise creates the enhancement, modification, derivation or other improvement, subject in each case to Licensor’s rights in the underlying technology and the Licensed Patent(s). Licensee agrees to indemnify, defend and hold Licensor harmless from any claims arising out of Licensee’s use or modification of the Licensed Patent(s) or its use or distribution of any modification, enhancements or improvements to the Licensed Patent(s).

5. Patent Marking. Licensee shall mark, and shall require any sublicensee to mark, any and all product(s) and packaging pertaining thereto made and sold by Licensee (and/or by its sublicensees) pursuant to the terms of this Agreement with an appropriate patent marking identifying the pendency of any U.S. patent application and/or any issued U.S. or foreign patent forming any part of the Software of which the Licensee is made aware.

6. Patent Maintenance. Licensor may, but shall not be required to, pursue the maintenance of the Licensed Patent(s) at Licensor’s expense. Licensor shall keep Licensee informed of the status of the Licensed Patent(s). Licensee shall cooperate with Licensor as may be necessary or desirable in the prosecution and enforcement of the Licensed Patent(s).

7. Term. This Agreement shall be in full force and effect as of the date first written above and shall remain in effect for so long as any of the Licensed Patent(s) remain in effect. Sections 3, 4, 7 and 11-19 shall survive termination or expiration of this Agreement.

8. Third-Party Infringement. If, at any time during the term of this Agreement, Licensee shall become aware of any infringement or threatened infringement of any Licensed Patent(s), Licensee shall forthwith give notice thereof to Licensor. Licensor shall have no obligation hereunder to institute any action or suit against third parties for infringement of any of its Licensed Patents or to defend any action or suit brought by a third party which challenges or concerns the validity of any of its Licensed Patents. Licensee shall have no right to institute any action or suit against third parties for infringement of any of the Licensed Patents

9.	Representations and Warranties. Licensor represents that:

(a) Licensor is the owner of all right, title and interest in and to the Licensed Patents and currently existing Patent Rights;

(b) To the Licensor’s knowledge, no additional patents or patent rights are necessary for the use of the Software (which term, for the purpose of this section, shall not include any future modifications or derivatives thereto or thereof); and

(c) Licensor is authorized and empowered to, and has the sole right to, grant licenses of the Licensed Patents and Patent Rights.

10.  No Warranties. WITHOUT LIMITING THE EXPRESS REPRESENTATIONS AND WARRANTIES SET FORTH IN THE ASSET PURCHASE AGREEMENT AND EXCEPT AS EXPRESSLY SET FORTH ABOVE, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, ARISING BY LAW OR OTHERWISE, INCLUDING, BUT NOT LIMITED TO VALIDITY OR ENFORCEABILITY OF THE PATENTS, OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL LICENSOR BE LIABLE TO LICENSEE FOR ANY DAMAGES, INCLUDING INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOSS OF PROFITS RESULTING FROM THE USE OF THE PATENT OR TECHNICAL INFORMATION LICENSED HEREUNDER, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

11. Limitation of Liability. EXCEPT FOR LIABILITY ARISING OUT OF A BREACH OF SECTION 11, EACH PARTY AGREES THAT THE OTHER PARTY SHALL NOT BE LIABLE FOR ANY CONSEQUENTIAL, INCIDENTAL OR PUNITICE DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

12. Confidentiality. Except as expressly provided herein, Licensee will not use or disclose any Confidential Information without Licensor’s prior written consent, except to Licensee’s employees, agents, contractors or consultants having a need-to-know basis and who have signed confidentiality agreements or are otherwise bound by confidentiality obligations at least as restrictive as those contained herein.. Licensee agrees that it shall take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than those persons authorized under this Agreement to have any such information. Notwithstanding the foregoing, Licensee may disclose Confidential Information when required pursuant to the order of a court of competent jurisdiction or by rule or regulation of an administrative agency to which Licensee is subject, provided that Licensee will reasonably cooperate with Licensor, at Licensor’s expense, in seeking a protective order or in otherwise preventing or restricting such disclosure.

13. Prohibition on Assignment by Licensee. Licensee may not assign this Agreement, nor assign any rights or delegate any obligations under this Agreement, without the prior written consent of Licensor, except that Licensee may assign this Agreement without Licensor’s prior written consent: in connection with (i) a merger, consolidation, or similar transaction involving (directly or indirectly) Licensee, or (ii) a sale or other disposition of all or substantially all of the assets of Licensee or all or substantially all of the assets of Licensee relating to the Acquired Business. In addition, Licensee may sublicense, license or assign its rights hereunder to a wholly-owned subsidiary, provided that such wholly-owned subsidiary’s rights will be subject to the terms, conditions, limitations and restrictions provided herein. Any attempted or purported assignment or delegation by Licensee in violation of this Section 13 shall be null and void. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and permitted assigns.

14. Notices. All notices, authorizations, and requests in connection with this Agreement shall be deemed given (a) on the day they are hand-delivered, (b) three (3) days after the day they are deposited in the mail, postage prepaid, certified or registered, return receipt requested, or (c) one (1) day after the day they are sent by next-day air express courier (e.g., DHL, Federal Express or Airborne), charges prepaid, return receipt requested; and addressed to the signatories of this Agreement (or their successors pursuant to due notice) at the following addresses:

LICENSOR	LICENSEE

Mr. Robert Rohde Rohde & Van Kampen	Global Software, Inc. 3200 Atlantic Avenue Raleigh, N.C. 27604 Attn: Ron Kupferman Phone: (919) 872-7800 Fax: (919) 876-8205

15. Governing Law; Attorneys’ Fees. Except as specifically preempted by the federal laws of the United States of America, this Agreement shall be construed and interpreted under the laws of the State of Washington without giving effect to the principles of conflict of laws. The parties submit to the exclusive jurisdiction of and venue in the Superior Court of King County, Washington. Each party hereby waives all defenses of lack of personal jurisdiction and forum nonconveniens. If court proceedings are required to enforce any provision of this Agreement, the prevailing party shall be entitled to an award of reasonable costs and expenses of litigation and any appeal, including reasonable attorneys’ fees.

16. Entire Agreement; Modification; Waiver. This Agreement together with the Asset Purchase Agreement contains the entire agreement between the parties and supersedes and replaces all prior negotiations and agreements between the parties hereto respecting this subject matter. No modification or waiver of this Agreement or any of its provisions shall be binding upon the party against whom enforcement is sought, unless made in writing and signed by each party. No waiver of any breach of any provision of this Agreement shall constitute a waiver of any prior, concurrent or subsequent breach of the same or any other provisions hereof, and no waiver shall be effective unless made in writing and signed by an authorized representative of the waiving party.

17. Severability. If any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

18. Force Majeure. A party will not be deemed to have materially breached this Agreement to the extent that performance of its obligations or attempts to cure any breach are delayed or prevent by reason of an act of God, fire, natural disaster, accident, act of government, shortage of equipment, materials or supplies beyond the reasonable control of such party, or any other cause beyond the reasonable control of that party provided that the party whose performance is delayed or prevented promptly notifies the other party of the nature and duration of the force majeure event.

19. Equitable Relief. The parties acknowledge and agree that it is impossible to measure in money the damages that will accrue to a party hereto by reason of the other party’s breach of Sections 12, and that such a breach will cause irreparable harm to the non-breaching party. In addition to any other right or remedy available at law or in equity, and notwithstanding the provisions of Section 15, the non-breaching party may apply to any court of competent jurisdiction for specific performance or injunctive relief to enforce or prevent any breach of Sections 11 without posting a bond or other security.

IN WITNESS WHEREOF, Licensor and Licensee have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

Timeline, Inc.	Global Software, Inc.
By	By

Name (print)	Name (print)

Title	Title

Date	Date

WorkWise, Inc.

By

Name (print)

Title

Date

EXHIBIT I
FORM OF SECOND ACQUISITION NOTE

ARTICLE I PROMISSORY NOTE

$520,000	Raleigh, North Carolina

, 2005

Timeline Acquisition LLC, a North Carolina limited liability company (the “Company”), for value received, hereby promises to pay to the order of Timeline, Inc., a Washington corporation or its successors and assigns (the “Holder”) in lawful money of the United States of America at the address for notices to Holder set forth below, the principal amount of Five Hundred Twenty Thousand Dollars ($520,000). This Promissory Note (this “Note”) is being given as consideration pursuant to an Asset Purchase Agreement by and among the Company, Global Software, Inc. (“Global”), Timeline, Inc., and WorkWise Software, Inc. (the “Agreement”), is the “Second Acquisition Note” referred to therein, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

1. Interest. The principal amount outstanding hereunder shall bear interest at the rate of six percent (6%) per annum, simple interest.

2. Payments.

2.1 If not sooner paid, the Company shall pay all principal and accrued interest outstanding hereunder according to the following payment schedule: (a) a repayment in the principal amount of $260,000.00, plus all accrued interest thereon (the “18-Month Repayment”), shall be due on      , 2007; and (b) all remaining principal and all accrued interest thereon (the “36-Month Repayment”), shall be due on      , 2008. All payments made hereunder shall be applied first to Holder’s collection costs and attorneys fees, if any, second to accrued but unpaid interest, and then to reduce the principal balance owing on this Note.

2.2 In addition, in the event that the Company or Global has delivered amounts to an Indemnification Escrow Agent pursuant to Section 8.3(b) of the Purchase Agreement (or has notified Holder of a claim for indemnification under the Purchase Agreement and is, in good faith, holding amounts to deliver to an Indemnification Escrow Agent as soon as one is mutually agreed upon by the parties and does, in fact, so deliver such amounts to the Indemnification Escrow Agent promptly upon mutual agreement) (such amounts, “Escrowed Payments”), then: (i) to the extent any such Escrowed Payments apply to payment on this Note, the Company may delay the amount of any such payments which would otherwise be due and owing under this Note, with such amounts not being due until resolution of the claim(s) underlying the Escrowed Payments and release of the Escrowed Payments by the Indemnification Escrow Agent and (ii) to the extent that resolution (or settlement) of indemnification claims underlying Escrowed Payments applicable to this Note results in a determination that a Buyer Indemnified Party is entitled to Buyer Damages, then the amount of such Damages shall be deemed to have been paid to the Holder under this Note and then repaid by the Holder to the Company or Global, as the case may be, as indemnification under the Purchase Agreement.

3. Prepayment.

3.1 All unpaid principal and accrued interest under this Note may be prepaid without penalty, in whole or in part.

3.2 Upon payment in full of the amounts payable hereunder, this Note shall be surrendered to the Company for cancellation.

4. Default.

4.1 Events of Default. The happening or occurrence of any of the following shall constitute an event of default (each, an “Event of Default”) under this Note: (a) the failure to make when due any payment described herein, whether of principal, interest, late charges or otherwise, provided that the foregoing shall not constitute an “Event of Default” unless and until the Holder has given the Company written notice of such failure and the Company has failed to make all payments then due within fourteen (14) calendar days of the date of such notice; (b) the inability of the Global to pay its debts as they become due, or the insolvency of Global, or the application for the appointment of a receiver or custodian for Global or any of its property, or the entry of an order for relief or the filing of a petition by or against Global under the provisions of any bankruptcy or insolvency law, or any assignment for the benefit of creditors by or against Global; provided, in the case of any such proceeding instituted against Global by one or more third parties, such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in any such proceeding shall occur; or (c) an Event of Default under this Note or the First Acquisition Note.

4.2 Remedies Upon Default; Default Interest. Upon the occurrence of any Event of Default under this Note, at the sole option of Holder, the entire principal balance of this Note and all interest and other costs, expenses and charges thereon automatically shall immediately become due and payable without notice or demand. Whether or not the Company exercises such option to accelerate, the entire principal balance, all accrued interest, and all other amounts payable under this Note shall bear interest from the date of the Event of Default until cured at a default rate equal to two percent (2%) plus the rate of interest otherwise payable under this Note. Such default interest shall be payable on demand. Lender’s failure to exercise any right or remedy shall not be a waiver of the right to exercise the same upon any subsequent Event of Default. The foregoing remedies shall be in addition to all other legal and equitable rights and remedies of Lender.

5. Transfer; Successors and Assigns. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Company may not assign, pledge or otherwise transfer this Note or its obligations hereunder without the prior written consent of the Holder.

6. Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law thereof.

7. Notices. All notices and other communications required or permitted under this Note shall be given in writing and shall be deemed effectively given (a) upon personal delivery, (b) one day after it is sent via a reputable nationwide overnight courier service, (c) three days after deposit with the United States Post Office, by registered or certified mail, postage prepaid, or (d) upon receipt if sent by confirmed telecopy or confirmed electronic mail, in each case to the intended recipient as set forth in the Agreement.

8. Lost Documents. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note or any Note exchanged for it, and an indemnity agreement reasonably satisfactory to the Company (in case of loss, theft or destruction) or surrender and cancellation of such Note (in the case of mutilation), the Company, at its own expense, will make and deliver in lieu of such Note a new Note of like tenor and unpaid principal amount and dated as of the date to which interest has been paid on the unpaid principal amount of the Note in lieu of which such new Note is made and delivered.

9. Amendments and Waivers. Any term of this Note may be amended or waived only with the written consent of the Company and the Holder. Any amendment or waiver effected in accordance with this Section 9 shall be binding upon the Company, the Holder and all future holders or transferees hereof. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note.

10. Waiver. The Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest, notice of nonpayment and notice of acceleration of intent of acceleration of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the fullest extent permitted by law, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

11. Invalidity. If any provision of this Note is invalid, illegal or unenforceable, the balance of this Note shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances. In such an event, the parties will in good faith attempt to effect the business agreement represented by such invalidated term to the fullest extent permitted by law.

12. Attorneys’ Fees. Upon any Event of Default, the Holder shall be entitled to receive and the Company (or its assignee, as well as any guarantors and endorsers of this Note) agrees to pay all costs of collection incurred by the Holder. Such fees, costs and expenses shall include, without limitation, reasonable attorneys’ fees for consultation, suit and/or settlement, including any proceedings under any present or future federal bankruptcy act or state receivership, and any post-judgment collection proceedings, plus all other reasonable expenses incurred by the Holder in exercising any of the Holder’s rights and remedies upon default. The rights and remedies of the Holder as provided in this Note shall be cumulative and may be pursued singly, successively, or together against any funds, property or security held by the Holder for payment or security, in the sole discretion of the Holder. The failure to exercise any such right or remedy shall not be a waiver or release of such rights or remedies or the right to exercise any of them at another time.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

Issued as of the date first above written.

TIMELINE ACQUISITION LLC

By: Global Software, Inc., its Manager

By:
Name:
Title:

EXHIBIT J

FORM OF GLOBAL SECOND ACQUISITION GUARANTY

This GUARANTY (this “Guaranty”), dated as of the      day of      , 2005, is given by Global Software, Inc., a North Carolina corporation (“Guarantor”), in favor of Timeline, Inc., a Washington corporation (“Timeline”).

WHEREAS, Timeline, Guarantor and Timeline Acquisition LLC, a North Carolina limited liability company and a wholly-owned subsidiary of Guarantor (“Buyer”), are parties to that certain Asset Purchase Agreement, dated July 20, 2005 (the “Purchase Agreement”), pursuant to which Timeline agreed to sell and assign, and Buyer agreed to purchase and assume certain assets and liabilities of Timeline; and

WHEREAS, as a condition to entering into the Purchase Agreement, Timeline required Guarantor to agree to guaranty the payment obligations of Buyer under the Second Acquisition Note and the indemnification obligations of Buyer under the Purchase Agreement; and

WHEREAS, in order to facilitate the execution of the Purchase Agreement and the consummation of the transactions contemplated thereby, Guarantor desires to guaranty the payment obligations of Buyer under the Second Acquisition Note and the indemnification obligations of Buyer under the Purchase Agreement, all on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, capitalized terms used herein but not otherwise defined shall have the meanings given to them in the Purchase Agreement;

NOW, THEREFORE, in consideration of the benefit Guarantor will derive from the consummation of the transactions contemplated by the Purchase Agreement, and to induce Timeline to execute, deliver and perform the Purchase Agreement, Guarantor hereby undertakes as follows:

1. Guaranty.

(a) Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Timeline, as primary obligor and not merely as a surety, the full and prompt payment when due of all of Buyer’s payment obligations under the Second Acquisition Note and Buyer’s indemnification obligations under the Purchase Agreement, all in accordance with the respective terms and subject to the conditions thereof, including the provisions related to any indemnification escrow account pursuant to Section 8.3(b) thereunder (all of such obligations, collectively, the “Guaranteed Obligations”). Guarantor agrees that such obligations shall forthwith become due and payable by Guarantor for the purposes of this Guaranty upon the occurrence of any event or condition giving rise to the obligation of Buyer so to pay under the Purchase Agreement. The liability of Guarantor under this Guaranty is a guaranty of payment and not of collection.

(b) Guarantor promises to pay all reasonable attorneys’ fees and other damages, costs and expenses incurred by Timeline as a result of (i) Buyer’s failure to promptly and fully perform any of the Guaranteed Obligations or (ii) Guarantor’s failure to fulfill its obligations under this Guaranty.

(c) For the avoidance of doubt, in the event that Buyer pays or has paid any amounts which would otherwise be payable under the Second Acquisition Note or under the Purchase Agreement to the Indemnification Escrow Agent pursuant to the provisions of Section 8 of the Purchase Agreement, (i) such amounts shall not be Guaranteed Obligations hereunder until such time and to the extent that the indemnification claim(s) that is(are) the subject of such escrow is determined in favor of Timeline, and (ii) the attorneys’ fees and other damages, costs and expenses incurred by or on behalf of Timeline in connection with determination of such claim(s) shall not be Guaranteed Obligations (except to the extent that such fees, damages, costs and expenses qualify as “Damages” for which Timeline has the right to claim indemnification under Section 8 of the Purchase Agreement), nor shall they be considered damages, costs or expenses payable pursuant to Section 1(b) above.

2. Absolute Nature. The liability of Guarantor under this Guaranty is absolute and unconditional, irrespective of any circumstance that might otherwise constitute a legal or equitable defense or discharge of a surety or guarantor, including without limitation:

(a) any lack of validity of the Purchase Agreement that is caused by an act or failure to act of Buyer or Guarantor;

(b) the occurrence or continuance of (i) any event of bankruptcy, reorganization or insolvency with respect to Buyer or Guarantor, or any other Person, whether acting in an individual, fiduciary or other capacity, or (ii) the dissolution, liquidation or winding up of Buyer or Guarantor, or any other Person;

(c) the exercise, non-exercise or delay in exercising by Timeline or any other Person of any of its rights and remedies under this Guaranty or the Purchase Agreement;

(d) any permitted assignment or other transfer of this Guaranty by Timeline, or any permitted assignment or other transfer of the Purchase Agreement in whole or in part;

(e) any change in control of Buyer or Guarantor;

(f) any sale, transfer or other disposition by Guarantor of any direct or indirect interest it may have in Buyer; or

(g) the absence of any notice to, or knowledge by, Guarantor of the existence or occurrence of any of the circumstances or events set forth in clauses (a) through (f) of this Section 2.

3. Waiver. In addition to waiving any defenses to which clauses (a) through (g) of Section 2 may refer:

(a) Guarantor waives, and agrees that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, that may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by Timeline of, this Guaranty.

(b) Guarantor waives (i) all notices, diligence, presentment and demand (whether for nonpayment or protest or of acceptance, maturity, extension of time, change in the nature or form of the Guaranteed Obligations, acceptance of security, release of security, composition or agreement arrived at as to the amount or terms of the Guaranteed Obligations, notice of adverse change in Buyer’s financial condition, or any other fact that might materially increase the risk to Guarantor hereunder) with respect to the Guaranteed Obligations that are not specifically provided for in the Purchase Agreement, and any other demands whatsoever that are not specifically provided for in the Purchase Agreement and (ii) the benefit of all provisions of law which are in conflict with the terms of this Guaranty.

4. Representations and Warranties. Guarantor represents and warrants as follows:

(a) Guarantor is a corporation duly organized and validly existing under the laws of North Carolina.

(b) Guarantor has full power and authority to enter into this Guaranty and to perform its obligations hereunder.

(c) This Guaranty has been duly authorized, executed and delivered by Guarantor and constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by (i) applicable bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights generally and (ii) general principles of equity (whether considered in a suit at law or in equity).

(d) The execution and delivery by Guarantor of this Guaranty and the performance by Guarantor of its obligations hereunder will not (i) violate the provisions of Guarantor’s articles of incorporation, (ii) materially violate the provisions of any law applicable to Guarantor or the transactions contemplated hereby, or (iii) result in a breach of or constitute a default under any agreement to which Guarantor is a party or by which it or any of its assets or property is bound, which breach or default would have a material adverse effect on Guarantor’s ability to perform its obligations hereunder.

(e) There is no action, suit or proceeding at law or in equity or by or before any Governmental Entity now pending or, to the knowledge of Guarantor, threatened against Guarantor that could reasonably be expected to have a material adverse effect on Guarantor’s ability to perform its obligations under this Guaranty.

5. Continuing Nature. This Guaranty is a continuing guaranty and shall remain in full force and effect until the Guaranteed Obligations have been satisfied in full or terminated in accordance with their respective terms, at which point this Guaranty shall terminate.

6. Independent and Separate Obligations. The obligations of Guarantor hereunder are independent of the obligations of Buyer with respect to all or any part of the Guaranteed Obligations and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Guarantor whether or not any other such obligations exist, whether or not Guarantor is the alter ego of Buyer, and whether or not Buyer is joined therein or a separate action or actions are brought against Buyer, without any requirement on the part of Timeline to proceed first or exhaust its remedies against Buyer or any other Person before resorting to Guarantor for performance under this Guaranty.

7. Repayment and Reinstatement. If any claim is made prior to a date which is four (4) years following the termination hereof upon Timeline or any Person claiming through Timeline for repayment or disgorgement of any amount or amounts received by Timeline from Buyer in payment of the Guaranteed Obligations and Timeline or such Person, as the case may be, repays or disgorges all or any part of said amount, then, notwithstanding any revocation or termination of this Guaranty, Guarantor shall be and remain liable to Timeline or such Person, as the case may be, under the terms of the Guaranty for the amount so repaid, to the same extent as if such amount had never originally been received by Timeline or such Person, as the case may be.

8. Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Guaranty, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable the affected provisions in any other jurisdiction.

9. Governing Law; Venue. The validity, interpretation and performance of this Guaranty will be determined in accordance with the laws of the state of Washington applicable to contracts made and to be performed wholly within that state.

10. Amendments; Successors and Assigns. No amendment of any provision of this Guaranty will be valid unless the same is consented to in writing by Timeline and Guarantor or their respective successors or assigns. This Guaranty will be binding upon Guarantor and its successors and assigns and inure to the benefit of Timeline and its successors and assigns.

11. Entire Agreement. This Guaranty and the Purchase Agreement contain the entire agreement between the parties hereto with respect to their subject matter and supersede all negotiations, prior discussions, agreements, arrangements and understandings, written and oral, relating to the subject matter hereof and thereof.

12. No Third Party Beneficiaries. Nothing expressed or implied in this Guaranty is intended, or will be construed, to confer upon or give any Person other than Timeline and Guarantor and their successors and assigns any rights or remedies under or by reason of this Guaranty.

EXECUTED as of the date and year first above written, by a duly authorized officer of Guarantor intending to be bound hereby.

GUARANTOR:

GLOBAL SOFTWARE, INC.

By:

Name:

Title:

1 Notwithstanding anything to the contrary contained in this Agreement, the Analyst Alerts component of the Software (or any derivative thereof) may not be used, modified, licensed or sublicensed except in connection with the Analyst Suite software product.